UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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IMAX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

Dear Shareholders:	April 11, 2013

Several trends in the global entertainment industry helped to drive momentum in the IMAX business in 2012. The increased globalization of content, which ties nicely with our international growth potential, increased focus by studios to produce blockbuster movies, which ties into our core demographic audience, and improvements in home technology, which drives people to seek more premium entertainment experiences when they leave the home, are all positive trends that not only helped to drive our results in 2012, but will also help propel our long-term growth going forward.

IMAX has evolved significantly over the last five years and has become an important element of the global entertainment industry, with a network of approximately 600 commercial theatres and a strong brand that is recognized by consumers worldwide as the premiere venue for the best, most immersive entertainment experience. For more than 40 years, IMAX has been on the cutting edge of technology, working to enhance every facet of our unique end-to-end platform. This commitment to quality and differentiation is even more important now than it ever has been. As in-home entertainment options improve, more of the world’s leading filmmakers, studios and exhibitors are turning to IMAX to deliver to audiences experiences they cannot find anywhere else.

Emerging markets continue to grow with international territories becoming an increasing focus in content distribution. In 2012, we increasingly focused on the strategic programing of our global theatre network across the 53 countries that we now have a presence in. This strategy includes optimizing the film slate to fill gaps in international release calendars and to cater to cultural preferences in each market with Hollywood as well as local language films. I believe IMAX is uniquely situated to play a significant role in the global entertainment landscape, with our rapidly expanding theatre network and strong relationships across the industry worldwide.

According to the Motion Picture Association of America 2012 Theatrical Market report, global industry box office reached a high of $34.7 billion in 2012, with both domestic and international box office each growing by 6%. Domestically, movie theatres continue to draw more people than all theme parks and major U.S. sporting events combined. Internationally, all regions experienced growth in 2012 with the exception of Europe. The Chinese box office grew by 36% to surpass Japan as the second-largest market in the world, with the U.S. at the top.

Global IMAX box office grew by approximately 50% in 2012, demonstrating the power of network growth combined with a diverse portfolio of films exhibited globally. The worldwide scale of our theatre network as well as strong box office drove solid financial results and operating leverage in 2012, driving increasing recurring revenues and turning the Company cashflow positive. But, equally important, our strategic accomplishments during the year – such as: further strengthening our studio relationships both in Hollywood as well as with local studios in international markets, intensifying our focus on our global film strategy, the initial roll-out of our IMAX brand campaign, and increased demand and use of IMAX differentiation in films, to name just a few – helped to lay a strong foundation for continued long-term success for the Company.

2012 Financial Performance

Our financial results for the full year of 2012 provided proof of the operating leverage inherent in the IMAX business model:

•	Network scale and global film portfolio drove box office growth of approximately 50% to more than $620 million

•	Total revenues increased to $284.3 million, up 20% from $236.6 million a year ago

•	Adjusted net income(1) increased to $54.3 million, or $0.80 per diluted share, up 95% from 2011

•	The company turned free cash flow (1) positive, generating $38 million in free cash flow in 2012, versus a loss of $57 million in 2011.

(1)

For a reconciliation of adjusted net income to reported net income and for the definition of adjusted free cash flow, please see “Non-GAAP Financial Measures” on page 48 of the attached proxy circular.

Global Penetration in 2012 and Beyond

We continued to make significant progress toward network growth in 2012 to bring The IMAX Experience® to more consumers around the world:

•	The company signed deals for 142 theatre systems in 2012, 121 of which were for new theatres

•	We have a robust backlog of 276 theatre systems, compared with 263 theatres at the end of 2011

•

The company installed 107 new theatres in 2012, resulting in 20% year-over-year growth in our commercial theatre network to 598 theatres as of Dec. 31, 2012. While we have quadrupled our commercial theatre network over the last five years, we still have plenty of runway for growth with approximately 65% of our 1,700 identified zones still available – the majority of which are in underpenetrated international markets.

Asia continues to be a significant driver of our international growth, with Greater China comprising approximately one-third of our theatre signings and installations in 2012. While we expect to continue to see some ups and downs in the near term in China, we believe that favorable market trends in China, including government initiatives to foster cinema screen growth in China and, per the WTO agreement, to increase the number of Hollywood films, particularly IMAX and 3D, released into China, bode well for additional IMAX growth and we remain optimistic about our long-term potential in China. We ended the year with a total of 230 commercial theatres either open or in backlog in Greater China, while our most recent market study has identified approximately 400 potential IMAX zones throughout the region. We believe that favorable market trends in China – including the WTO agreement announced in early 2012 that called for an increase in the number of Hollywood films released into China, particularly in IMAX and 3D – bode well for our long-term growth in China.

This year, we also made significant progress toward growth in our various other underpenetrated markets around the world. In Europe, the Middle East, and Africa, we have seen positive momentum throughout the region. Our box office results in Europe in 2012 were also encouraging, with IMAX theatres in Russia delivering a strong per-screen average (PSA) of $1.8 million and our theatres in the UK averaging more than $2 million each in box office. In Latin America, we restructured our agreement with RACIMEC, our South American partner, to allow IMAX to direct sales activities in Brazil, Columbia and Ecuador going forward. We doubled the size of our network in Brazil in 2012 to six IMAX theatres and saw a strong PSA of $1.5 million. We expect that these locations will act as reference theatres to help drive future growth as the Brazil market develops. Meanwhile, India presents a significant growth opportunity for IMAX. While we had only three theatres open at the end of 2012, we expect to open several more in 2013, with a zone potential currently estimated at 70 IMAX theatres.

We also made important strides in local international content in 2012, having released five local-language films produced by Chinese studios in the year and signing agreements for the first-ever releases of Indian and Russian films in IMAX. We believe our strategy to release local content along with Hollywood content in the international markets allows us to cater to local cultural preferences and optimize our network based on release dates in various countries. We believe this strategy will help drive network growth throughout these regions and further strengthen our position within the global cinema market.

Overall, we remain optimistic about the trends we’re seeing in our international markets. At year-end, we were only approximately 20% penetrated overseas, and our international PSA for 2012 was $1.4 million, or 1.4 times our domestic per-screen average.

IMAX Differentiation – Technology, Content and Brand

It is our goal to ensure that IMAX moviegoers are getting a truly unique and immersive entertainment experience that they cannot get anywhere else. Quality and differentiation – through technology, content and our brand – have been a major focus of ours. From our proprietary theatre design and equipment, to our one-of-a-kind film presentations and exclusive sound tracks, IMAX has truly created a differentiated product that is being embraced by exhibitors, studios, and, most importantly, by moviegoers around the world.

We are currently developing our next-generation laser-based projection technology, which we believe will keep us at the cutting edge of industry innovation for years to come. IMAX laser-based projectors will present greater brightness and clarity, a wider color gamut and deeper blacks, and consume less power and last longer than existing digital technology. First and foremost, this laser-based system will enable us to provide a digital solution to our universe of approximately 150 film-based screens, including institutions, larger than 80 feet in width, which should result in increased programming flexibility and cost efficiencies for these theatres. We expect to bring the systems to market in the second half of 2014.

Further IMAX differentiation in the films that we present is also important to us, and more filmmakers are embracing IMAX to bring their artistic visions to life. In 2012, Christopher Nolan’s and Warner Brothers’ The Dark Knight Rises featured a record 75 minutes of footage shot with IMAX cameras and became the second-highest grossing IMAX film in our history, generating more than $100 million in IMAX global box office. This year will be the first to feature two Hollywood movies with IMAX footage, as J.J. Abrams and Francis Lawrence filmed select scenes of Star Trek: Into Darkness and Catching Fire, respectively, with IMAX cameras.

In 2012, we launched our first direct-to-consumer brand marketing campaign focusing on the emotional and visceral connection between our fans and the IMAX format, culminating in the theme ‘IMAX is Believing.’ The campaign was well-received by our theatre partners and moviegoers worldwide, and we expect to continue the brand campaign to drive further brand awareness and loyalty – especially internationally, from which we expect the majority of our future growth to come.

Operating Leverage and Scalability

In 2012, we realized the operating leverage that the IMAX model can achieve, and one of our top priorities going forward is to improve upon that scalability. Over the last several years, we have dedicated our efforts to executing the rapid growth of our theatre network and our film portfolio, which has also resulted in increased operating expenses. For 2013, we plan to continue to focus our attention on improving business efficiencies.

We believe the financial and strategic accomplishments of 2012 re-confirmed IMAX’s position as a unique global player in the film industry and laid a solid foundation for long-term growth. IMAX – as a technology, a brand, an experience, a content provider and a marketing tool – uniquely positioned to generate enthusiasm with movie-goers around the world, bringing them out of their homes and into cinemas. Our differentiated end-to-end technology platform enables filmmakers and studios to create an entertainment experience that cannot be found anywhere else, and we look forward to continuing to collaborate with our partners around the world to deliver mind-blowing experiences.

In closing, I would like to acknowledge the tremendous efforts of our employees. Their passion for the IMAX brand and unwavering commitment to quality enables us to deliver a cutting-edge entertainment experience to consumers around the globe.

We also thank you, our shareholders, for your support. We look forward to reporting on our progress and continued growth in the years ahead.

Sincerely,

/s/ Richard L. Gelfond

Richard L. Gelfond

CEO, IMAX Corporation

IMAX Corporation	PRELIMINARY COPY
2525 Speakman Drive	Definitive Copies are intended to be released
Mississauga, Ontario, Canada, L5K 1B1	to security holders on April 22, 2013.

NOTICE of ANNUAL and SPECIAL MEETING of SHAREHOLDERS

to be held on

June 11, 2013

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of Shareholders of IMAX Corporation (the “Company”) will be held at the Le Parker Meridien Hotel (Mirus Room), 119 West 57th Street, New York, NY, U.S.A. 10019 on June 11, 2013 at 10:00 a.m. (Eastern Time) (the “Special Meeting”), for the following purposes:

(1)	to receive the consolidated financial statements for the fiscal year ended December 31, 2012 together with the auditors’ report thereon;

(2)	to elect the four individuals nominated to serve as directors until the end of their term or until their successors are elected or appointed;

(3)	to appoint auditors and authorize the directors to fix the auditors’ remuneration;

(4)	to approve, by special resolution, proposed amendments to the Articles of Amalgamation of the Company;

(5)	to confirm certain amendments to By-law No. 1 of the Company;

(6)	to approve the Company’s 2013 Long-Term Incentive Plan;

(7)	to conduct an advisory vote on the executive compensation of the Company’s Named Executive Officers; and

(8)	to transact such other business as may properly be brought before the Special Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy circular and proxy statement accompanying this Notice of Annual and Special Meeting of Shareholders.

Only shareholders of record as of the close of business April 12, 2013, are entitled to notice of and to vote at the Special Meeting.

By Order of the Board of Directors,

/s/ G. Mary Ruby

G. MARY RUBY

Chief Administrative Officer

& Corporate Secretary

Mississauga, Ontario

April 11, 2013

YOUR VOTE IS IMPORTANT. Shareholders who are unable to attend the Special Meeting in person are requested to complete and return the accompanying Form of Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Stock and Bond Transfer Dept., 9th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company noted above on or before 10:00 a.m. (Eastern Time) on June 7, 2013. Shareholders may also vote by following the instructions for voting by telephone or over the internet in the accompanying proxy circular.

Preliminary Copy

Definitive Copies are intended to be released to security holders on April 22, 2013

Proxy Circular

and

Proxy Statement

IMAX CORPORATION

2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1

tel: 905-403-6500 fax: 905-403-6540

www.IMAX.com

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

GENERAL INFORMATION

This proxy circular and proxy statement (the “Circular”) is furnished in connection with the solicitation by the management of the Company of proxies to be used at the Annual and Special Meeting of Shareholders of IMAX Corporation (the “Company”), which will be held at the Le Parker Meridien Hotel (Mirus Room), 119 West 57th Street, New York, NY, U.S.A. 10019, on June 11, 2013 at 10:00 a.m. (the “Special Meeting”), or at any continuation, postponement or adjournment thereof.

The Notice of Annual and Special Meeting, the definitive proxy circular and proxy statement and the form of proxy (the “Form of Proxy”) are intended to be released on or about April 22, 2013 to holders of the Company’s common shares (the “Common Shares”).

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on June 11, 2013

Pursuant to the requirement promulgated by the United States Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to the Company’s proxy materials by sending you this full set of proxy materials, including a form of proxy or voting instruction form. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Special Meeting. The definitive proxy materials will be available on the internet at http://www.imax.com/corporate/investors/shareholder-meeting.

Regardless of the number of Common Shares you hold, your role as a shareholder is very important and the Board of Directors strongly encourages you to exercise your right to vote.

INFORMATION ON VOTING

Who can Vote

The Board of Directors has fixed April 12, 2013 as the record date for the Special Meeting. Each Common Share entitles the holder to one vote on all matters presented at the Special Meeting. As of April 11, 2013, the Company had 66,893,851 Common Shares issued and outstanding. You are entitled to vote at the Special Meeting if you were a holder of record of Common Shares as of the close of business on April 12, 2013. You are entitled to one vote on each proposal for each Common Share you held on the record date. Your Common Shares may be voted at the Special Meeting only if you are present in person or your Common Shares are represented by a valid proxy.

Difference between a Shareholder of Record and a Beneficial Holder

If your Common Shares are registered directly in your name, you are considered the shareholder of record with respect to those Common Shares.

If your Common Shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those Common Shares. However, you are still considered the beneficial owner of those Common Shares, and your Common Shares are said to be held in “street name”. Beneficial holders generally cannot submit a proxy or vote their Common Shares directly and must instead instruct the broker, bank, trust or other nominee on how to vote their Common Shares using the methods described below in “Voting by Beneficial Holders”.

VOTING BY SHAREHOLDERS OF RECORD

The following instructions are for shareholders of record only. If you are a beneficial holder (your Common Shares are held in “street name”), please follow your broker’s instructions on how to vote your Common Shares. See description in “Voting by Beneficial Holders” on page 3.

Voting in Person

Shareholders of record may vote by attending the Special Meeting and voting the Common Shares registered in their name on resolutions put before the Special Meeting. If you are a shareholder of record who will attend and vote in person at the Special Meeting, you do not need to complete or return the Form of Proxy. Please register your attendance with the scrutineer, Computershare Investor Services Inc. (“Computershare”), upon your arrival at the Special Meeting.

Voting by Proxy

If you are a shareholder of record but do not plan to attend the Special Meeting in person, you may vote by proxy. There are three ways to vote by proxy:

Mail - You may vote by completing, dating and signing the enclosed Form of Proxy and promptly returning it, in the preaddressed envelope provided to you, to Computershare, no later than 10:00 a.m. (Eastern Time) on June 7, 2013, or on the second last business day prior to any postponed or adjourned meeting.

Telephone - You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Form of Proxy no later than 10:00 a.m. (Eastern Time) on June 7, 2013, or on the second last business day prior to any postponed or adjourned meeting. Please refer to the holder account number and access number provided on the Form of Proxy.

Internet - You may vote over the internet by following the login and voting procedures described on the Form of Proxy. Please refer to the holder account number and access number provided on the Form of Proxy. Detailed voting instructions will then be provided via the internet to those who have completed the login procedure. You may vote (and revoke a previous vote) over the internet at any time before 10:00 a.m. (Eastern Time) on June 7, 2013, or on the second last business day prior to any postponed or adjourned meeting.

The internet voting procedure is designed to authenticate shareholders’ identities, to allow shareholders to vote their Common Shares and to confirm that shareholders’ votes have been recorded properly. Shareholders who submit a proxy through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and that these costs must be borne by the shareholder. Also, please be aware that the Company is not involved in the operation of the internet voting procedure and cannot take responsibility for any access or internet service interruptions that may occur or any inaccuracies or erroneous or incomplete information that may appear.

What is a Proxy?

A proxy is a document that authorizes another person to attend the Special Meeting and cast votes on behalf of a shareholder of record at the Special Meeting. If you are a shareholder of record, you can use the accompanying Form of Proxy. You may also use any other legal form of proxy.

How do you Appoint a Proxyholder?

Your proxyholder is the person you appoint to cast your votes for you at the Special Meeting. The persons named in the enclosed Form of Proxy are directors and officers of the Company. You have the right to appoint one of the persons designated as proxyholders in the accompanying Form of Proxy or any other person, who need not be a shareholder of the Company, to attend and act on your behalf at the Special Meeting.

Your proxy authorizes the proxyholder to vote and otherwise act for you at the Special Meeting, including any continuation of the Special Meeting if it is adjourned.

How will a Proxyholder Vote?

If you mark on the proxy how you want to vote on a particular issue (by checking FOR, AGAINST, WITHHOLD, or ABSTAIN), your proxyholder must cast your votes as instructed. If you vote “WITHHOLD” on the proxy it is equivalent to voting “ABSTAIN”, and you will be abstaining from voting, though you will be treated as present for the purposes of determining a quorum.

The person appointed as proxyholder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Annual and Special Meeting, and with respect to any other matter which may properly come before the Special Meeting. As of the date of this Circular, the management of the Company is not aware of any such amendment, variation or other matter proposed or likely to come before the Special Meeting. If any amendments are proposed to these matters, or if any other matters properly arise at the Special Meeting, your proxyholder can generally vote your Common Shares as he or she sees fit.

If you do NOT mark on the proxy how you intend to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as he or she sees fit. If your proxy does not specify how you intend to vote on any particular matter, and if you have authorized a director or officer of the Company to act as your proxyholder, your Common Shares will be voted at the Special Meeting as follows:

•	FOR the election of the nominees named in this Circular as directors;

•	FOR the appointment of PricewaterhouseCoopers LLP as auditors and authorizing the directors to fix the auditors’ remuneration;

•	FOR the amendments to the Articles of Amalgamation of the Company;

•	FOR the confirmation of amendments to By-Law No. 1 of the Company;

•	FOR the approval of the Company’s 2013 Long-Term Incentive Plan; and

•	FOR the approval, on an advisory basis, of the compensation the Company’s Named Executive Officers.

For more information about these matters, please see “Item No. 1 - Election of Directors” on page 6, “Item No. 2 - Appointment of Auditors” on page 9, “Item No. 3 - Amendments to Articles of Amalgamation” on page 10, “Item No. 4 - Confirmation of Amendments to By-Law No. 1” on page 10, “Item No. 5 - Approval of the 2013 IMAX Long-Term Incentive Plan” on page 11 and “Item No. 6 - Advisory Vote on Named Executive Officer Compensation” on page 17.

How do you Revoke your Proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the Special Meeting by depositing an instrument in writing (including another proxy) executed by the shareholder or the shareholder’s attorney authorized in writing at: (i) the registered office of the Company, IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary, at any time up to and including 10:00 a.m., (Eastern Time), on the last business day prior to the date of the Special Meeting or any adjournment or postponement thereof; or (ii) with the chairman of the Special Meeting on the day of the Special Meeting or at any adjournment or postponement thereof; or (iii) in any other manner permitted by law, including attending the Special Meeting in person. If you revoke your proxy and do not replace it with another form of proxy that has been properly deposited, you may still vote Common Shares registered in person at the Special Meeting.

Confidentiality of Voting

Computershare counts and tabulates proxies in a manner that preserves the confidentiality of your votes. Proxies will not be submitted to management unless:

•	there is a proxy contest;

•	the proxy contains comments clearly intended for management; or

•	it is necessary to determine a proxy’s validity or to enable management and/or the Board of Directors to meet their legal obligations to shareholders or to discharge their legal duties to the Company.

Solicitation of Proxies

While management intends to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by directors, officers or employees of the Company. Directors, officers and employees will not receive any additional compensation for such activity. The Company will, upon request, pay brokers and certain other persons who hold the Company’s Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of the Company’s Common Shares. The cost of solicitation will be borne by the Company. While the Company has not chosen to engage the services of a proxy solicitor to aid in the solicitation of proxies and verify records relating to the solicitation at this time, should the Company decide to do so, it will bear all costs of such solicitation.

VOTING BY BENEFICIAL HOLDERS

Copies of this solicitation have been distributed to your broker, bank or other intermediary who are required to deliver them to, and seek voting instructions from, beneficial holders (shareholders who hold Common Shares in “street name”). Intermediaries often use a service company such as Broadridge Investor Communications (“Broadridge”) to forward meeting materials to beneficial holders. If you are a beneficial holder, you can vote your Common Shares through your intermediary by following the instructions your intermediary provides you with or at the Special Meeting. As a beneficial holder, while you are invited to attend the Special Meeting, you will not be entitled to vote at the Special Meeting unless you make the necessary arrangements with your intermediary to do so.

Voting in P erson

A beneficial holder who receives a Voting Instruction Form and who wishes to attend and vote at the Special Meeting in person (or have another person attend and vote on his or her behalf), should strike out the appointees named in the Voting Instruction Form and insert his or her name (or such other person’s name) in the blank space provided and follow the corresponding instructions provided by the intermediary.

Voting through an Intermediary

Through an Intermediary - As a beneficial holder, you will be given a Voting Instruction Form by your intermediary which must be submitted in accordance with the instructions provided by the intermediary. You must follow the intermediary’s instructions (which allow the completion of the Voting Instruction Form by mail, telephone or internet). Occasionally, as a beneficial holder you may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of Common Shares owned by you as the beneficial shareholder but that is otherwise not completed. This form of proxy does not need to be signed by you. In this case, you can complete the form of proxy and vote by following the instructions provided by the intermediary.

Mail - You may vote by completing, dating and signing the Voting Instruction Form and promptly returning it in the preaddressed envelope provided to you for receipt by no later than 10:00 a.m. (Eastern Time) on June 6, 2013 or on the third last business day prior to any postponed or adjourned meeting.

Telephone - You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Voting

Instruction Form no later than 10:00 a.m. (Eastern Time) on June 6, 2013, or on the third last business day prior to any postponed or adjourned meeting. Please refer to the 12 digit control number provided on the Voting Instruction Form.

Internet - If your intermediary is registered with Broadridge, whom we have retained to manage beneficial holder internet voting, you may vote over the internet by following the login and voting instructions on your Voting Instruction Form no later than 10:00 a.m. (Eastern Time) on June 6, 2013 or on the third last business day prior to any postponed or adjourned meeting. Please refer to the 12 digit control number provided on the Voting Instruction Form.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” proxy circulars and annual reports. This means that only one copy of the Circular and the annual report may have been sent to multiple shareholders in the same household. Each shareholder will continue to receive a separate Voting Instruction Form. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: IMAX Corporation, 110 East 59th Street, Suite 2100, New York, New York, U.S.A. 10022, Attention: Investor Relations at 212-821-0100. If you want to receive separate copies of the Circular and the annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your intermediary.

Information for U.S. Beneficial Ho lders

If you are a U.S. beneficial holder with an intermediary, you must instruct your U.S. intermediary how to vote your Common Shares. If you do not provide voting instructions, your Common Shares will not be voted on any proposal on which the U.S. intermediary does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your Common Shares as being present at the Special Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

If you do NOT mark on the proxy how you intend to vote on a particular matter, your broker is entitled to vote your Common Shares as he or she sees fit with respect to “routine” matters such as the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s auditors. However, your proxyholder does not have discretionary authority to vote on the election of the nominees named in this Circular as directors, on the amendments to Articles of Amalgamation, on the confirmation of amendments to By-Law No. 1, on the approval of the 2013 Long-Term Incentive Plan, on the advisory vote on executive compensation, or with respect to other matters which may properly be brought before the Special Meeting, if your proxy does not specify how you intend to vote on any particular matter. Accordingly, if you are a U.S. beneficial holder it is particularly important that you instruct your U.S. intermediary how you wish to vote your Common Shares.

VOTING REQUIREMENTS TO APPROVE MATTERS TO BE DISCUSSED AT

THE 2013 ANNUAL AND SPECIAL MEETING

Matter	Vote Required	Broker Discretionary Voting Allowed
Election of Nominees for the Board of Directors	Majority of Votes Cast at the Special Meeting	No
Appointment of PricewaterhouseCoopers LLP	Majority of Votes Cast at the Special Meeting	Yes
Amendments to Articles of Amalgamation	Majority of no less than two-thirds (66-2/3%) of Votes Cast at the Special Meeting	No
Confirmation of Amendments to By-Law No. 1	Majority of Votes Cast at the Special Meeting	No
Approval of 2013 Long-Term Incentive Plan	Majority of Votes Cast at the Special Meeting	No
Advisory Vote on Named Executive Officer Compensation	Majority of Votes Cast at the Special Meeting	No

Withheld/Abstentions or broker non-votes are counted for purposes of establishing a quorum, but they are not counted as votes cast for or against a proposal.

Quorum

The Special Meeting requires a quorum, which for the purposes of the Special Meeting means:

•	at least two persons personally present, each being a shareholder entitled to vote at the Special Meeting or a duly appointed proxyholder for a shareholder; and

•	persons owning or representing by proxy not less than 33 1/3% of the total number of Common Shares entitled to vote at the Special Meeting.

As of April 11, 2013, the Company had 66,893,851 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of the shareholders of the Company.

PROCEDURE FOR CONSIDERING SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2014 ANNUAL MEETING

If a shareholder wishes to propose any matter for a vote by the Company’s shareholders at the Company’s 2014 annual meeting of shareholders, he or she must send his or her proposal to the Corporate Headquarters of the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Company may omit the proposal from next year’s proxy circular and proxy statement under applicable Canadian corporate law and U.S. securities laws if it is not received by the Company’s Corporate Secretary at the address noted above by December 23, 2013.

SHAREHOLDER COMMUNICATION

Shareholders or other interested parties wishing to communicate with the Board of Directors, or any individual director, may do so by sending a written communication to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, addressed to the Board of Directors or any individual director, Attention: Corporate Secretary. The Secretary forwards all such communications to the Board of Directors.

PRINCIPAL SHAREHOLDERS OF VOTING SHARES

The Company is not aware of any persons who as of April 11, 2013 beneficially owned or exercised control or direction over more than 5% of the Company’s Common Shares other than:

Name and Address of Beneficial Owner of Common Shares	Amount and Nature of Beneficial Ownership of Common Shares		Percentage of Outstanding Common Shares
Douglas Group	9,236,447	(1)	13.8%
Kevin and Michelle Douglas
James E. Douglas, III
K&M Douglas Trust
Douglas Family Trust
James Douglas and Jean Douglas Irrevocable Descendants’ Trust
KGD IDGT
MMD IDGT
KGD 2010 Annuity Trust III
MMD 2010 Annuity Trust III
125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94939
Frontier Capital Management Co., LLC	3,611,598	(2)	5.4%
99 Summer Street, Boston, MA 02110

The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 66,893,851 Common Shares outstanding as of April 11, 2013.

(1)	Based solely on information reported in an amended Schedule 13G filed jointly by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust and James Douglas & Jean Douglas Irrevocable Descendants’ Trust on February 14, 2013, with the SEC. As reported in such filing, Kevin Douglas has shared voting power with respect to 6,448,161 Common Shares. Kevin Douglas and his wife, Michelle Douglas, hold 3,801,068 Common Shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,584,441 Common Shares. Kevin Douglas may be deemed to have shared voting/dispositive power over the 62,652 Common Shares held by an intentionally defective grantor trust (the “KGD IDGT”). Michelle Douglas may be deemed to have shared voting/dispositive power over the 62,652 shares held by an intentionally defective grantor trust (the “MMD IDGT”). Kevin Douglas has shared dispositive power with respect to 9,173,795 Common Shares. Kevin Douglas also has shared dispositive power with respect to 923,645 Common Shares held by James E. Douglas, III and 1,801,989 Common Shares held by the Douglas Family Trust.
(2)	Based solely on information reported in a Schedule 13G filed by Frontier Capital Management Co., LLC (“Frontier”) on February 14, 2013 with the SEC. As reported in such filing, Frontier has sole voting over 2,255,760 Common Shares and sole dispositive power over 3,611,598 Common Shares. Frontier does not hold shared voting/dispositive power with respect to any Common Shares.

FINANCIAL STATEMENTS AND AUDITORS’ REPORT

The Board of Directors will submit to the shareholders at the Special Meeting the consolidated financial statements for the fiscal year ended December 31, 2012 and the auditors’ report thereon. A copy of these financial statements and the auditors’ report is included in the Annual Report on Form 10-K, which is being mailed to the Company’s shareholders together with this Circular.

MATTERS TO BE CONSIDERED AT THE 2013 ANNUAL AND SPECIAL MEETING

Board of Directors’ Recommendations for your Vote

The following is a summary of matters to be considered at the Special Meeting together with the Board of Directors’ unanimous recommendations for your votes.

Item No.	Board Recommendation
1. Election of the Four Nominees as Directors	FOR
2. Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors	FOR
3. Approval of Amendments to Articles of Amalgamation	FOR
4. Confirmation of Amendments to By-Law No. 1	FOR
5. Approval of the 2013 Long-Term Incentive Plan	FOR
6. Advisory Vote on Named Executive Officer Compensation	FOR

Item No. 1 – ELECTION OF DIRECTORS

The Company’s articles provide that the Board of Directors may be comprised of a minimum of one and a maximum of 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. Currently, the Board of Directors has fixed the number of directors at nine.

The Board of Directors is currently divided into three classes, each of which serves for a three-year term. The Board of Directors is currently composed of Neil S. Braun, Eric A. Demirian, Richard L. Gelfond, Garth M. Girvan, David W. Leebron, I. Martin Pompadur, Marc A. Utay, and Bradley J. Wechsler. At the Special Meeting, the term of Class III directors expires. The term of Class II directors expires in 2014. The term of Class I directors expires in 2015. If the proposed amendments to the Company’s Articles of Amalgamation are approved at the Special Meeting, the term of all classes of directors will expire at the annual meeting of shareholders in 2014.

Recent changes to the Toronto Stock Exchange (the “TSX”) rules relating to the election of directors now require annual elections for each director if permitted under a company’s articles, however, the Company’s Articles of Amalgamation currently provide for three classes of directors, each of which serves for a three-year term. At the Special Meeting, shareholders will be asked to approve amendments to the Company’s Articles of Amalgamation, including the provision for annual election of all directors. If the proposed amendments to the Company’s Articles of Amalgamation are approved at the Special Meeting, all directors will be elected on an annual basis beginning at the 2014 annual meeting of shareholders. If the amendments are not approved, the Company’s Board of Directors will continue to be composed of three classes, each for a three-year term.

In any election or appointment of a director to fill a vacancy created by any director ceasing to hold office, the election or appointment shall be for the unexpired term of the director who has ceased to hold office. If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors in such a manner as will maintain or attain, to the extent possible, an equal number of directors in each class of directors. If such equality is not possible, the increase or decrease shall be apportioned among the classes of directors in such a manner that the difference in the number of directors in any two classes shall not exceed one.

Majority Voting Policy

The Company is a Canadian corporation. Under securities and corporate laws in Canada, voting for directors by shareholders of a public corporation is based on “plurality voting”, allowing for the election of directors on an individual basis or by slate. Shareholders of the Company elect directors individually using plurality voting. Plurality voting allows a shareholder to vote “for” a director nominee or “withhold” his or her vote. To be elected, a majority of the votes cast must be in favor of the election of each nominee. “Withheld” votes are not counted as votes cast. The Company has not adopted a majority voting policy for director elections at uncontested meetings. The Board of Directors believes that a majority voting policy is unsuitable for the Company given its structure, size and needs and could put the Company at risk of losing directors with particular experience or expertise. It is important that the Board members have complementary skills so that the Board of Directors as a whole functions well. It is also important to avoid the risk of votes being withheld by shareholders for political or other reasons not related to the discharge of duties by the individual directors. For these reasons, the Company believes that “plurality voting” promotes a process pursuant to which independent Board members perform a serious analysis of the needs of the Company and the best candidates to act as directors.

Nominees f or Election

Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2014 annual meeting of shareholders should communicate with the Company’s Corporate Secretary at the Company’s corporate office, see description in “Nomination Process” on page 45.

At the Special Meeting, shareholders will be asked to approve the election of directors by ordinary resolution, which requires that a majority of the votes cast at the Special Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the proxy in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. If any of the nominees is for any reason unable to serve as a director, proxies in favor of management will be voted for another nominee in their discretion unless the shareholder has specified in the Form of Proxy that such shareholder’s Common Shares are to be withheld from voting on the election of directors.

The Company retained Spencer Stuart & Associates (Canada) Ltd. in 2012 and 2013 to assist with the identification and evaluation of potential nominees for the Company’s Board of Directors. Spencer Stuart recommended Mr. MacMillan for consideration by the Governance & Nominating Committee.

Messrs. Gelfond, Pompadur and Wechsler are to be nominated for election to the Board of Directors of the Company in Class III. Mr. MacMillan is to be nominated for election to the Board of Directors of the Company in Class II.

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.

The nominees for election as directors have indicated to the Company that they will serve if elected. Each director elected will hold office until the earlier of the expiry of the term for which he has been elected; until his successor is elected or appointed; or until the date of his resignation or termination.

The following table lists certain information concerning the persons to be nominated for election to the Board of Directors of the Company in Classes II and III, and the directors whose terms continue after the Special Meeting.

Nominees for Election as Class III Directors for the Term Expiring in 2016	Current Position with the Company

Richard L. Gelfond, 57, New York, New York, U.S.A.	Director

Mr. Gelfond assumed the role of sole Chief Executive Officer of the Company in April 2009. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University. Mr. Gelfond is a member of the board of directors of the Atlantic Counsel. He is also a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003. Mr. Gelfond’s long service as Chief Executive Officer of the Company (formerly Co-Chief Executive Officer), as well as his marketing, financial, legal and capital markets expertise, combined with his extensive knowledge of the business, operations and domestic and international markets of the Company and his relationships with studios, exhibitors and senior management with the Company, are valuable assets to the Board. Due to Mr. Gelfond’s long-time leadership role in the Company and in the marketplace, he brings to the Board a practical understanding of the organization, its processes, strategy, risk management and optimal methods to drive change and growth.

I. Martin Pompadur, 77, New York, New York, U.S.A.	Director

I. Martin Pompadur has been a director of the Company since September 2010. Mr. Pompadur is the Chairman of Metan Development Group (“Metan”). Metan was created to develop and distribute entertainment content for the Chinese’s market and also to develop and distribute entertainment content in China for global audiences. In June 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation's Executive Management Committee. He was appointed Chairman of News Corp. Europe in January 2000, a position he held until 2008. Mr. Pompadur was Chairman and Chief Executive Officer of RP Companies from 1982 to 2007 and has held executive positions at several other media companies including American Broadcasting Companies, Inc. Mr. Pompadur is the principal owner of Caribbean International News Corporation and Montana Coffee and is Chairman of Metan Media, a TV production/media company in China. Mr. Pompadur serves on the board of Nexstar Broadcasting Group Inc. and is Senior Advisor to Oliver Wyman and Global Vice Chairman Media and Entertainment, Macquarie Capital Advisors. Mr. Pompadur serves as Chairman of the Company’s Option & Compensation Committee. Mr. Pompadur brings to the Board his broad international perspective gained from many years of experience as a senior executive and board member of large media companies. Mr. Pompadur’s deep knowledge of business development and media strategy is a valuable addition to the Board.

Bradley J. Wechsler, 61, New York, New York, U.S.A.	Director

Bradley J. Wechsler assumed the role of sole Chairman of the Company's Board of Directors in April 2009. Mr. Wechsler served as Co-Chief Executive Officer of the Company with Mr. Gelfond from May 1996 to March 2009. From March 1994 to June 1999, Mr. Wechsler served as Chairman of the Company and served as Co-Chairman with Mr. Gelfond from June 1999 to March 2009. Mr. Wechsler serves on the boards of Math for America, the Ethical Culture Fieldston Schools, Apollo Investment Corporation and Assay Healthcare Solutions. Mr. Wechsler also serves on the board of the NYU Hospital and Medical Center, where he is a Vice Chairman and member of the Executive Committee. Mr. Wechsler is a Member of the Motion Picture Academy of Arts & Science. Mr. Wechsler’s long service as Co-Chief Executive Officer of the Company, as well as his financial, legal and capital markets expertise, combined with his extensive knowledge of the business and operations of the Company are valuable assets to the Board. Due to Mr. Wechsler’s long-time leadership role in the Company and in the marketplace, he brings to the Board a practical understanding of the organization, its processes, strategy, risk management and the optimal methods to drive change and growth. In addition, Mr. Wechsler brings particular expertise in board leadership and governance given his long service as Co-Chairman of the Board.

Nominee for Election as a Class II Director for the Term Expiring in 2014	Current Position with the Company

Michael MacMillan, 56, Toronto, Ontario, Canada	n/a

Michael MacMillan is Chief Executive Officer of Blue Ant Media, a Canadian media company which he co-founded in 2011. Blue Ant has an ownership interest in eight Canadian specialty television channels, as well as digital media properties and magazines. Mr. MacMillan was Chairman and/or CEO of Alliance Atlantis Communications from 1998 to 2007. Mr. MacMillan co-founded Atlantis Films Limited in 1978 which acquired Alliance Communications in a reverse takeover in 1998 and the company subsequently became Alliance Atlantis Communications. Mr. MacMillan retired from Alliance Atlantis in 2007 after selling the company to Canwest Communications and Goldman Sachs. In 2007, he also co-founded, and serves as Chair of Samara, a think tank that works to strengthen political engagement in Canada through innovative research and educational programs. Mr. MacMillan is a director of Knowledge First Financial. Additionally, Mr. MacMillan is co-founder and co-owner of Closson Chase, a vineyard and winery in Prince Edward County, Ontario, Canada. He has additionally volunteered with numerous community and industry organizations over many years, and is currently involved with Open Roof Films, Human Rights Watch, Civix and the Toronto East General Hospital, amongst other organizations. Mr. MacMillan is a Canadian citizen. Mr. MacMillan's extensive experience in the entertainment industry brings additional expertise to the Board. Mr. MacMillan will qualify as an independent director within the meaning of Section 303A of the NYSE Listed Company Manual.

Directors who Continue in Office after the Special Meeting	Expiry of Term of Office

Neil S. Braun, 60, New York, New York, U.S.A.	2015

Neil S. Braun has been a director of the Company since June 2003 and is the Dean of Pace University’s Lubin School of Business and a member of the University Operating Committee. Mr. Braun held the position of Chief Executive Officer of The Carbon Neutral Company from 2008 to June 2010 and Chairman & Chief Executive Officer of The GreenLife Organization from 2007 to 2008. Mr. Braun held the position of President, Distribution & Marketing of Starz Media after it acquired IDT Entertainment in August 2006, President, Feature Films and Television of IDT Entertainment from 2005 to 2007 and the President of Vanguard Animation, LLC from 2001 to 2005. He was the President of Vast Video Inc. prior to this and was President of iCast Corporation a wholly-owned subsidiary of CMGI, Inc. during 1999. From 1994 to 1998, Mr. Braun was President of NBC Television Network. Mr. Braun also sits on the Share our Strength and Westhampton Beach Performing Arts Center boards of directors, both non-profit organizations. He serves as the Chairman of the Audit Committee of Share our Strength and is the President of the Board of Directors of the Westhampton Beach Performing Arts Center. Prior to 1994, Mr. Braun was the Chairman and CEO of Viacom Entertainment, the COO of Imagine Films Entertainment and Senior Vice President of Home Box Office Inc. Mr. Braun has received his Certificate of Director Education through the National Association of Corporate Directors and is a member of KPMG Audit Committee Institute. Mr. Braun is a former director of the GreenLife Organization (2007-2008) and The Carbon Neutral Company (2008-2010). Mr. Braun is a member of the Company’s Audit and Governance & Nominating Committees. Mr. Braun’s experience as a senior executive of a number of entertainment, technology and other companies as well as his current role as business school dean allows him to provide valuable insight into issues and opportunities facing the Company and has given him financial expertise which is valuable to the Audit Committee.

Eric A. Demirian, 54, Toronto, Ontario, Canada	2014

Eric A. Demirian has been a director of the Company since September 2010. Mr. Demirian is President of Parklea Capital Inc. Prior to Mr. Demirian’s position at Parklea Capital he held the position of Executive Vice President of Group Telecom from 2000 to 2003. Mr. Demirian’s previous positions include, partner and head of Information and Communication Practice at PricewaterhouseCoopers (1983-2000) and internal auditor at the Ontario Lottery and Gaming Corporation (1980-1983). Mr. Demirian serves on the boards and is the chair of the audit committee of Descartes Systems Group and Enghouse Systems Ltd. Mr. Demirian is a former director and chair of the audit committee of Leisure Canada Inc. (2010–2011), Menu Foods Income Fund (2005-2010) and Keystone North America Inc. (2007–2010). Mr. Demirian is also on the board of Delego Software Inc., a privately owned software company. Mr. Demirian is a Canadian citizen. He is a Chartered Accountant and a Certified General Accountant. Mr. Demirian’s accounting experience combined with his substantial business and transaction experience make him well suited to assist the Board in its assessment of financial and accounting matters. With his strong financial background, Mr. Demirian serves as the Chair of the Audit Committee and meets the SEC definition of an Audit Committee financial expert. Mr. Demirian is a member of the Company’s Option & Compensation Committee.

Garth M. Girvan, 64, Toronto, Ontario, Canada	2015

Garth M. Girvan has been a director of the Company since March 1994 and is a partner of McCarthy Tétrault LLP, one of Canada’s largest law firms. Mr. Girvan is also a director of Entertainment One Ltd. Mr. Girvan is a member of the Company’s Governance & Nominating Committee. Mr. Girvan is a former director of Corby Distilleries Limited (1998–2007). Mr. Girvan is a Canadian citizen. Mr. Girvan brings to the Board his extensive background as legal counsel to public and private companies, including having provided recognized leadership in complex public and private equity and debt financings, which makes him well-suited to assist the Board in addressing the legal, financial and governance issues which it faces.

David W. Leebron, 58, Houston, Texas, U.S.A.	2015

David W. Leebron has been a director of the Company since September 2003 and has been the President of Rice University since July 1, 2004. Prior to July 1, 2004, Mr. Leebron held the position of Dean and Lucy G. Moses Professor of Law at Columbia University School of Law since 1996 and Professor of Law since 1989. Mr. Leebron is on the Council on Foreign Relations, and on the board of the Greater Houston Partnership and the board of KIPP Foundation. Mr. Leebron serves as Chairman of the Governance & Nominating Committee of the Company and is a member of the Company’s Audit Committee. Mr. Leebron brings his broad legal experience, leadership and management skills as President of Rice University and former Dean of Columbia Law School to the Board which makes him well suited to assess legal risks and other challenges faced by the Company, as well as to apply his experience to governance issues facing the Board.

Directors who Continue in Office after the Special Meeting	Expiry of Term of Office

Marc A. Utay, 53, New York, New York, U.S.A.	2014

Marc A. Utay has been a director of the Company since May 1996 and has been the Managing Partner of Clarion Capital Partners, a private equity investment firm, since November 1999. Prior to joining Clarion, Mr. Utay was a Managing Director of Wasserstein Perella & Co. Inc. and a member of Wasserstein Perella’s Policy Committee. Mr. Utay was co-head of Wasserstein Perella’s Leveraged Finance, Retailing and Media, Telecommunication and Entertainment groups. Until December 2002, Mr. Utay was also a Senior Advisor to Dresdner Kleinwort Wasserstein. From 1992 to 2012, Mr. Utay was a director of P&F Industries, Inc. and served as P&F Industries Lead Independent Director from 2010 to 2012. Mr. Utay is a member of the Company’s Option & Compensation Committee. Mr. Utay is a seasoned entrepreneur who has more than 25 years of experience in investment banking and in direct investment in public and private companies and funds. He also brings particular expertise to the Board in the areas of financial planning, the capital markets and operating experience that strengthens the Board’s skill in those areas.

Item No. 2 – APPOINTMENT OF AUDITORS

At the Special Meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP, Chartered Accountants (“PwC”), as auditors of the Company to hold office until the close of the next annual meeting of shareholders at a remuneration rate to be fixed by the Board of Directors.

Shareholders will be asked to approve the appointment by ordinary resolution, which requires that a majority of the votes cast at the Special Meeting be in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.

Representatives of PwC are expected to be present at the Special Meeting and to be available to respond to appropriate questions and to make a statement if they desire to do so.

PwC are the principal independent accountants of the Company. PwC has been the auditors of the Company for more than five years. The following table presents fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed for other services rendered by PwC during those periods.

Type of Fees	2012 ($)	2011 ($)	Description of Fees
Audit Fees	1,377,907	1,349,955	For professional services rendered by PwC in connection with the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K and of the Company’s internal control over financial reporting, the review of Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
Audit-Related Fees	233,952	458,394	For professional services rendered by PwC in connection with assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which includes consultations concerning financial accounting and reporting standards and review of regulatory matters. In 2012, audit-related fees consisted primarily of consultation concerning financial accounting and reporting standards and procedures and review of regulatory matters.
Tax Fees	202,382	191,358	For professional services rendered by PwC in connection with tax compliance, tax advice, and tax planning. In 2012, tax fees consisted primarily of the tax advice related to the establishment of proper transfer pricing relationships and documentation for the Company’s China operations including indirect tax advice, and for the preparation of tax returns for certain of the Company’s foreign subsidiaries and partnerships, including related tax advice.
All other fees	Nil	Nil	PwC performed no services in 2012 or 2011 other than services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Total	1,814,241	1,999,707

Audit Committee’s Pre-Approval Policies and Procedures

All audit-related services and all other permissible non-audit services provided by PwC were pre-approved by the Audit Committee. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget to the extent that actual fees exceed budgeted fees by a set amount. The Audit Committee reviews all actual fees at year end. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engagement of the independent registered public accounting firm to the extent that the fees involved exceed a set amount. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Item No. 3 – AMENDMENTS TO ARTICLES OF AMALGAMATION

At the Special Meeting, the shareholders will be asked to approve the amendments to the Articles of Amalgamation of the Company.

Summary of Proposed Amendments

Recent changes to the Toronto Stock Exchange rules governing the election of board of directors now require annual elections for each director if permitted under a company’s articles, however, the Company’s Articles of Amalgamation currently provide for three classes of directors, each of which serves for a three-year term. At the Special Meeting, shareholders will be asked to approve amendments to the Company’s Articles of Amalgamation, including the provision for annual election of all directors. If the proposed amendments to the Company’s Articles of Amalgamation are approved at the Special Meeting, all directors will be elected on an annual basis beginning at the 2014 annual meeting of shareholders.

In addition, the proposed amendments to the Articles of Amalgamation expand the list of cities in which meetings of shareholders may be held to include Santa Monica, California, U.S.A.

Shareholders will be asked to approve the amendments to the Articles of Amalgamation by special resolution, which requires that a majority of no less than two-thirds (66-2/3%) of the votes cast at the Special Meeting be in favor of the special resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. If approved by the holders of the Common Shares, the amendments to the Articles of Amalgamation will become effective upon filing with the Director under the Canada Business Corporations Act. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the special resolution.

The Board of Directors asks its shareholders to vote FOR the following special resolution at the Special Meeting:

RESOLVED that the shareholders approve the amendments to the Articles of Amalgamation of the Company by deleting Schedule II thereof and replacing that schedule with the following:

SCHEDULE II

1. The number of directors of the Corporation at any time shall be such number within the minimum and maximum number of directors set forth in the articles of the Corporation as is determined from time to time by resolution of the directors in light of the Corporation’s contractual obligations in effect from time to time.

2. Subject to the Canada Business Corporations Act and the Corporation’s contractual obligations then in effect, the directors may fill any vacancies among the directors, whether arising due to an increase in the number of directors within the minimum and maximum number of directors set forth in the articles of the Corporation or otherwise.

3. Directors elected at a meeting of shareholders will hold offices until the next annual meeting of shareholders or until their successors are elected or appointed.

4. Meetings of shareholders may be held in New York, New York; Los Angeles, California; Santa Monica, California; San Diego, California; Chicago, Illinois; Houston, Texas; San Antonio, Texas; Dallas, Texas; Philadelphia, Pennsylvania; Phoenix, Arizona; Detroit, Michigan; and Washington, DC; or in any place in Canada that the directors from time to time determine.

Item No. 4 – CONFIRMATION OF AMENDMENTS TO BY-LAW NO. 1

At the Special Meeting, the shareholders will be asked to confirm the amendments to By-Law No. 1 of the Company by way of repeal and replacement.

Summary of Amendments

On April 9, 2013, the Board of Directors repealed By-Law No. 1 of the Company and adopted a new replacement By-Law No. 1, a copy of which is attached as Appendix “A” to this Circular. The amendments to By-Law No. 1 are mainly housekeeping in nature to: remove references to Co-Chief Executive Officers; update references to Board of Director committees and the independence requirements for members of certain Board committees; clarification of certain procedural matters concerning meetings of shareholders and of the Board of Directors; the methodology of payments of dividends; and the addition of language regarding execution of instruments by electronic means.

The confirmation of the amendments to By-Law No. 1 by way of repeal and replacement require the approval of shareholders by ordinary resolution, which requires that a majority of the votes cast at the Special Meeting be in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the ordinary resolution.

The Board of Directors asks its shareholders to vote FOR the following resolution at the Special Meeting:

RESOLVED that the repeal and replacement of By-Law No. 1 of the Company with the amended By-Law No. 1 attached on Appendix “A” to the proxy circular of the Company dated April 22, 2013 is confirmed.

Item No. 5 – APPROVAL OF THE 2013 IMAX LONG-TERM INCENTIVE PLAN

Introduction

On the recommendation of the Company’s Option & Compensation Committee (the “Compensation Committee”), the Board of Directors approved the 2013 IMAX Long-Term Incentive Plan (“IMAX LTIP”), subject to approval by the Company’s shareholders at the Special Meeting. The IMAX LTIP will replace the Stock Option Plan, which was last approved by shareholders in 2008 (the “SOP”).

The IMAX LTIP was primarily established to promote the long-term success of the Company and to increase shareholder value by providing eligible employees, officers, directors and consultants of the Company with incentives that align their interests with shareholders’ interests and that contribute to the long-term growth and profitability of the Company. In addition, the IMAX LTIP is intended to affect the Company’s pay for performance philosophy that benefit the shareholders of the Company by providing a means to attract, retain and motivate highly qualified individuals who are in a position to make significant contributions to the Company.

Shareholder approval of the IMAX LTIP is required under the rules of the New York Stock Exchange (the “NYSE”). In addition, shareholder approval is necessary to provide the Compensation Committee with the flexibility to grant certain awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

If approved by shareholders, the IMAX LTIP will become effective immediately and no further option awards will be granted under the SOP. Stock option awards granted under the SOP prior to this date will remain outstanding in accordance with their terms. If the IMAX LTIP is not approved, the SOP will remain in effect, unchanged and available for new grants to the extent that new Common Shares are available.

Management’s Support of the IMAX LTIP

The IMAX LTIP is key to the Company’s pay for performance philosophy. The IMAX LTIP provides for the grant of stock options, restricted shares, restricted share units and performance stock and units. Adopting the IMAX LTIP will align the interests of the Company’s employees and shareholders by ensuring a link between employees’ compensation and the performance of the Company. If the IMAX LTIP is approved by shareholders, it will enable the Compensation Committee to continue to grant equity-based compensation awards that promote the Company’s long-term success and increase shareholder value by rewarding executives for actions that enhance long-term shareholder returns. Equity incentive awards are a key component of the Company’s pay for performance philosophy.

The IMAX LTIP is instrumental in attracting, retaining and motivating top talent. Attracting, retaining and motivating talented executives and employees are essential to executing the Company’s business strategy. Equity-based awards are highly valued by Company employees. Executive and key employee turnover is low, which, in part, reflects the success and retention value of the long-term equity compensation program.

The IMAX LTIP permits multiple award types. The IMAX LTIP permits the issuance of options, restricted shares and other types of equity and cash incentive grants, subject to the share limits set forth in the plan. These varied award types will enable the Compensation Committee to tailor awards in light of evolving compensation strategies as well as the accounting, tax and other standards applicable at the time of grant, all of which have evolved over time and are likely to continue to evolve in the future.

The IMAX LTIP does not feature an “evergreen” provision, in contrast to the current Stock Option Plan. The number of authorized Common Shares under the IMAX LTIP is fixed at 4.5 million (4,500,000). The IMAX LTIP therefore does not contain an “evergreen” feature that would cause the number of Common Shares to automatically replenish in future years as the number of Common Shares outstanding increases as does the SOP, which allows the Company to issue up to 20% of the Company’s Common Shares outstanding. As of April 11, 2013, the Company had approximately 7,212,529 Common Shares available for issuance under the SOP, which is approximately 10.8% of the Company’s Common Shares outstanding. Consequently, if the IMAX LTIP were approved, less equity would be authorized for issuance than under the existing SOP.

The Company’s burn rate is within industry standards. The Company’s equity grant practices are within industry standards. The Company’s historical three-year average burn rate of 2.7%, which is the the number of Common Shares subject to equity award divided by the Company’s weighted average of Common Shares outstanding, measures the potential dilutive impact of new equity grants. The Company’s historical burn rate is below Institutional Investor Service’s prescribed industry cap of 6.3% for companies that share the Company’s Global Industry Classification Standard (GICS) code. The Company believes that burn rate is a relevant and objective measure of dilution for shareholders as it seeks to continue existing grant practices going forward.

The IMAX LTIP has features that are responsive to shareholder concerns in key governance areas. Since shareholders approved the SOP, there have been a number of developments with respect to plan design and corporate governance practices that are included in the IMAX LTIP to ensure it is representative of the current market practice. These include:

•

Prohibition of re-pricing of stock options and stock appreciation rights (“SARs”). Re-pricings, exchanges or cash buyouts of underwater options and SARs are generally prohibited without prior shareholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations and similar events.

•

No discounted stock options or SARs. Under the IMAX LTIP, all options and SARs must have an exercise price that is equal to or greater than fair market value of the Common Shares on the date of the option or SARs grant.

•	No evergreen feature. As noted above, the IMAX LTIP will provide for the grant of a set number of Common Shares rather than a percentage of the Company’s outstanding Common Shares.

•

No liberal share counting provisions. In general, when awards granted under the IMAX LTIP lapse or are canceled, the Common Shares reserved for those awards will be returned to the share reserve and will be available for future awards. The IMAX LTIP, however prohibits “liberal” share counting provisions, such as counting only the net shares issued upon exercise of a stock option or adding back shares withheld for taxes upon exercise/vesting of an equity award under the IMAX LTIP.

•

Limitation on number of full-value awards. The IMAX LTIP limits the number of Common Shares available for full-value awards payable in the form of Common Shares to two million (2,000,000) of the 4.5 million (4,500,000) total number of Common Shares available for issuance under the IMAX LTIP. In the event that the Company exceeds the limit on full-value awards, it may issue additional full-value awards, but for every Common Share granted pursuant to a full-value award, the number of Common Shares available for issuance under the IMAX LTIP will be reduced by 2.5 Common Shares.

•	Recoupment. All awards under the IMAX LTIP will be subject to any applicable Company clawback policy in effect from time to time.

•	Administration requires independent oversight. The IMAX LTIP will be administered by the Compensation Committee, which is a committee consisting solely of independent Board members.

Summary of the 2013 Long-Term Incentive Plan

The following is a summary of the principal features of the IMAX LTIP. The summary does not purport to be complete and is qualified in its entirety by reference to the terms of the IMAX LTIP, a copy of which is attached to this Circular as Appendix “B”.

Administration

The IMAX LTIP will generally be administered by the Compensation Committee. All members of the Compensation Committee qualify as “independent” under the NYSE rules and Section 1.2 of Canadian National Instrument 58-101, and as “outside” directors under Section 162(m) of the Code. The Compensation Committee has the full authority to construe and interpret the IMAX LTIP, subject to its express provisions, including the authority to select the individuals who will receive awards under the IMAX LTIP, determine the number of Common Shares subject to an award, determine the terms and conditions of awards and approve the individual award documents delivered to individuals in connection with their awards. The Compensation Committee may delegate certain responsibilities and powers to a subcommittee or appropriate officers of the Company, subject to certain conditions, and may revoke the delegation of powers at any time.

Eligibility

The Compensation Committee will have the authority to grant awards to officers, employees, directors, and consultants of the Company, its subsidiaries or affiliates. If the IMAX LTIP is approved by shareholders, approximately 100 employees, directors and consultants will be eligible to participate. The number of eligible participants is subject to change depending on the number of new hires, promotions, resignations and retirements that will occur during the term of the IMAX LTIP. The Compensation Committee may delegate its authority to grant awards (other than to executive officers) to a subcommittee or appropriate officers of the Company.

Number of Common Shares Available for Issuance

        If this proposal is approved by shareholders, subject to adjustment in accordance with the IMAX LTIP, the maximum aggregate number of Common Shares of the Company that may be issued under the IMAX LTIP will be 4.5 million (4,500,000) Common Shares. Of these 4.5 million (4,500,000) Common Shares, the maximum number that may be granted pursuant to full-value awards (including restricted shares, restricted share units, performance stock and performance stock units) will be two million (2,000,000) Common Shares; notwithstanding this limit, the Compensation Committee may grant full-value awards covering greater than an aggregate of two million (2,000,000) Common Shares but, above this limit, for every one Common Share granted pursuant to a full-value award, the number of Common Shares available for issuance under the IMAX LTIP will be reduced by 2.5 Common Shares.

Common Shares covered by awards granted under the IMAX LTIP that are forfeited or cancelled or otherwise expire without having been exercised or settled generally will become available for issuance under a new award. In addition, if an award is settled through the payment of cash or other non-share consideration, the Common Shares subject to the award will become available for issuance pursuant to a new award. However, Common Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations will not be available for issuance pursuant to a new award. In addition, upon the cancellation of a stock appreciation right granted in tandem with an option or the cancellation of an option granted in tandem with a stock appreciation right no Common Shares will become available for issuance pursuant to a new award.

Types of Awards; Limits

The Compensation Committee may grant the following types of awards under the IMAX LTIP: options, restricted shares, restricted share units, performance stock, performance stock units, SARs, and other awards based on, or related to, Common Shares. The IMAX LTIP limits the number of specific types of awards that may be granted to any individual as follows:

•	the maximum number of Common Shares that may be issued pursuant to options and SARs granted to any eligible individual in any calendar year is one million (1,000,000) Common Shares; and

•

the maximum value of other types of awards that may be awarded to any eligible individual in any calendar year is five million dollars ($5,000,000) measured as of the date of grant (with respect to awards denominated in cash) and one million (1,000,000) Common Shares measured as of the date of grant (with respect to awards denominated in Common Shares).

Stock Options. A stock option is the right to acquire Common Shares at a fixed exercise price for a fixed period of time. Under the IMAX LTIP, the Compensation Committee fixes the term of the options, which term may not exceed ten years from the date of grant.

The Compensation Committee may grant either incentive stock options or nonqualified stock options. As described below, incentive stock options entitle the participant, but not the Company, to preferential tax treatment. The Compensation Committee determines the rules and procedures for exercising options. The exercise price may be paid in cash, shares, a combination of cash and shares, through net settlement (meaning the Company withholds shares otherwise issuable upon exercise to pay the exercise price), or by any other means authorized by the Compensation Committee, including cashless exercise, a procedure whereby vested shares covered by the option are sold by a broker and a portion of the sale proceeds are delivered to the Company to pay the exercise price.

The exercise price is set by the Compensation Committee but cannot be less than 100% of the fair market value of Company Common Shares on the date of grant. Except in connection with a corporate transaction involving the Company, the exercise price of outstanding options or SARs may not be reduced without shareholder approval, and no option or SAR may be canceled in exchange for cash, options or SARs with a lower exercise price, or other awards.

Stock Appreciation Rights. SARs are awards that entitle the participant to receive an amount equal to the excess, if any, of the fair market value on the exercise date of the number of Common Shares for which the SARs is exercised over the grant price. The grant price cannot be less than 100% of the fair market value of Company’s Common Shares on the date of grant. Payment to the participant on exercise may be made in cash or shares, as determined by the Compensation Committee on or following the date of grant. The Compensation Committee fixes the term of the SARs, which term may not exceed ten years from the date of grant.

Restricted Shares. Restricted share awards are shares that are subject to cancellation, restrictions, and vesting (including performance-based vesting) conditions, as determined by the Compensation Committee. The restricted shares may be either granted or sold to the participant.

Restricted Share Units. Restricted share units entitle a participant to receive one or more Common Shares in the future upon satisfaction of vesting conditions determined by the Compensation Committee. The Compensation Committee determines whether restricted share units will be settled through the delivery of Common Shares, cash of equivalent value, or a combination of Common Shares and cash.

Performance Stock and Performance Stock Units. Performance stock and performance stock units entitle a participant to receive a target number of Common Shares if specified performance targets are achieved during a specified performance period. Actual payments to participants may be more or less than the specified target number of Common Shares depending on the achievement of the performance targets during the performance period. The performance targets and performance period are determined by the Compensation Committee and set forth in the applicable award document.

Cash Performance Units. Cash performance units entitle a participant to receive a target amount of cash if specified performance targets are achieved during a specified performance period. As with performance stock and performance stock units, the performance targets and performance period are determined by the Compensation Committee and set forth in the applicable award document.

Other Awards. The Compensation Committee also may grant other forms of awards that generally are based on the value of Common Shares. These other awards may provide for cash payments based in whole or in part on the value or future value of Common Shares, may provide for the future delivery of Common Shares to the participant, or may provide for a combination of cash payments and future delivery of Common Shares.

Section  162(m) Performance-Based Awards

The Compensation Committee may determine whether any award is a “performance-based” award for purposes of Section 162(m) of the Internal Revenue Code. Any awards designated to be “performance-based compensation” will be conditioned on the achievement of one or more specified performance goals established by the Compensation Committee at the date of grant. The performance goals will be comprised of specified levels of one or more of the following performance criteria, as the Compensation Committee deems appropriate: net income; cash flow or cash flow on investment; operating cash flow; pre-tax or post-tax profit levels or earnings; profit in excess of cost of capital; operating earnings; return on investment; free cash flow; free cash flow per share; earnings per share; return on assets; return on net assets; return on equity; return on capital; return on invested capital; return on sales; sales growth; growth in managed assets; operating margin; operating income; total shareholder return or stock price appreciation; EBITDA; EBITA; revenue; net revenues; market share; market penetration; productivity improvements; inventory turnover measurements; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; operating cost management; cost of capital; and debt reduction, in each case, unless otherwise specified by the Compensation Committee determined in accordance with generally accepted accounting principles consistently applied on a business unit, subsidiary or consolidated basis or any combination thereof.

The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, region or business unit. Performance goals may be measured on an absolute or cumulative basis, or on the basis of percentage of improvement over time. Further, performance goals may be measured in terms of Company performance (or performance of the applicable subsidiary, region or business unit) or measured relative to selected peer companies or a market index.

The applicable performance goals will be established by the Compensation Committee within 90 days following the commencement of the applicable performance period (or such earlier or later date as permitted or required by Section 162(m)). Each participant will be assigned a target number of Common Shares or cash value payable if target performance goals are achieved. The Compensation Committee will certify the attainment of the performance goals at the end of the applicable performance period. If a participant’s performance exceeds such participant’s target performance goals, the number of Common Shares or the cash value payable under the performance-based award may be greater than the target number, but in no event can the amounts exceed the award limits described above. In addition, unless otherwise provided in an award agreement, the Compensation Committee may reduce the number of Common Shares or cash value payable with respect to a performance-based award even if the performance objectives are satisfied.

Amendment and Termination; Term

Generally, the Board of Directors may terminate, amend, modify, or suspend the IMAX LTIP at any time. The Company will obtain shareholder approval of any termination, amendment, modification, or suspension if required by applicable laws, rules or regulations (including NYSE and TSX rules). Subject to limited exceptions, no termination, amendment, modification, or suspension may materially impair the rights of a participant with respect to an outstanding award without the participant’s consent. Unless terminated earlier, the IMAX LTIP will terminate in June 2023, on the tenth anniversary of the date on which it is approved by shareholders, and no additional awards may be granted after this date. Awards granted prior to this date will remain outstanding in accordance with their terms.

Change-in- Control

In the event of a transaction constituting a change-in-control of the Company (as determined by the Compensation Committee), the Compensation Committee may take steps it considers appropriate with respect to outstanding awards, including accelerating vesting, providing for deemed attainment of performance conditions, providing for the lapse of restrictions on an award, providing that outstanding awards will terminate or expire unless settled in full prior to a specified date, or terminating or cancelling any outstanding award in exchange for a cash payment. The treatment may be specified in the award document or determined at a subsequent time. In the absence of action by the Compensation Committee in the event of a change-in-control, the IMAX LTIP provides that awards granted pursuant to the IMAX LTIP, if assumed by the successor entity, will vest if the participant’s employment or service relationship with the Company is terminated without cause or with good reason within twenty-four months following the change-in-control.

Termination of Employment

The Compensation Committee will specify, at or after the time of grant of an award, the effect, if any, that a participant’s termination of employment or the participant’s death or disability will have on the vesting, exercisability, settlement or lapse of restrictions applicable to an award. The treatment may be specified in the award document or determined at a subsequent time.

Other Provisions

Recoupment. All awards granted under the IMAX LTIP, any payments made under the IMAX LTIP and any gains realized upon exercise or settlement of an award shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

Dividends and Dividend Equivalents. The Compensation Committee may provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding award. Any such dividends or interest may either be paid currently or may be deemed to have been reinvested in Common Shares, and may be settled in Common Shares, cash, or a combination of cash and Common Shares. No payment of dividend equivalents may be made until the related award is vested. No dividends or dividend equivalents will be paid with respect to cash performance units, options or SARs.

Shareholder Rights. A participant will have no rights as a shareholder with respect to Common Shares covered by an award until the date the participant or his nominee becomes the holder of record of such Common Shares. Generally, no adjustment will be made for dividends or other rights for which the record date is prior to such date.

Re-pricing of Options and Stock Appreciation Rights. The terms of outstanding awards may not be amended, without shareholder approval, to reduce the exercise price of outstanding options or SARs, or to cancel outstanding options or SARs in exchange for cash, other awards, or options or SARs with an exercise price that is less than the exercise price of the original options or SARs.

Adjustments or Changes in Capitalization. In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividends, recapitalization, reorganization, liquidation, merger or other similar corporate event or distribution of stock or property affecting the Common Shares, the aggregate number of Common Shares available for issuance under the IMAX LTIP, the various IMAX LTIP limits, and the number of Common Shares subject to, and exercise or grant price of outstanding awards will be appropriately adjusted by the Compensation Committee in order to preserve the benefits or potential benefits intended to be made available to the participants.

Limited Transferability. Generally, an award may only be transferred upon the participant’s death to a designated beneficiary or in accordance with the participant’s will or the laws of descent or distribution, and pursuant to a domestic relations order. The Compensation Committee also may permit limited transferability, generally to a participant’s family member, a trust for the benefit of a family member, a charitable organization, or any other individual or entity permitted under law and the rules of the exchange that lists the applicable award.

Awards of Restricted Share Units Contemplated for 2013

Management intends to recommend to the Compensation Committee that awards of restricted share units be granted to certain employees and consultants of the Company in June 2013, subject to approval of this proposal by shareholders. In connection with the IMAX LTIP, the Company intends to transition from equity grants consisting solely of stock options to a mix of equity grants, the majority of which would be restricted share units, while keeping the overall value of such grants consistent with historical practice.

If this proposal is not approved by the Company’s shareholders, the restricted share unit awards will not be recommended or granted. However, the Compensation Committee will continue to have authority to grant additional option awards under the existing Stock Option Plan to the extent that Common Shares are available for issuance under that plan. If the IMAX LTIP is approved by shareholders, the Board of Directors will consider whether annual equity grants to Board members may be comprised of stock options and/or restricted share units.

U.S. Federal Income Tax Conse quences

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to certain awards that may be granted under the IMAX LTIP based on current tax laws. The summary does not include any state, local or foreign tax laws. This discussion is intended for the information of shareholders considering how to vote at the Special Meeting and not as tax guidance to individuals who participate in the IMAX LTIP.

Nonqualified Stock Options and Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of a nonqualified stock option or SAR. The participant generally will recognize ordinary income upon exercise, in an amount equal to the excess of the fair market value of the shares received at the time of exercise (including any shares withheld by the Company to satisfy tax withholding obligations) over the exercise price.

Incentive Stock Options. A participant will not recognize taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, the participant generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be capital gain, long-term if the shares have been held for more than one year.

Restricted Shares. A participant will not recognize taxable income upon the grant of restricted shares. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares received. Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year. The participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

Restricted Share Units and Performance Stock Units. A participant will not recognize taxable income upon the grant of restricted share units or performance stock units. The participant will recognize ordinary income at the time the Common Shares are delivered equal to the fair market value of the shares (or cash) received. Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.

Tax Effect for the Company. The Company generally will receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to the named executive officers (other than the Chief Financial Officer (the “CFO”)). Under Section 162(m) of the U.S. tax code, the annual compensation paid to these executive officers may not be deductible to the extent it exceeds $1,000,000. The Company may preserve the deductibility of compensation over $1,000,000 if certain conditions are met. These conditions include shareholder approval of the IMAX LTIP, setting limits on the number of shares that may be issued pursuant to awards, and, for awards other than options and SARs, establishing performance criteria that must be met before the award will be paid or vest. As described above, the IMAX LTIP has been designed to permit the Compensation Committee to grant awards that qualify as “performance-based compensation” for purposes of Section 162(m) and to exclude these awards from the $1,000,000 calculation. However, the Compensation Committee may, in its discretion, grant equity awards that will not qualify as “performance-based compensation” and thus may not be deductible.

Canadian Federal Income Tax Consequences

The following is a brief description of the Canadian federal income tax consequences generally arising with respect to certain awards that may be granted under the IMAX LTIP based on current tax laws. The summary does not include any provincial, territorial or foreign tax laws. This discussion is intended for the information of shareholders considering how to vote at the Special Meeting and not as tax guidance to individuals who participate in the IMAX LTIP. The summary assumes that the participants are employees at the time the awards are granted.

Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of an incentive stock option, nonqualified stock option or SAR. The participant generally will be required to include in income an amount equal to the excess of the fair market value of the Common Shares of the Company received at the time of exercise (including any shares withheld by the Company to satisfy tax withholding obligations) over the exercise or grant price. This amount is considered employment income for the year in which the options or rights are exercised. The participant may be entitled to a deduction for one-half of the amount included in income on the exercise of options in certain circumstances. In the case of SARs paid in cash, a further condition is that this deduction is available only if the Company has filed an election to forego a deduction by it of the cash payment.

Restricted Shares and Restricted Share Units. In the case of restricted share units where the Common Shares of the Company are delivered within three years following the end of the year the units were granted, no amount is required to be included in a participant’s income until such shares are delivered. At such time, an amount equal to the fair market value of the Common Shares received is included in the participant’s employment income. Otherwise, a participant generally will be required to include in employment income, upon the grant of restricted shares or restricted share units, an amount equal to the fair market value of the restricted shares or restricted share units received. Such fair market value will be determined taking into account the vesting and other conditions. A participant may be entitled to an offsetting deduction if the vesting conditions for restricted share units are not met and the units are canceled. A participant whose restricted shares are canceled will be deemed to have disposed of the restricted shares to the Company, which may give rise to all or any combination of a deemed dividend, gain or loss.

Performance Stock and Performance Stock Units. A participant will not recognize taxable income upon the grant of performance stock or performance stock units. The participant will be required to include in employment income, at the time the Common Shares of the Company are delivered, an amount equal to the fair market value of the Common Shares received.

Cash Performance Units. If the performance period is more than three years, a participant will be required to include in employment income, upon the grant of cash performance units, an amount equal to the fair market value of the units at the time of grant. The participant may be entitled to an offsetting deduction if the performance targets are not met. If the performance period is three years or less, no amount is required to be included in a participant’s employment income until the year the cash is received.

Tax Effect for the Company. The Company generally will not be entitled to any deduction in computing its income in respect to an award granted or Common Shares delivered to a participant. However, the Company may be entitled to deduct cash payments made to a participant to the extent that the amount is reasonable in the circumstances and provided that, in the case of SARs paid in cash, the Company has not filed an election to forego a deduction by it of the cash payment.

The forgoing is not to be considered as tax advice to any person who may be a participant in the plan and any such persons are advised to consult their own tax counsel. The forgoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation such as the tax consequences of deferred compensation or state and local taxes.

New Plan Benefits

Because the granting of awards under the IMAX LTIP is completely within the discretion of the Compensation Committee, it is not possible to determine at this time the awards that may be made to officers or other employees under the plan in the future.

The IMAX Long-Term Incentive Plan requires the approval of shareholders by ordinary resolution, which requires that a majority of the votes cast at the Special Meeting be in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. If approved by the holders of the Common Shares the Long-Term Incentive Plan will become effective immediately. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the ordinary resolution.

The Board of Directors asks its shareholders to vote FOR the following resolution at the Special Meeting:

RESOLVED that the IMAX Corporation 2013 Long-Term Incentive Plan as set forth in Appendix “B” to the proxy circular of the Company dated April 22, 2013 be approved.

Item No. 6 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“Say-on-Pay”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this Circular.

As discussed in this Circular, the objectives of the Company’s executive compensation program are to:

•

provide competitive compensation programs that consist of cash and equity-based components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the Company’s Named Executive Officers for their individual contributions to the success of Company;

•	link executive compensation to the Company’s long-term strategic objectives; and

•	align executive officers’ interests with shareholders’ interests through an equity award framework that creates a sense of ownership and shared risk among executives.

Consistent with these goals and as discussed in the Compensation Discussion and Analysis below, the Company has structured its annual and long-term incentive based cash and non-cash compensation programs to motivate executives to achieve the business goals set by the Company, to reward the executives for achieving such goals and to encourage retention of executives beyond the current year. We encourage you to carefully review the Compensation Discussion and Analysis, the tabular compensation disclosures and the related narrative disclosures beginning on page 21 of this Circular for additional information about the Company’s compensation programs, including information about the fiscal year 2012 compensation of the Company’s Named Executive Officers.

The Company is asking its shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Circular. This proposal, commonly known as a “Say-on-Pay” proposal, gives the Company’s shareholders the opportunity to express their views on the Company’s Named Executive Officers’ compensation. This Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Circular.

The Board of Directors, including members of the Compensation Committee, considered the results of the 2011 shareholder Say-on-Pay vote at the June 1, 2011 Board of Directors’ meeting. Over 92% of votes cast on the proposal approved the Company’s compensation program as described in the Company’s 2011 proxy circular. Because of this strong support of the Company’s compensation program at the 2011 annual meeting, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for 2012. At the 2012 annual meeting, shareholder support for the re-election to the Board of Directors for members of the Compensation Committee was somewhat lower than expected. Subsequently the Board of Directors approved certain changes to the executive compensation program, as described in “Compensation Discussion and Analysis – Assessment of Executive Compensation Program in 2012.” Such changes include a new long-term incentive program designed to mitigate the risk profile of stock options, a prohibition on pledging and hedging the Company’s securities, the anticipated implementation of new share ownership guidelines and the intention to eliminate guaranteed bonuses.

The Board of Directors, including members of the Compensation Committee, considered the results of the shareholder Say-on-Frequency vote at the June 1, 2011 Board of Directors’ meeting. Since a majority of the votes cast for the Say-on-Frequency vote expressed a preference for having the Say-on-Pay vote every two years, the Board of Directors determined that an advisory vote on executive officers’ compensation would be conducted every second year, until the next vote on the frequency of such votes. Therefore, the Company’s next Say-on-Pay vote will be held at the 2015 annual meeting of shareholders. The Company welcomes the input of its shareholders on its compensation policies and compensation program at any time, and not just during the year in which it conducts a Say-on-Pay vote.

Shareholders will be asked to indicate their support for the compensation of the Company’s Named Executive Officers, as discussed in this Circular by ordinary resolution, which requires that a majority of the votes cast at the Special Meeting be in favor of the resolution. Voting “ABSTAIN” is the equivalent to voting “WITHHOLD”. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.

The Board of Directors asks its shareholders to vote FOR the following resolution at the Special Meeting:

RESOLVED that the shareholders approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure set forth in the proxy circular of the Company dated April 22, 2013.

Although the vote is advisory and non-binding in nature, the Board of Directors and the Compensation Committee will review the voting results and will consider shareholder views in connection with the Company’s executive compensation program. If there are a significant number of negative votes, the Board of Directors and the Compensation Committee will seek to understand and consider the concerns that influenced the vote in making future decisions about executive compensation programs.

EXECUTI VE OFFICERS

The following table sets forth certain information regarding the executive officers of the Company as of April 11, 2013.

Name	Age	Position
Richard L. Gelfond	57	Chief Executive Officer & Director
Joseph Sparacio	53	Executive Vice President & Chief Financial Officer
Greg Foster	50	Chairman & President, IMAX Entertainment
Robert D. Lister	44	Chief Legal Officer & Chief Business Development Officer
Mark Welton	49	President, IMAX Theatres
David B. Keighley	64	Chief Quality Officer & President, David Keighley Productions 70MM Inc.
Larry O’Reilly	50	Executive Vice President, Worldwide Sales
Brian Bonnick	56	Chief Technology Officer
Andrew Cripps	53	Executive Vice President & President, Europe, Middle East and Africa
Carrie Lindzon-Jacobs	36	Executive Vice President, Human Resources
G. Mary Ruby	55	Chief Administrative Officer & Corporate Secretary
Jeffrey Vance	41	Senior Vice President, Finance & Controller
Edward MacNeil	48	Senior Vice President, Finance

Richard L. Gelfond assumed the role of sole Chief Executive Officer of the Company in April 2009. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University. Mr. Gelfond is a member of the board of directors of the Atlantic Counsel. He is also a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

Joseph Sparacio joined the Company in May 2007 as Executive Vice President and was appointed Chief Financial Officer (“CFO”) in August 2007. Prior to joining the Company, Mr. Sparacio served as Senior Vice President and Chief Financial Officer for the programming company iN Demand L.L.C. from June 2002 until his employment with the Company. From 1998 to 2002, Mr. Sparacio served as Vice President of Finance and Controller for Loews Cineplex Entertainment Corporation. From 1994 to 1998, Mr. Sparacio served as Vice President, Finance and Controller of Loews Theater Management Corp., and from 1990 to 1994, he served as Controller. Prior to joining Loews, Mr. Sparacio spent eight years with Ernst & Young. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Greg Foster joined the Company in March 2001 as President, Filmed Entertainment, and was appointed Chairman & President, Filmed Entertainment in September 2004. In January 2013, Mr. Foster’s title changed to Chairman & President, IMAX Entertainment as a result of a change in the title of the Filmed Entertainment department. Prior to joining the Company, Mr. Foster was Executive Vice-President of Production at MGM/UA. Prior to that, Mr. Foster held other senior positions including Senior Vice-President of Motion Picture Marketing Research during his 15 years at MGM/UA. In 1999, Mr. Foster founded uMogul, a financial services company and held the position of Chairman, Co-Founder and President.

Robert D. Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs & General Counsel, and was appointed Chief Legal Officer & Chief Business Development Officer in January 2012. Previous to that, Mr. Lister held the position of Senior Executive Vice President & General Counsel since December 2007 and has held various other positions within the Company including Executive Vice President, Business & Legal Affairs, Corporate Communications & General Counsel and Executive Vice President, Legal and Business Affairs & General Counsel. Prior to joining the Company, Mr. Lister was Vice President, General Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the Company. Prior to that, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation, a behavioral healthcare company, from 1996 to 1998. Mr. Lister is a member of the Board of Directors of 3net, a joint venture of Sony, Discovery Communications, and the Company. Mr. Lister is a member of the New York State Bar Association.

Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed President, IMAX Theatres in October 2011. Previous to that, Mr. Welton held the position of Executive Vice President, Corporate and Digital Development & Theatre Operation since April 2007 and has held various other positions within the Company including: Senior Vice President, Business Affairs; Senior Vice President, Theatre Operations; and Executive Vice President, Theatre Operations & General Manager, Digital. Prior to joining the Company Mr. Welton was an associate lawyer at the law firm Stikeman, Elliot from 1994 until his employment with the Company.

David B. Keighley joined the Company in February 1988 and was appointed Chief Quality Officer in October 2011. Previous to that, Mr. Keighley held the position of Executive Vice President of the Company since July 2007 and Senior Vice President from 1997 to 2007. Mr. Keighley is President of David Keighley Productions 70MM Inc., a subsidiary of the Company. Mr. Keighley is responsible for motion picture and digital post-production and image quality assurance.

Larry O’Reilly joined the Company in March 1994 as the Sales Manager, Film Distribution and was appointed Executive Vice President, Worldwide Sales in October 2011. Mr. O’Reilly held the position of Executive Vice President, Theatre Development from September 2004 to October 2011 and has held various other positions within the Company including Manager, Business Development, Film; Director, Strategic Partnerships; Director, Commercial Marketing: The Americas; Vice President, Sales, The Americas; and Senior Vice President, Theatre Development & Film Distribution.

Brian Bonnick joined the Company in January 1999 as Vice President, Research & Technology and was appointed Chief Technology Officer in October 2011. Previous to that, Mr. Bonnick held the position of Executive Vice President, Technology since June 2006 and held the position of Senior Vice President, Technology from August 2001 to June 2006. Prior to joining the Company, Mr. Bonnick was Vice President, Engineering and Operations for Electrohome Corporation. Prior to that Mr. Bonnick was Vice President and General Manager at TSB International Inc., a telecommunications company. Mr. Bonnick is registered as a professional engineer by the Association of Professional Engineers of Ontario.

Andrew Cripps joined the Company in February 2012 as Executive Vice President and serves as President, Europe, Middle East and Africa (“EMEA”). Prior to joining the Company, Mr. Cripps was President, Paramount Pictures International from 2007 to 2012. Prior to that Mr. Cripps held various positions at UIP, a joint venture distribution company between Paramount and Universal from 1986 to 2007 including President and COO, Vice-President, Sales, South East Asia, Senior Vice President, International Sales and Executive Assistant to the General Manager, Japan. Mr. Cripps is a member of the British Academy of Film and Television Arts and the Academy of Motion Picture Arts and Sciences. Mr. Cripps was a member of the Operating Committee and the Compensation Committee of United International Pictures from January 2007 to December 2011.

Carrie Lindzon-Jacobs joined the Company in May 2011 as Senior Vice President, Human Resources and was appointed Executive Vice President, Human Resources in May 2012. Prior to joining the Company, Ms. Lindzon-Jacobs was Head of Human Resources and Organizational Development at Courtyard Group from 2007 to 2011. Prior to that Ms. Lindzon-Jacobs held various positions at the Canadian Imperial Bank of Commerce (CIBC) from 2001 to 2007 including Head of Human Resources, Amicus (President's Choice Financial Banking) and concurrently Director, Human Resources, International Retail and Wealth Management. Ms. Lindzon-Jacobs is a member of the Human Resources Professional Association.

G. Mary Ruby joined the Company in October 1987 as Associate General Counsel and was appointed Chief Administrative Officer & Corporate Secretary in March 2011. Previous to that, Ms. Ruby held the position of Executive Vice President, Corporate Services (Legal, Human Resources and Administration) & Corporate Secretary since January 2008 and has held various other positions within the Company including Senior Vice President, Human Resources and Administration; Senior Vice President, Legal Affairs & Corporate Secretary; and General Counsel of the Company. Ms. Ruby is also Deputy General Counsel and acts as Corporate Secretary to the Board of Directors. In November 2004, Ms. Ruby was appointed by the Company’s Audit Committee as Chief Compliance Officer, responsible for oversight of the Company’s Whistle Blower Program. Ms. Ruby is a member of the Ontario Bar Association.

Jeffrey Vance joined the Company in October 2004 as Manager, Business Operations and was appointed Senior Vice President, Finance and Controller in March 2011. Previous to that, Mr. Vance served as Vice President, Finance and Controller since February 2008 and has held various other positions within the Company including Co-Controller and Director, Finance and Treasurer. Prior to joining the Company, Mr. Vance was employed in the Audit and Business Advisory Division at Arthur Andersen LLP from 1994 to 2002, most recently as Audit Manager, and was the Assistant Director, Financial Administration at FedEx Trade Networks Transport and Brokerage

(Canada) Inc. from 2002 to 2003 and Eastern Region Controller and Manager of Administration at Comstock Canada Ltd. from 2003 to 2004. Mr. Vance is a member of the Canadian Institute of Chartered Accountants.

Edward MacNeil joined the Company in April 1994 as Director, Taxation & Treasury and was appointed Senior Vice President, Finance in August 2007. Mr. MacNeil served as interim Chief Financial Officer from August 2006 to August 2007 and has held various other positions within the Company including Director and Senior Vice President of Digital Projection Limited, a former subsidiary of the Company; and Vice President Finance, Tax and Special Projects. Prior to joining the Company, Mr. MacNeil was a Taxation Manager at PricewaterhouseCoopers. Mr. MacNeil is a member of the Canadian Institute of Chartered Accountants.

2012 EQUITY COMPENSATION PLANS

The following table sets forth information regarding the Company’s Equity Compensation Plan as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Stock Options ($/share) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,441,068	18.48	5,855,417
Equity compensation plans not approved by security holders	Nil	Nil	Nil

Total	7,441,068	18.48	5,855,417

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Shares as of April 11, 2013 or as otherwise indicated in the notes below, including: (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all directors and the Named Executive Officers, individually; and (iii) all directors and officers as a group. The Company’s Named Executive Officers are the individuals who served during 2012 as Chief Executive Officers, Chief Financial Officer and the three most highly compensated executive officers of the Company, other than the Chief Executive Officers and the Chief Financial Officer, who were serving as executive officers as of December 31, 2012 (collectively, the “Named Executive Officers”).

Name of Beneficial Owner of Common Shares	Common Shares Beneficially Owned, Controlled or Directed (1)		Stock Options Exercisable within 60 days	Total	Percent of Outstanding Common Shares (2)
Richard L. Gelfond	320,500	(3)	1,332,333	1,652,833	2.4%
Bradley J. Wechsler	277,800	(4)	374,000	651,800	1.0%
Neil S. Braun	5,000	(5)	24,000	29,000	*
Eric A. Demirian	Nil		34,108	34,108	*
Garth M. Girvan	73,702	(6)	65,584	139,286	*
David W. Leebron	25,892	(7)	77,163	103,055	*
I. Martin Pompadur	Nil		34,108	34,108	*
Marc A. Utay	586,131	(8)	69,880	656,011	1.0%
Michael MacMillan	1,665	(9)	n/a	1,665	*
Joseph Sparacio	Nil		87,000	87,000	*
Andrew Cripps	Nil		100,000	100,000	*
Greg Foster	26,000	(10)	400,000	426,000	*
Robert D. Lister	9,000	(11)	56,000	65,000	*
All directors and executives	1,338,192		3,027,301	4,365,493	6.2%

*	Less than 1%
(1)	Statements as to securities beneficially owned by directors and executive officers, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to the Company.
(2)	The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 66,893,851 Common Shares outstanding as of April 11, 2013 adjusted for Common Shares issuable through the exercise of vested stock options held by such person, plus stock options held by such person that vest within 60 days of that date.
(3)	Mr. Gelfond has sole voting and dispositive power with respect to 300,400 Common Shares and shared voting and dispositive power with respect to 20,100 Common Shares.
(4)	Mr. Wechsler has sole voting and dispositive power with respect to 88,300 Common Shares and shared voting and dispositive power with respect to 189,500 Common Shares.
(5)	Mr. Braun has sole voting and dispositive power with respect to 5,000 Common Shares.
(6)	Mr. Girvan has sole voting and dispositive power with respect to 73,702 Common Shares.
(7)	Mr. Leebron has sole voting and dispositive power with respect to 24,592 Common Shares and shared voting and dispositive power with respect to 1,300 Common Shares.
(8)	Mr. Utay has sole voting and dispositive power with respect to 541,131 Common Shares and shared voting and dispositive power with respect to 45,000 Common Shares.
(9)	Mr. MacMillan has sole voting power with respect to 1,665 Common Shares and shared dispositive power with respect to 1,665 Common Shares.
(10)	Mr. Foster has shared voting and dispositive power with respect to 26,000 Common Shares. As of April 11, 2013, Mr. Foster also had outstanding 50,000 SARs, which entitle Mr. Foster to receive cash from the Company for any increase in the fair market value of the Common Shares from the fair market value on the grant date to the date of exercise of the SARs. The SARs may be replaced by the Company, at its option, with stock options in certain circumstances and subject to certain restrictions.
(11)	Mr. Lister has sole voting and dispositive power with respect to 9,000 Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The Reporting Persons are also required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file.

During the fiscal year ended December 31, 2012, one report on Form 4 was not timely filed by Marc A. Utay relating to the acquisition of 45,000 Common Shares by gift from a third party. Other than such report on Form 4, based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) received from, or written representations by, the Reporting Persons, in respect of the fiscal year ended December 31, 2012, the Company believes that all other such reports were timely filed by the Reporting Persons.

MANAGEMENT CEASE TRADE ORDER

On April 3, 2007, certain directors, senior officers and certain former employees were prohibited from trading in the securities of the Company pursuant to management cease trade orders issued by the Ontario Securities Commission (the “OSC”) and certain other provincial securities regulators in connection with the delay in filing certain of the Company’s financial statements. All management cease trade orders were fully revoked on November 22, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of the compensation program for the Company’s Named Executive Officers and the rationale for the program elements and decisions for the year ended December 31, 2012. For 2012, the Company’s Named Executive Officers were as follows:

•	Richard L. Gelfond, Chief Executive Officer (“CEO”);

•	Joseph Sparacio, Executive Vice President & Chief Financial Officer;

•	Andrew Cripps, Executive Vice President, IMAX Corporation, and President, EMEA, IMAX International Sales Corporation;

•	Greg Foster, Chairman & President, IMAX Entertainment; and

•	Robert D. Lister, Chief Legal Officer & Chief Business Development Officer.

Compensation Philosophy and Objectives

The following principles have guided the Company in developing its compensation programs and in determining total compensation levels for the Company’s Named Executive Officers:

•	the Company must be prepared to compete with larger organizations with greater resources for executive talent, particularly in the competitive media and technology industries;

•	the Company’s compensation practices should take into account the dynamic nature of the Company’s business, its rapid rate of growth, global nature and diverse lines of business; and

•

the Company’s compensation programs should encourage the Company’s Named Executive Officers to increase long-term shareholder value in a manner that appropriately balances short-term growth objectives and does not create undue risk for the Company and its shareholders.

The Company’s compensation philosophy is to attract and retain key talent, to motivate performance and achievement, to effect a pay for performance culture and to reward for superior performance. The objectives of the Company’s compensation program are to:

•

provide competitive total compensation packages that include short-term cash and long-term equity-based incentive components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the Company’s Named Executive Officers for their relative individual contributions to the success of Company;

•	link executive compensation to the Company’s long-term strategic objectives; and

•	align executive officers’ interests with shareholders’ interests through an equity award framework that creates a sense of ownership and shared risk among executives.

Based on the foregoing philosophy and objectives, the Company has structured its annual short-term cash and long-term non-cash compensation programs to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Assessment of Executive Compensation Program during 2012

In order to remain up-to-date with evolving compensation standards, the Compensation Committee reviewed such standards and made recommendations regarding changes to the Company’s executive compensation program to the Board of Directors. The approved changes are described below. All such changes will take effect in 2013. While the Company’s overall compensation philosophy and objectives have remained consistent with prior years, the Company believes that the approved changes will help it to further effect that philosophy and those objectives.

•

Adopt a New Long-Term Incentive Plan. The Compensation Committee and the Board of Directors have approved a new Long-Term Incentive Plan, the IMAX LTIP, which, if approved by shareholders, will allow the Compensation Committee to issue a number of different types of equity awards, including stock options, restricted share units and performance-based awards. The Compensation Committee believes that an omnibus plan allows the Company to make awards other than stock options that enhance alignment of executive compensation with shareholders’ interests. In particular, if the IMAX LTIP is approved by shareholders, the Compensation Committee intends to consider grants of restricted share units to the Company’s Named Executive Officers, which the Compensation Committee believes will help the Company retain and engage top talent by mitigating the higher risk profile of stock options. For a more detailed description of the IMAX LTIP and its benefits, please see Item No. 5. - “Approval of the 2013 IMAX Long-Term Incentive Plan” on page 11. In connection with the IMAX LTIP, the Company intends to transition from equity grants consisting solely of stock options to a mix of equity grants, the majority of which would be restricted share units, while keeping the overall value of such grants consistent with historical practice.

•

Establish New Peer Group. Working with Mercer (US) Inc. (“Mercer”), the Compensation Committee established a new peer group of public companies for assessing executive compensation levels and mix in order to ensure that the Company’s pay level and practices are competitive. For a description of the Company’s new peer group, please see “Comparator Group” on page 24.

•

Adopt Share Ownership Guidelines. The Company is in the process of implementing share ownership guidelines that will require key executives of the Company to accumulate and hold a meaningful ownership interest in the Company’s Common Shares in order to more closely align interests between those executives and the Company’s shareholders. See “Share Ownership Guidelines” on page 31.

•

Prohibit Short Sales, Hedging and Pledging of Company Securities. The Company recently revised its Insider Trading Policy to prohibit officers, directors and employees from engaging in short sales of the Company’s securities and from buying or selling puts or calls on, or any other financial instruments that are designed to hedge or offset decreases and increases in the value of, the Company’s securities (including, but not limited to, derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds), that might otherwise be inconsistent with the alignment of executive officers’ interests with shareholders’ interests. The Insider Trading Policy also prohibits the pledging of Company securities as collateral for a loan, including through the use of margin accounts with a broker.

•

Eliminate Guaranteed Bonuses. In 2013, the Company intends to amend its one employment agreement that provides for a minimum guaranteed bonus to eliminate such bonus. The Company does not intend to grant guaranteed bonuses to any of its employees in the future.

The Company and the Compensation Committee will continue to evaluate the effectiveness of the Company’s compensation program and will make additional changes they deem necessary to ensure that the Company’s compensation practices reflect the Company’s pay for performance philosophy.

Summary of 2012 Perf ormance and Results

The Company’s financial performance in 2012 was very strong, with key highlights including the following:

•	increase in total revenues of 20% over prior year, to $284.3 million;

•	increase in adjusted net income of 95% over prior year, to $54.3 million, or $0.80 per diluted share (1);

•	IMAX DMR® box office growth of approximately 50%, to over $620 million, driven by network growth and a global film portfolio; and

•	achievement of positive cash-flow, with free cash flow of $38 million versus a loss of $57 million in 2011(1).

(1)	For a reconciliation of adjusted net income to reported net income and for definition of adjusted free cash flow, please see “Non-GAAP Financial Measures” on page 48 of this Circular.

In addition to these financial successes, the Company signed deals for 142 theater systems in 2012, 121 of which were for new theaters. With these new theater signings, the Company’s backlog as of December 31, 2012, grew to 276 theater systems, from 263 theaters at the end of 2011. The Company also installed 107 new theaters in 2012, resulting in 20% year-over-year growth in the Company’s commercial theater network. The Company believes that continued growth of its theater network positions the Company for continued financial success over the long term.

As a result of these achievements, the Company accomplished virtually all of its key objectives for 2012. In setting 2012 compensation, the Company took into account its success in accomplishing key objectives, increased size and significance of the Company’s theater network and film slate, the Company’s continued strong expansion of its international operations, the increased visibility of the IMAX® brand, progress in the development of new technology and products, and the pursuit of new business opportunities. Accordingly, the Company’s Named Executive Officers earned compensation for 2012 that was generally at or above the target compensation opportunities established for them. This result is consistent with the intent and design of the Company’s variable pay programs, which link pay directly to improved operating results, and results in reduced compensation in years in which financial results do not meet expectations.

Executive Compensation Process

Scope and Authority of the Compensation Committee

The Compensation Committee is currently composed of Messrs. Pompadur (Chairman), Demirian and Utay, all of whom fulfill the independence requirements of Section 303A of the NYSE Listed Company Manual and Section 1.2 of Canadian National Instrument 58-101. These rules provide that an independent director be a person other than an officer or employee of the Company or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director and sets forth specific categories of relationships that disqualify a director from being independent (any such director, an “Independent Director”).

The Compensation Committee operates under a written mandate, the Compensation Committee Charter, which was adopted by the Company’s Board of Directors.

The Compensation Committee’s responsibilities include (but are not limited to) the following:

•	preparing and approving the compensation package of the CEO;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and evaluating the performance of the CEO against these goals and objectives;

•	reviewing all new employment, consulting, retirement and severance arrangements for the CEO;

•	reviewing and approving, on an annual basis, the components and the amount of compensation paid to executive officers;

•	evaluating and making recommendations to the Board of Directors regarding the Company’s equity-based and incentive compensation plans, policies and programs; and

•	reviewing this Compensation Disclosure and Analysis and recommending to the Board of Directors its inclusion in this Circular.

Role of the Compensation Committee in Determining CEO Compensation

The Compensation Committee prepares and approves the compensation package of the CEO, including rendering decisions with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation. In evaluating the CEO, the Compensation Committee will consider:

•	the CEO’s skill set, experience, historical performance and expected future contribution to the Company, and the impact on the Company if the CEO were to depart from employment with the Company;

•	the level of total compensation for the Company’s other senior executives; and

•	as described below, pay information from other companies and published surveys and other public compensation disclosures as a general market reference.

Role of the CEO in Executive Compensation Decisions

        The Board of Directors has determined that to best align executive compensation with shareholders’ interests and the Company’s business strategy, the CEO should make recommendations with respect to the equity and non-equity compensation of other Named Executive Officers given his familiarity with the Company’s day-to-day operations and his insight into executive performance and what rewards and incentives are effective. Accordingly, each year, the CEO reviews the performance of each member of the executive team, including the Named Executive Officers, in consultation with other supervising executives, and reaches certain conclusions and recommendations based on these reviews, including with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation. In evaluating a Named Executive Officer, the CEO will consider the following:

•

an individual’s skill set, experience, historical performance and expected future contribution to the Company, and the impact on the Company if such individual would depart from employment with the Company;

•	actual and relative performance and contribution;

•	the level of total compensation for the Company’s other senior executives; and

•	as described below, pay information from other companies and in some cases, published surveys and other public compensation disclosures as a general market reference.

The Compensation Committee then reviews and approves the components and amount of compensation recommended by management and the compensation packages are implemented by the Company. In the event that the compensation package involves a decision to grant an equity award, any such award must be approved by the Board of Directors or the Compensation Committee.

Role of Compensation Consultant

Under the Compensation Committee Charter, the Compensation Committee is empowered to retain compensation consultants to assist the Compensation Committee in evaluating executive officer compensation and awards to be granted pursuant to the Company’s long-term incentive plans. The Compensation Committee has the sole authority to retain and terminate compensation consultants and to review and approve such consultants’ fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from internal or external advisors as it deems appropriate to assist the Compensation Committee in fulfilling its responsibilities. The Compensation Committee has the authority to request that any officer or employee of the Company or the Company’s outside counsel attend a meeting of the Compensation Committee or to meet with any members of, or consultants to, the Compensation Committee.

The Compensation Committee retained Mercer in 2012 to review the Company’s compensation practices, particularly the mix of executive compensation pay levels and its long-term incentive program. In order to assess the competitiveness of the IMAX’s executive compensation levels and mix, Mercer:

•	worked with the Company’s management to develop a peer group of public companies (as further described below in “Use of Compensation Survey Data”); and

•	assessed executive pay levels and pay mix relative to market data derived from peer company proxy filings and published surveys.

With respect to the Company’s long-term incentive program, Mercer:

•	analyzed the mix of long-term incentive vehicles used by comparator companies; and

•	assessed the Company’s current program relative to comparator company practices, general market practice and the Company’s business and human capital objectives.

In 2012, the Compensation Committee determined that Mercer is independent. The Compensation Committee considered the following six factors when reviewing Mercer’s independence: (i) whether Mercer provided any other services to the Company; (ii) the amount of fees paid by the Company to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures that have been adopted by Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual consultant from Mercer with a member of the Compensation Committee; (v) any business or personal relationship of the individual consultant with an executive officer of the Company; and (vi) whether the individual consultant owns any stock of the Company. The Compensation Committee has the sole authority to retain or terminate the services of its compensation consultant and to establish the fees paid to the consultant. In addition to services for the Compensation Committee, Mercer provided actuarial services to the Company in 2012 in connection with the Company’s defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), and external benchmarking of executive-level (non-Named Executive Officer) roles.

Use of Compensation Survey Data

In making compensation decisions, the Compensation Committee may from time to time consider and compare the form and level of compensation disclosed by other companies of similar size, industry or other characteristics to get a general understanding of the compensation structures maintained by these companies. In addition, the Compensation Committee periodically compares elements of total compensation against survey data provided by outside compensation consultants, proxy data and industry-specific published survey sources, which include data from the comparator companies. However, given the Company’s diversified and highly unique businesses, the history of innovations behind its product offerings, and the global nature of its employee base and operations, the Compensation Committee believes it is difficult to make true peer comparisons to the Company. As a result, while the Compensation Committee believes that external survey data is a useful tool in assessing executive compensation, it must be evaluated in the context of sound business judgment based on specific knowledge of the Company and its executive leaders.

Comparator Group

During 2012, Mercer, together with input from the Company’s management and the Compensation Committee, worked to develop a new comparator group of 12 public companies (the “Comparator Group”). Data from the Comparator Group is used by the Company and the Compensation Committee to assess the magnitude of executives’ pay, the pay mix, as well as general pay practices. The companies included in the Comparator Group are comprised of a mix of entertainment and technology companies. In particular, companies were selected that exhibit one or more of the following characteristics: (i) motion picture studio relationships; (ii) international revenue of at least 20%; (iii) average annual revenue growth of at least 10% over the last three years; and (iv) brand recognition among consumers. In addition, to ensure a comparison against organizations of a similar size, these groups include companies with revenues and/or market capitalization of one-third to three times the revenue and/or market capitalization of the Company. The companies in the Comparator Group identified by Mercer and the Company in 2012 are as follows:

DTS, Inc.	Corus Entertainment Inc.
TIVO Inc.	Take-Two Interactive Software, Inc.
RealD Inc.	Dolby Laboratories, Inc.
World Wrestling Entertainment, Inc.	Six Flags Entertainment Corporation
Rovi Corporation	Lions Gate Entertainment Corp.
DreamWorks Animation SKG, Inc.	Cinemark Holdings, Inc.

Based on its analysis of proxy data for executives in the Comparator Group, Mercer concluded that, with respect to the CEO’s 2012 compensation, the Company’s pay mix is consistent with market and that base salary, total cash compensation and total direct compensation all approximate the market median. With respect to the remainder of the Named Executive Officers, Mercer concluded that, on average, the Company’s pay was at the median for base salary, total cash compensation and total direct compensation, with some variation by individual. With respect to the pay mix of certain of the Named Executive Officers, Mercer concluded that the Company places less emphasis on long-term incentives than the market. Mercer therefore recommended increasing long-term incentive awards for those executives in order to increase the Company’s competitiveness and align the Company’s pay mix with the market. Finally, based on its analysis of the long-term incentives of the companies in the Comparator Group as well as general market practice and Company’s business and human capital objectives, Mercer recommended that the Company adopt a long-term incentive vehicle to provide additional forms of equity in addition to stock options. Consistent with Mercer’s recommendation, the Compensation Committee and the Board of Directors have approved and submitted for shareholder approval a new Long-Term Incentive Plan, which is described in further detail in Item No. 5. - “Approval of the 2013 IMAX Long-Term Incentive Plan” on page 11.

Going forward, the Company and the Compensation Committee, as applicable, intend to benchmark the magnitude of executives’ pay, as well as to assess pay mix and general pay practices against the comparator data from time to time as the Compensation Committee deems advisable in connection with setting pay, entering into new employment agreements or renewing existing employment agreements. While the Compensation Committee generally targets the 50th to 75th percentile with regard to total direct compensation for the Named Executive Officers, actual total direct compensation will depend on a variety of factors including performance, experience, tenure in position and critical skills.

Employment and Change-in-Control Agreements

Currently, the Company has written employment agreements with all of its Named Executive Officers, which are described in detail below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 36. The Company believes that these agreements are critical to enable it to attract and retain talent, while still allowing the Compensation Committee and the CEO sufficient discretion to determine overall compensation in a given year. The employment agreements specify details of the approach to salary, bonus, equity awards, and restrictive covenants surrounding executive officer employment, including non-competition and non-solicitation provisions. Generally, the employment agreements were established at the time of hire and are amended from time to time to extend or modify the terms of employment, including to reflect a promotion or other change in job responsibility or to provide for additional equity awards and other items.

Certain of the employment agreements require that the Company make certain payments to the relevant Named Executive Officers in the event of a termination of employment for various reasons, including upon a change-in-control. The provisions setting forth certain payments upon a change-in-control are designed to promote stability and continuity of senior management in the event of a transaction involving a change-in-control of the Company. The Company’s severance and change-in-control benefits were determined on the basis of market practices in order to both provide this stability, as well as to provide a competitive overall compensation package to the Named Executive Officers.

During 2012, the Company entered into an employment agreement with Mr. Cripps and amended the employment agreements of Mr. Sparacio and Mr. Lister. For a description of the material terms of the Company’s employment agreement with Mr. Cripps, as well as the amendments to Mr. Sparacio’s and Mr. Lister’s employment agreements, please see “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 36. There were no other new employment agreements or employment agreement amendments or renewals for the Named Executive Officers during 2012.

Executive Compensation Components

For the fiscal year ended December 31, 2012, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	annual cash bonus awards;

•	long-term incentive compensation in the form of stock options;

•	retirement and pension plans; and

•	other personal benefits and perquisites.

In establishing each component of a Named Executive Officer’s compensation, the Compensation Committee is guided by the following principles:

•

as executives move to higher levels of responsibility with more direct influence over the Company’s performance, they should have a higher percentage of pay at risk and tied to shareholder value. Accordingly, as executives become more senior, the percentage of their total direct compensation derived from base salary decreases;

•

as executives become more senior, a greater proportion of their overall compensation is derived from long-term incentive compensation rather than short-term compensation. The Company believes that this motivates executives to take actions that are most conducive to the Company’s long-term growth and viability and helps ensure focus on the Company’s long-term success; and

•

equity compensation should increase as salary grade levels increase. Since the Company’s most senior executive officers are in positions that most directly impact the Company’s performance, their focus should be to achieve sustainable growth and long-term profit for the Company. By awarding compensation in the form of equity, the Company believes that its compensation encourages executives to behave like owners and aligns executives’ and shareholders’ interests.

Annual Base Sal ary

The Company provides each of the Named Executive Officers, with a competitive fixed annual base salary to compensate them for services rendered during the fiscal year and to provide a base level of income and cash flow that is not subject to performance-related risk or discretion. The base salary for each of the Company’s Named Executive Officers is specified in his employment agreement. In reviewing base salaries for the Named Executive Officers, the Company primarily considers: (i) the executive’s position and responsibilities; (ii) the executive’s capability, knowledge, skills and experience relative to the job requirements; (iii) market data for executives with similar responsibilities; (iv) the executive’s actual and relative performance and contribution and; (v) other cash and non-cash components of the executive’s total compensation. Base salary levels for Named Executive Officers are typically considered upon renewal of the Named Executive Officers’ employment agreement or upon an amendment to the Named Executive Officer’s employment agreement in connection with a promotion or other change in job responsibility. Base salary levels may be changed during the course of the year as the result of a promotion or other change in position or responsibility. In connection with the extension of his employment agreement, Mr. Sparacio’s base salary was increased to $425,000 effective May 14, 2012 and $450,000 effective May 14, 2013. In connection with his promotion to the role of Chief Legal Officer & Chief Business Development Officer, Mr. Lister’s base salary was increased to $550,000 effective January 1, 2012 and to $600,000 effective January 1, 2013.

Performance-Based Incentive Compensation

The Company has no pre-established policy or target, other than the general parameters described above, for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Company annually determines the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Factors the Company considers in determining the appropriate mix of incentive compensation for the Company’s employees, including the Named Executive Officers, include the ability to further corporate business objectives, particularly key strategic and operational initiatives, management and budgetary responsibility and level of seniority.

Annual Cash Bonus Awards

The Company provides its Named Executive Officers with competitive annual performance bonus opportunities as a percent of their salary through its management bonus plan (the “Management Bonus Plan”). The purpose of the Management Bonus Plan is to:

•	link annual cash compensation to the achievement of annual priorities and key objectives of the business, including overall company performance; and

•	reward individual performance and contribution.

A key aspect of the Company’s compensation philosophy is that as executives move to greater levels of responsibility, the percentage of their compensation that is at risk and that is based on performance increases. Therefore, as executives become more senior, the bonus opportunity comprises a larger portion of their total compensation.

In 2012, each of the Named Executive Officers, other than Mr. Gelfond, received cash bonuses under the Company’s Management Bonus Plan. Awards under the Management Bonus Plan are determined based on achievement of corporate objectives and a qualitative evaluation of individual performance, and are discretionary, other than the minimum bonus guarantee to which Mr. Foster is contractually entitled as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 36. The Company intends to eliminate any minimum bonus guarantees during 2013.

Bonuses are awarded based on the performance of the Company and the actual performance and relative contribution of the participating employee. Bonuses are determined following the review of both the financial performance of the Company for the applicable fiscal year and the executive’s individual performance during the year. Generally, half of a participating Named Executive Officer’s bonus will be based upon the Company’s performance, while the remaining half is based upon the personal performance of the Named Executive Officer. The Company’s assessment of its overall performance at year end considers the achievement of corporate financial, strategic and operational objectives including, but not limited to, income and revenue earned by the Company, theater signings and installations particularly under joint revenue sharing arrangements and in international markets, film performance, and technology development. The assessment of a Named Executive Officer’s personal performance takes into account the level of achievement of certain individual goals and objectives which are determined on an annual basis by such Named Executive Officer in consultation with the CEO. Examples of individual goals and objectives include business targets, operating, strategic, budgetary and/or managerial goals.

The Company employs broad parameters rather than fixed formulas to assess both Company and individual performances and to make recommendations to the Compensation Committee for bonus amounts for the Named Executive Officers. While the Company does set specific corporate and personal objectives at the beginning of a given year, these objectives are not set quantitative targets but rather guidelines to be used in determining bonuses at year-end. Neither the Company nor the Compensation Committee is limited to considering these pre-determined objectives in assessing performance and neither is the failure nor success of any such objectives dispositive with respect to the final assessment of either Company or personal performance. Also, while employment agreements and employment arrangements generally set forth target and, in some cases, maximum bonuses, these targets are discretionary guidelines. The Company retains the discretion (unless otherwise contractually obligated) to recommend to the Compensation Committee no bonus, to recommend bonuses below the target or to recommend bonuses that exceed the target, in each case, as circumstances warrant. Similarly, the Compensation Committee retains the discretion to determine the final bonus amount notwithstanding the applicable targets. The Company believes that, at this time, a flexible annual bonus process is more appropriate and yields better results than setting fixed quantitative targets in advance since a flexible process allows the Company and the Compensation Committee to consider: (i) goals set by the Board of Directors and communicated to senior management at any point during the year; (ii) the effects of unanticipated events and circumstances on the Company’s business or on a particular executive’s performance; and (iii) the performance and contribution of the executive relative to other executives.

In assessing Company performance for 2012, the Compensation Committee considered the Company’s meeting virtually all of its key objectives, strong financial performance, increased size and significance of the Company’s theater network and film slate, the Company’s continued strong expansion of its international operations, the increased visibility of the IMAX® brand, progress in the development of new technology and products and the pursuit of new business opportunities. For 2012, the Named Executive Officers received bonuses that represented the following percentages of their target bonus opportunities:

Named Executive Officer	2012 Bonus as Percentage of Target Bonus Opportunity

Richard Gelfond	113%

Joseph Sparacio	101%

Andrew Cripps	95%

Greg Foster	n/a

Robert D. Lister	114%

In assessing individual performance for 2012, the Company recognized Mr. Sparacio’s efforts in connection with the increasing stability of the Company’s financial controls, Mr. Lister’s handling of the Company’s legal, regulatory and public reporting matters and business development efforts, Mr. Foster’s role in expanding the Company’s strong relationships with Hollywood film distributors, and Mr. Cripps’ role in the continued global expansion of the IMAX theater network. As a result of this assessment, each of Messrs. Sparacio, Cripps and Lister received bonuses greater than or roughly equal to their bonus targets. Mr. Foster’s employment agreement does not set forth a target bonus opportunity.

The Compensation Committee is responsible for determining Mr. Gelfond’s annual bonus based on its qualitative assessment of Company performance and his personal contribution to the Company’s overall success. In awarding Mr. Gelfond’s 2012 bonus, the Compensation Committee recognized the Company’s strong financial performance in 2012, as well as the continued expansion of the worldwide IMAX theater network and the Company’s continued success securing a robust slate of high-profile Hollywood films for release to IMAX theaters. As result of this assessment, Mr. Gelfond received a bonus that was slightly higher than his bonus target.

Long-Term Incentive Compensation

The Company believes that long-term incentive awards are important in recognizing the scope of responsibilities, rewarding demonstrated performance, creating alignment between senior management and shareholders and in preserving the continuity of executive leadership through retention. The level of benefit received by the Company’s executive officers is dependent, to a large degree, on the Company’s execution of its strategy and on delivering significant and sustained growth.

The Company’s long-term incentive compensation for certain employees, including each of the Named Executive Officers, has generally been provided through the grant of stock options with service-based vesting conditions (and, under certain limited conditions, SARs). The Compensation Committee believes that grants of stock options with service-based vesting conditions are appropriate vehicles for providing forward-looking incentives and retention to the continuing members of management. Stock option awards to Named Executive Officers have been granted as part of an annual grant to employees who participate in the Company’s SOP, as described below, or pursuant to individual employment agreements.

As part of its review of the Company’s compensation practices in 2012, Mercer assessed the Company’s long-term incentive compensation practices by analyzing the long-term incentive vehicles used by companies in the Comparator Group and assessing the Company’s current long-term compensation program relative to practices of the companies in the Comparator Group, general market practice and the Company’s business and human capital objectives. As a result of Mercer’s assessment, the Compensation Committee determined that beginning in 2013, the Company should shift from its practice of issuing only stock options to a policy of issuing a mix of time-based restricted share units and stock options. As with stock options, restricted share units provide for forward-looking incentives and possess excellent retentive characteristics, but restricted share units may also help address a disconnect the Company has recently experienced between the cost incurred by the Company from the issuance of stock options and the value perceived by executives. In addition, because restricted share units (unlike stock options) retain value even if the Company’s stock price has decreased from the time of their issue, the issuance of restricted share units will help the Company retain and engage top talent by mitigating the de-motivating impact of underwater stock options. Finally, since restricted share units retain value even while underwater, and are therefore expected to have a lower level of forfeiture, fewer restricted share units are granted relative to the number of stock options that may be granted. As a result, restricted share unit grants may be less dilutive than stock option grants. In connection with the new IMAX LTIP, the Company intends to transition from equity grants consisting solely of stock options to a mix of equity grants, the majority of which would be restricted share units, while keeping the overall value of such grants consistent with historical practice. The Compensation Committee will continue to evaluate the appropriateness of a performance-based long-term incentive plan for Named Executive Officers.

Stock O ptions

The Company maintains a stock option plan, the SOP, under which the Company has granted stock options to officers, employees, consultants and eligible directors (the “SOP Participants”) to purchase Common Shares on the terms and conditions set out thereunder. The Company grants stock options pursuant to the SOP to align executives’ interests with those of the Company’s shareholders over the long term. As further described in Item No. 5 - “Approval of the 2013 IMAX Long-Term Incentive Plan” on page 11, the Compensation Committee and the Board of Directors have approved the new IMAX LTIP from which, if approved by shareholders, the Company will grant stock options to SOP Participants beginning in 2013.

The SOP is administered by the Board of Directors which has delegated the responsibility of administering the SOP to the Compensation Committee. The Compensation Committee is currently composed of Messrs. Pompadur (Chairman), Demirian and Utay, all of whom are Independent Directors. The Compensation Committee is responsible for performing the functions required of it under the SOP, including the grant of stock options to SOP Participants under the SOP, subject to guidelines determined by the Company’s Human Resources department and the Compensation Committee.

In determining the number of stock options to grant to the Named Executive Officers, the Company will from time to time consider and compare compensation disclosed by the Comparator Group to get a general understanding of the compensation structures maintained by similarly situated companies. Moreover, the Company periodically compares various elements of stock-based compensation against general survey data provided by outside consultants. In addition, consideration is given to each Named Executive Officer’s actual performance and relative contribution, salary range, responsibility and the number of stock options granted to the Company’s other executive officers. The Board of Directors or the Option Committee approves any stock option grant to a Named Executive Officer.

All awards of stock options are made with an exercise price equal to the fair market value of the Company’s Common Shares on the date of grant. The fair market value of a Common Share on a given date means the higher of the closing price of a Common Share on the grant date (or the most recent trading date if the grant date is not a trading date) on the NYSE, the TSX or such other national exchange, as may be designated by the Company’s Board of Directors. Stock options are generally exercisable for a maximum period of 10 years from the date of grant, subject to earlier termination if the SOP Participant’s employment, consulting arrangement or term of office with the Company terminates. The Board of Directors or the Option Committee determines vesting requirements. If a Named Executive Officer’s employment or term of office with the Company terminates for any reason, stock options which have not vested are generally cancelled 30 days after the termination date, subject to certain exceptions as further described in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 36. The Company accounts for stock-based payments to officers, employees and eligible directors in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (previously SFAS 123R).

Eligible newly hired or promoted executives receive their award of stock options as soon as practicable following their hire or promotion. With respect to the Company’s Named Executive Officers, stock option awards are generally granted as part of an annual grant to numerous employees or in connection with employment agreement renewals.

Messrs. Gelfond, Cripps, Foster and Lister generally receive periodic stock option grants at the time of their employment agreement renewals. Mr. Sparacio receives stock option grants in connection with Company’s annual grant of stock options to employees. Messrs. Sparacio, Cripps and Lister received stock option grants during 2012. In February 2012, in connection with his entry into an employment agreement with the Company, Mr. Cripps received a grant of 400,000 stock options, 100,000 of which will vest on the first four anniversary dates of his agreement. In January 2012, Mr. Lister received a grant of 100,000 stock options in connection with his promotion and the extension of his employment agreement through January 10, 2014, 20,000 of which vested in January 2013 and 40,000 of which will vest on the second and third anniversary of his agreement. In March 2013, Mr. Sparacio received a grant of 20,834 stock options in connection with the annual stock option grants to senior management.

Stock Appreciation Rights

In 2007, the Company issued SARs to certain of its executives pursuant to individual employment agreements. The use of SARs as a long-term incentive enabled the Company to preserve share capacity under the SOP while continuing to align employee incentives with the performance of the Company’s Common Shares and shareholders’ interests. The SARs entitle recipients to receive cash from the Company for any increase in the fair market value of the Common Shares from the fair market value on the date of grant to the date of exercise of the SARs. The terms of SARs granted to Named Executive Officers are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. Factors the Company considered in deciding whether and how many SARs to grant to Named Executive Officers included the relevant Executive’s role and responsibilities and the financial and accounting impact of the SARs on the Company.

The Company has the right but not the obligation, to cancel at any time, all or from time to time, any part of the existing SARs and to replace the cancelled SARs with stock options, or at the Company’s discretion, restricted shares, in certain circumstances and subject to certain restrictions.

No SARs have been granted since 2007 and the Company currently has no intention to issue additional SARs in the future. Messrs. Foster and Lister are the only employees of the Company with SARs remaining.

Retirement and Pension Plans

The Company maintains an unfunded defined benefit pension plan, the SERP, covering Mr. Gelfond and the Company’s former Co-CEO, Bradley Wechsler. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of the member’s best average 60 consecutive months of earnings (base salary and cash bonus) over his employment history. The SERP was implemented by the Company in July 2000 pursuant to the employment agreements of Messrs. Gelfond and Wechsler. The benefits under the SERP for Mr. Gelfond are 100% vested.

Under the terms of the SERP, if Mr. Gelfond’s employment is terminated other than for cause, he is entitled to receive SERP benefits in the form of a lump sum payment. SERP benefit payments to Mr. Gelfond are subject to a deferral for six months after the termination of his employment, at which time Mr. Gelfond will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short-term obligations. The term of Mr. Gelfond’s current employment agreement has been extended through December 31, 2013. In accordance with the terms of his employment agreement, any compensation earned by Mr. Gelfond during 2011, 2012 and 2013 would not be included in calculating his benefit payments under the SERP. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company.

The 2012 Summary Compensation Table on page 32 presents, consistent with SEC rules, the 2012 change in pension value for Mr. Gelfond. This amount represents the change in the actuarial present value of his accumulated benefits under the SERP. The change in value presented in the 2012 Summary Compensation Table reflects a year-over-year update to applicable calculation assumptions from December 31, 2011 to December 31, 2012, including a decline in the relevant discount rate assumption resulting from a decline in market interest rates and the effect of a one-year delay in the benefit commencement date. The change in pension value presented in the 2012 Summary Comp Table represents actuarial calculations based upon an assumption of retirement as of December 31, 2012 and does not reflect actual assumptions used given his continued and expected employment beyond 2013. Mr. Gelfond’s accumulated benefit under the SERP becomes payable only upon Mr. Gelfond’s death, retirement or resignation, the termination of Mr. Gelfond’s employment without cause or a change-in-control of the Company. The accumulated benefit under the SERP will ultimately be recalculated as of the date of the relevant termination event at which point assumptions such as the lump sum discount rates will be known and fixed under the SERP and the SERP benefit will become payable six (6) months thereafter. Mr. Gelfond has informed the Company that he does not currently intend to retire prior to the expiration of his current employment agreement on December 31, 2013.

The Company also maintains an unfunded post-retirement benefit plan covering Mr. Gelfond. The plan provides that the Company will maintain retiree health benefits for Mr. Gelfond, until he becomes eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by Mr. Gelfond. Mr. Gelfond is fully vested in this plan.

The Company maintains defined contribution pension plans for all of its employees. Each of the Named Executive Officers participates in one of these plans under the same terms as other employees. The Company makes contributions to these pension plans on behalf of employees in an amount up to 5% of their base salary, subject to certain prescribed maximums. During the fiscal year ended December 31, 2012, the Company contributed an aggregate of $20,000 to the Company's U.S. defined contribution employee pension plan under Section 401(k) of the U.S. Internal Revenue Code on behalf of Messrs. Gelfond, Sparacio, Foster and Lister and $25,875 to the Company’s UK defined contribution plan on behalf of Mr. Cripps.

Other Personal Benefits and Perquisites

The Company provides all employees, including the Named Executive Officers, with personal benefits and modest perquisites that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior talent for key positions. The Company periodically reviews the levels of personal benefits and perquisites provided to the Named Executive Officers to ensure competitiveness and value to the employees. The Company does not provide significant perquisites to its Named Executive Officers.

The Named Executive Officers are provided either with use of Company automobiles or with car allowances.

Effective January 1, 2012, certain senior executives, including each of the Named Executive Officers other than Mr. Cripps, have participated in the Company’s executive supplemental health reimbursement plan. The plan, which covers certain of the Company’s senior executives located in the United States, provides expanded coverage and reimbursement of services not covered by the Company’s medical, dental and vision plans.

Each Named Executive Officer is also entitled to receive a cash payment upon such executive’s death through the Company’s life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to two times his base salary, subject to prescribed maximums. In addition to its broader policy covering all Named Executive Officers, the Company has agreed to reimburse Mr. Gelfond for the premiums related to a $15 million term life insurance policy that became effective in January 2010. In 2012, the Company reimbursed Mr. Gelfond for $87,378 in annual premiums. This annual reimbursement will continue until such time as Mr. Gelfond receives his lump sum payment under the terms of the SERP. In addition, with respect to Mr. Foster, the Company pays the premiums associated with a $3 million term life insurance policy for the duration of his employment, which amounts to approximately $1,700 per year, as well as a fully-paid $3.5 million whole life insurance policy for Mr. Foster, which amounts to approximately $135,000 per year for a five year period that began in 2010.

In connection with the renewal of his employment agreement in 2010, the Company has agreed to reimburse Mr. Foster for reasonable expenses incurred in connection with his participation in an executive MBA program of Mr. Foster’s choice. No amounts in respect of such an MBA program were actually reimbursed during 2012.

Attributed costs to the Company of the personal benefits and perquisites described above for the Named Executive Officers for the fiscal year ended December 31, 2012, are reported below in the “All Other Compensation” column of the “2012 Summary Compensation Table”.

Consideration of Say-on-Pay

The Company’s most recent Say-on-Pay vote was held at the 2011 annual shareholders meeting, where over 92% of votes cast were in support of the Company’s compensation program as described in the 2011 proxy statement.

The Board of Directors, including members of the Compensation Committee, considered the results of the 2011 shareholder Say-on-Pay vote at the June 1, 2011 Board of Directors’ meeting. Over 92% of votes cast on the proposal approved the Company’s compensation program as described in the Company’s 2011 proxy circular. Because of this strong support of the Company’s compensation program at the 2011 annual meeting, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for 2012. At the 2012 annual meeting, shareholder support for the re-election to the Board of Directors for members of the Compensation Committee was somewhat lower than expected. Subsequently, the Board of Directors approved certain changes to the executive compensation program, as described in “Compensation Discussion and Analysis – Assessment of Executive Compensation Program in 2012.” Such changes include a new long-term incentive program designed to mitigate the risk profile of stock options, a prohibition on pledging and hedging the Company’s securities, the anticipated implementation of new share ownership guidelines and the intention to eliminate guaranteed bonuses.

Tax and Accounting Considerations

To the extent that any compensation paid to the Named Executive Officers constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Company intends to cause the compensation to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Company also takes accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (previously SFAS 123R) into account in structuring compensation programs and determining the form and amount of compensation awarded.

Share Ownership Guidelines

The Company is in the process of implementing Common Share ownership guidelines to encourage the Named Executive Officers and other executives to accumulate a significant ownership stake so that they are invested in maximizing long-term shareholder returns. Under the guidelines, members of the Company’s senior management, including the CEO, its executive officers and the vice president of Investor Relations will have to achieve and maintain share ownership that is a specified multiple of his or her annual base salary. Executives subject to the policy will have to satisfy the guidelines within five years of becoming subject to the policy (or plan inception, if later).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2012 with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 11, 2013	Respectfully submitted,

I. Martin Pompadur (Chairman)
Eric A. Demirian
Marc A. Utay

2012 SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by the Named Executive Officers during the registrant’s last three completed fiscal years.

Name and Principal Position of Named Executive Officer	Year ended December 31	Salary ($)	Bonus ($)		Option Awards (1) ($)		Change in Pension Value ($)		All Other Compensation ($)		Total ($)
Richard L. Gelfond	2012	750,000	1,000,000		n/a		1,729,808	(2)	126,275	(3)	3,606,083	(4)
Chief Executive Officer	2011	750,000	500,000		3,180,000		929,871		127,545		5,487,416
	2010	600,000	1,200,000		7,360,000		3,791,459		123,288		13,074,747

Joseph Sparacio	2012	415,865	150,000	(5)	432,800	(6)	n/a		25,320	(7)	1,023,985
Executive Vice President & CFO	2011	394,519	105,000		668,500		n/a		17,059		1,185,078
	2010	372,346	225,000		490,200		n/a		17,033		1,104,579

Andrew Cripps (8)	2012	639,150	578,787	(5)	3,748,000	(9)	n/a		48,184	(10)	5,014,121
Executive Vice President & President, EMEA, IMAX International Sales Corporation

Greg Foster	2012	700,000	650,000	(5)	n/a		n/a		163,317	(11)	1,513,317
Chairman & President, IMAX Entertainment	2011	700,000	475,000		n/a		n/a		149,990		1,324,990
	2010	700,000	800,000		4,988,000		n/a		146,988		6,644,988

Robert D. Lister	2012	550,000	250,000		773,000	(12)	n/a		38,271	(13)	1,611,271
Chief Legal Officer & Chief Business Development Officer	2011	487,853	165,413		n/a		n/a		37,612		690,878
	2010	464,622	250,000		n/a		n/a		28,887		743,509

(1)	As required by SEC rules, the “Option Awards” columns in this Summary Compensation Table reflect the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a Named Executive Officer realizes value with respect to stock option awards will depend on the Company’s actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.
(2)	This amount represents the change in the actuarial present value of Mr. Gelfond’s accumulated benefits under the SERP. Primarily as a result of a drop in the assumed lump sum conversion rate, offset by the effect of a one-year delay in the benefit commencement date, the actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP as at December 31, 2012 increased by $1,729,808, as compared to December 31, 2011. See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for more information related to this calculation.
(3)	This amount reflects: (i) $44,353 for the payment by the Company of life insurance premiums on the life of Mr. Gelfond and related applicable taxes of $43,025 as described above in “Other Personal Benefits and Perquisites”; (ii) $5,000 for contributions to the Company’s defined contribution pension plans; (iii) $7,032 for the Supplemental Health reimbursement premiums; and (iv) $26,865 for personal use of a Company-provided automobile.
(4)	The actuarial increase in the SERP (see footnote 2 above) accounts for a significant portion of the total compensation.
(5)	This amount was paid under the Management Bonus Plan, as described above in “Performance-Based Incentive Compensation – Bonus Awards”.
(6)	This amount reflects the grant date fair value of the 40,000 stock options granted on March 8, 2012. The stock options vest in five installments. 4,000 on March 8, 2013, 6,000 on March 8, 2014, 8,000 on March 8, 2015, 10,000 March 8, 2016, and 12,000 on March 8, 2017.
(7)	This amount reflects: (i) $774 for the payment by the Company of life insurance premiums on the life of Mr. Sparacio; (ii) $5,000 for contributions to the Company’s defined contribution pension plans; (iii) $7,032 for the Supplemental Health reimbursement premiums; and (iv) $12,514 for allowance for personal automobile use.
(8)	Mr. Cripps’ salary, bonus and other compensation were earned in British Pounds. The British Pound compensation values have been converted to and reported in U.S. dollars using the Bank of Canada close rate for the last day of the month preceding an actual payment date.
(9)	This amount reflects the grant date fair value of the 400,000 stock options granted on February 27, 2012. The stock options vest in four equal installments of 100,000 on each of February 27, 2013; February 27, 2014; February 27, 2015; and February 27, 2016.
(10)	This amount reflects: (i) $8,777 for the payment by the Company of benefit premiums for Mr. Cripps; (ii) $25,875 for contributions to the Company’s defined contribution pension plans; and (iii) $13,532 for allowance for personal automobile use.
(11)	This amount reflects: (i) $136,547 for the payment by the Company of life insurance premiums on the life of Mr. Foster as described above in “Other Personal Benefits and Perquisites”; (ii) $5,000 for contributions to the Company’s defined contribution pension plans; (iii) $7,032 for the Supplemental Health reimbursement premiums; and (iv) $14,738 for allowance for personal automobile use.
(12)	This amount reflects the grant date fair value of the 100,000 stock options granted on January 9, 2012 to Mr. Lister in connection with his employment renewal. The stock options vest in three installments. 20,000 on January 9, 2013; 40,000 on January 9, 2014; and 40,000 on January 9, 2015.

(13)	This amount reflects: (i) $774 for the payment by the Company of life insurance premiums on the life of Mr. Lister; (ii) $5,000 for contributions to the Company’s defined contribution pension plans; (iii) $7,032 for the Supplemental Health reimbursement premiums; and (iv) $25,465 for allowance for personal automobile use.

The material terms of the Named Executive Officers’ employment agreements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information relating to grants of stock options made to Named Executive Officers during the fiscal year ended December 31, 2012 under any plan, including awards that subsequently have been transferred. No SARs were granted to Named Executive Officers during the fiscal year ended December 31, 2012.

Name and Principal Position of Named Executive Officer	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)		Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Option Awards ($) (3)
Richard L. Gelfond	n/a	Nil		Nil	Nil
Chief Executive Officer

Joseph Sparacio	March 8, 2012	40,000	(4)	25.82	432,800
Executive Vice President & CFO

Andrew Cripps	February 27, 2012	400,000	(5)	24.70	3,748,000
Executive Vice President & President, EMEA, IMAX International Sales Corporation

Greg Foster	n/a	Nil		Nil	Nil
Chairman & President, IMAX Entertainment

Robert D. Lister	January 9, 2012	100,000	(6)	20.25	773,000
Chief Legal Officer & Chief Business Development Officer

(1)	Each stock option entitles the Named Executive Officer to purchase one Common Share.
(2)	Stock options were granted with an exercise price equal to 100% of the fair market value of the Common Shares on the applicable date of grant. Fair market value of a Common Share on a given date refers to the higher of the closing price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on the NYSE or the TSX.
(3)	This amount represents the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a Named Executive Officer realizes value with respect to stock option awards will depend on the Company’s actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.
(4)	The stock options vest in five installments: 4,000 on March 8, 2013, 6,000 on March 8, 2014, 8,000 on March 8, 2015, 10,000 March 8, 2016, and 12,000 on March 8, 2017.
(5)	The stock options vest in four equal installments of 100,000 on each of February 27, 2013; February 27, 2014; February 27, 2015; and February 27, 2016.
(6)	The stock options vest in three installments: 20,000 on January 9, 2013; 40,000 on January 9, 2014 and 40,000 on January 9, 2015.

The material terms of the Named Executive Officers’ employment agreements or arrangements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information relating to unexercised equity awards for each Named Executive Officer outstanding as of December 31, 2012.

Option/SARs Awards
	Number of Securities		Number of Securities
Name and Principal Position of Named Executive Officer	Underlying Unexercised Options/SARs (#) Exercisable		Underlying Unexercised Options/SARs (#) Unexercisable		Option/SARs Exercise Price ($)	Option/SARs Expiration Date
Richard L. Gelfond	99,000	(1)	Nil		5.24	June 3, 2014
Chief Executive Officer	300,000	(1)	Nil		2.88	December 11, 2018
	800,000	(1)	Nil		28.19	December 31, 2020
	Nil		400,000	(1) (2)	18.38	December 31, 2021

Joseph Sparacio	22,500	(1)	Nil		4.16	June 13, 2014
Executive Vice President & CFO	21,000	(1)	10,500	(1) (3)	2.87	December 16, 2015
	15,000	(1)	45,000	(1) (4)	15.88	March 12, 2017
	5,000	(1)	45,000	(1) (5)	31.73	March 25, 2018
	Nil		40,000	(1) (6)	25.82	March 8, 2019

Andrew Cripps	Nil		400,000	(1) (7)	24.70	February 27, 2019
Executive Vice President & President, EMEA, IMAX International Sales Corporation

Greg Foster	18,398	(1)	Nil		4.40	March 13, 2016
Chairman & President, IMAX Entertainment	400,000	(1)	200,000	(1) (8)	18.98	April 30, 2017
	100,000	(9)	Nil		6.86	December 31, 2017

Robert D. Lister	36,000	(1)	99,000	(1) (10)	13.38	December 31, 2016
Chief Legal Officer & Chief Business Development Officer	Nil		100,000	(1) (11)	20.25	January 9, 2019
	18,000	(9)	Nil		6.86	December 31, 2017

(1)	Stock options outstanding as of December 31, 2012.
(2)	The stock options were granted to Mr. Gelfond in connection with the extension of his employment agreement with the Company until December 31, 2013. 133,334 of the stock options vest May 1, 2013, 133,333 on September 1, 2013 and 133,334 on December 31, 2013.
(3)	The stock options vest on December 16, 2013.
(4)	12,000 of the stock options vest on March 12, 2013, 15,000 on March 12, 2014 and 18,000 on March 12, 2015.
(5)	7,500 of the stock options vest on March 25, 2013, 10,000 on March 25, 2014, 12,500 on March 25, 2015, and 15,000 on March 25, 2016.
(6)	4,000 of the stock options vest on March 8, 2013, 6,000 on March 8, 2014, 8,000 on March 8, 2015, 10,000 on March 8, 2016 and 12,000 on March 8, 2016.
(7)	100,000 of the options vest on each of February 27, 2013, February 27, 2014, February 27, 2015 and February 27, 2016.
(8)	The stock options vest on July 1, 2013.
(9)	SARs outstanding as of December 31, 2012.
(10)	45,000 stock options vest on December 31, 2013 and 54,000 vest on December 31, 2014.
(11)	The stock options vest in three installments. 20,000 on January 9, 2013; 40,000 on January 9, 2014 and 40,000 on January 9, 2015.

All stock options in the “Outstanding Equity Awards at Fiscal Year-End” table were granted under the SOP as described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

All SARs in the “Outstanding Equity Awards at Fiscal Year-End” table were granted under the Named Executive Officers’ individual employment agreements or other agreements as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

2012 STOCK OPTIONS / SARS EXERCISED

The following table sets forth information relating to the exercise of stock options and SARs during the fiscal year ended December 31, 2012 for each of the Named Executive Officers on an aggregated basis.

	Option Awards			SARs Awards
Name and Principal Position of Named Executive Officer	Number of Shares Acquired on Exercise of Options (#)		Value Realized on Option Exercise ($)	Number of Shares Acquired on Exercise of SARs (#)	Value Realized on SARs Exercise ($)
Richard L. Gelfond	514,185	(1)	8,402,085	Nil	n/a
Chief Executive Officer

Joseph Sparacio	30,000		542,943	Nil	n/a
Executive Vice President & CFO

Andrew Cripps	Nil		n/a	Nil	n/a
Executive Vice President & President, EMEA, IMAX International Sales Corporation

Greg Foster	Nil		n/a	Nil	n/a
Chairman & President, IMAX Entertainment

Robert D. Lister	45,000		333,869	15,000	279,900
Chief Legal Officer & Chief Business Development Officer

(1)	95,185 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of April 23, 2012 and 68,000 were acquired pursuant to the exercise of stock options that had an expiration date of June 5, 2012.

2012 PENSION BENEFITS

The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2012.

Name and Principal Position of Named Executive Officer	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($) (1)	Payments During Last Fiscal Year ($)
Richard L. Gelfond	Supplemental Executive Retirement Plan	11.5	21,341,855	Nil
Chief Executive Officer	Post-Retirement Medical Benefits	—	317,000	Nil

(1)	See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for certain assumptions used to calculate the present value of accumulated benefits.

The Company’s SERP is an unfunded defined benefit pension plan covering Mr. Gelfond, which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. Mr. Gelfond has agreed that any compensation earned during 2011, 2012 and 2013 would not be included in calculating his benefit payments under the SERP. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Gelfond’s SERP benefits became 100% vested on July 10, 2010.

The Company maintains an unfunded retiree health benefit plan covering Mr. Gelfond. The plan provides that the Company will maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by Mr. Gelfond.

Further descriptions of the SERP, the retiree health benefit plan and the Company’s defined contribution plans are summarized above in “Compensation Discussion and Analysis — Retirement and Pension Plans”.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

While the Company has no formal severance plans, the Company has entered into written employment agreements with certain of its executive officers, including Named Executive Officers, which require the Company to make payments to the Named Executive Officers in the event of the termination of their employment in various circumstances, as further described below. These employment agreement provisions are intended to attract, retain and motivate employees, provide stability and continuity in the event of an actual or threatened change-in-control, and ensure that the Company’s executive officers are able to devote their full time and attention to the Company’s operations in the event of an actual or threatened change-in-control.

In addition to the contractual rights of certain of the Named Executive Officers, all of the Named Executive Officers hold stock options granted under the SOP. The SOP describes the impact of certain separation events on stock options granted under the SOP unless provisions in the individual Named Executive Officer’s employment agreement overrides the terms of the SOP.

•

Termination without cause; voluntary resignation; death/disability: If the SOP Participant’s employment, consulting arrangement or term of office is terminated without cause or by reason of the SOP Participant’s voluntary resignation, death or permanent disability, (i) unvested stock options will be cancelled, and (ii) the SOP Participant (or the SOP Participant’s estate) will be generally entitled to exercise the SOP Participant’s vested stock options for a period of thirty days, or such longer period as the Board of Directors or Compensation Committee determines, following the date of termination of employment.

•

Termination with cause: If the SOP Participant’s employment, consulting arrangement or term of office is terminated for cause, the SOP Participant’s vested and unvested stock options will be cancelled.

•

Change-in-control and termination without cause: All stock options granted immediately will vest and become fully exercisable upon the occurrence of both a change-in-control and either (i) the SOP Participant’s termination without cause, (ii) the diminution of the SOP Participant’s title or responsibilities, or (iii) the SOP Participant being asked to relocate more than twenty-five miles from his existing office.

If the SOP Participant is a party to an employment agreement with the Company or any of its subsidiaries and breaches any of the restrictive covenants in such agreement, the SOP Participant’s unexercised stock options will be cancelled. In certain cases, a Named Executive Officer’s stock option grant is controlled by the terms of his employment agreement, in the event of a conflict between such employment agreement and the terms of the SOP, the terms of the employment agreement shall prevail. Any such departure from the terms of the SOP is noted below.

The analysis below sets forth the amount of compensation that would become payable to each of the Named Executive Officers under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2012. The Company cautions that the actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such individual’s separation from the Company.

Mr. Gelfond

Chief Executive Officer and Director

On November 3, 1998, the Company entered into a renewal agreement, as subsequently amended, with Mr. Gelfond. Mr. Gelfond and the Company entered into the most recent amendment to the agreement on December 12, 2011 which, among other things, extended the current term of Mr. Gelfond’s employment through December 31, 2013. Under the agreement, Mr. Gelfond is entitled to receive a base salary of $750,000 for fiscal years 2011, 2012 and 2013. Mr. Gelfond is eligible to receive a bonus of up to two times his base salary, with a target bonus of one times salary. The bonus is granted at the discretion of the Board of Directors and is based upon the success of the Company in achieving certain goals and objectives. In addition, the agreement contains (i) a customary non-competition provision that extends for the term of the agreement and for four years thereafter, and (ii) a provision requiring Mr. Gelfond to provide the Company with consulting services for a period of three years after the termination of his employment. Pursuant to the terms of his agreement, Mr. Gelfond has received several equity grants. Mr. Gelfond’s equity awards outstanding as of December 31, 2012, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards at Fiscal Year-End.” Unless overridden by specific terms set forth in the agreement, Mr. Gelfond’s stock options are governed by the terms of the SOP, which is described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation – Stock Options”.

As provided for in the agreement, the Company has created a defined benefit pension plan, the SERP, to provide benefits for Mr. Gelfond upon his retirement, resignation or termination other than for cause, see “Compensation Discussion and Analysis – Retirement and Pension Plans” on page 29 for a description of the SERP. Mr. Gelfond is fully vested in his benefits under the SERP. Mr. Gelfond is also entitled to retiree health benefits until he becomes eligible for Medicare and, thereafter, Medicare supplemental coverage selected by Mr. Gelfond.

The Company has agreed to reimburse Mr. Gelfond for the premiums related to a $15 million term life insurance policy that became effective in January 2010. In 2012, the Company reimbursed Mr. Gelfond for $87,378 in annual premiums and related taxes. This annual reimbursement will continue until such time as Mr. Gelfond receives his lump sum payment under the terms of the SERP.

Voluntary retirement or resignation

If Mr. Gelfond were to voluntarily retire or resign prior to the end of his employment term, all unvested stock options would be cancelled immediately. All vested stock options would remain exercisable for the duration of their original term. Upon Mr. Gelfond’s retirement or resignation, he will be entitled to receive SERP benefits in the form of a lump sum payment. Mr. Gelfond will also be entitled to receive retiree health benefits.

If Mr. Gelfond had resigned or elected voluntary retirement as of December 31, 2012, he would have been entitled to an estimated lump sum payment of $21,341,855 reflecting the value of his vested SERP. He would also be entitled to ongoing retiree health benefits, the estimated value of which was $317,000 as of December 31, 2012.

Termination with cause

If Mr. Gelfond’s employment were terminated with cause, unvested stock options would be cancelled immediately. All vested stock options would be required to be exercised within 90 days of such termination, after which any unexercised stock options would be cancelled. In such case, Mr. Gelfond would forfeit his benefits under the SERP, and he would not receive any further compensation under the agreement. Mr. Gelfond, however, would be entitled to receive retiree health benefits. If Mr. Gelfond had been terminated with cause as of December 31, 2012, he would have been entitled to receive retiree health benefits. The estimated value of retiree health benefits, as of December 31, 2012, was $317,000.

Termination without cause

If Mr. Gelfond’s employment were terminated without cause (other than upon a change-in-control), he would not be entitled to receive any cash compensation other than payments owing under the SERP. In addition, if his employment was terminated without cause or his employment agreement was not renewed, all of Mr. Gelfond’s unvested stock options would immediately vest and remain exercisable for a period of three years.

If Mr. Gelfond’s employment had been terminated without cause other than upon a change-in-control as of December 31, 2012, he would have been entitled to an estimated lump sum payment of $22,981,855 reflecting the value of his vested SERP and the value attributed to the accelerated vesting of his stock options. He would also be entitled to ongoing retiree health benefits, the estimated value of which was $317,000 as of December 31, 2012.

Payments upon a Change-in-Control

Upon a sale of the Company, Mr. Gelfond will be entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). If the sale of the Company would have occurred on December 31, 2012, the Company estimates that the Sale Bonus would have been between $1,826,045 and $4,739,499, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change-in-control, Mr. Gelfond will receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006. If there had been a change-in-control of the Company on December 31, 2012, the Incentive Bonus would have been $2,657,250, based on the closing price of the Common Shares on that date ($22.48).

In the event of a change-in-control of the Company, Mr. Gelfond’s unvested stock options and SARs will immediately vest. Mr. Gelfond’s benefits under the SERP also would be accelerated and become payable. Upon a change-in-control, Mr. Gelfond is entitled to the recoupment of certain additional benefits under his SERP entitlement. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company. As of December 31, 2012, the value of this recoupment of benefits would have been $4,049,922.

If the change-in-control is by way of a stock-for-stock merger, Mr. Gelfond’s stock options will vest and be converted at the stock merger conversion ratio into stock options of the acquiring company (if it is public) or a cash-out of the stock options (if the acquiring company is not public).

If a change-in-control had occurred on December 31, 2012, Mr. Gelfond would have been entitled to receive an estimated payment of between $29,875,072 and $32,788,526, depending on the equity assumptions used in calculating the Sale Bonus. This amount includes the Incentive Bonus, the Sale Bonus, the value of his vested SERP benefit and the recoupment of certain SERP benefits. Mr. Gelfond would have realized an estimated payment of $1,640,000, representing the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options calculated using the December 31, 2012 closing price of the Common Shares.

If Mr. Gelfond retired or his employment was terminated in connection with a change-in-control, in addition to the amounts described above, Mr. Gelfond would be entitled to receive retiree health benefits, the estimated value which was $317,000 as of December 31, 2012.

Mr. Sparacio

Executive Vice President & Chief Financial Officer

Effective January 23, 2012, Mr. Sparacio and the Company amended the terms of his employment agreement, extending the term of his employment agreement through May 14, 2014. Under the terms of the agreement, Mr. Sparacio is entitled to receive an annual base salary of $425,000 effective May 14, 2012 and a base salary of $450,000 effective May 14, 2013. The agreement further provides that Mr. Sparacio is entitled to participate in the Management Bonus Plan and to receive a target annual performance bonus of 35% of his base salary, with the possibility of increasing his bonus to up to 52.5% of his base salary. In addition, Mr. Sparacio has received certain stock options from the Company. Mr. Sparacio’s equity awards outstanding as of December 31, 2012, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at Fiscal Year-End.” Upon a termination without cause, Mr. Sparacio’s vested stock options would remain exercisable for a period of six months.

For the term of his employment agreement and for two years thereafter, Mr. Sparacio is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Sparacio’s employment agreement are subject to Mr. Sparacio’s compliance with the non-solicitation and non-competition provisions of his employment agreement.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such retirement or resignation.

Termination with cause

Upon a termination with cause, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such termination. In addition, all of Mr. Sparacio’s unexercised stock options would be cancelled.

Termination without cause

In the event of a termination without cause (other than upon a change-in-control), Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination. In addition, Mr. Sparacio would continue to receive his base salary, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) six months. Mr. Sparacio’s vested stock options would remain exercisable for a period of six months. Under the terms of his employment agreement, Mr. Sparacio is required to mitigate the amount of any severance paid by the Company during the severance period by seeking other employment.

If Mr. Sparacio’s employment had been terminated without cause (other than upon a change-in-control) as of December 31, 2012, he would have been entitled to receive estimated severance payments totaling $659,886, either in the form of continuance or a lump sum payment, at the Company’s election.

Termination without cause upon a Change-in-Control

In the event of a termination without cause upon a change-in-control, Mr. Sparacio is entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of termination. In addition, Mr. Sparacio would continue to receive his base salary, a pro-rata portion of the target bonus, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) 12 months following a change-in-control. Finally, all outstanding unvested stock options would vest immediately.

If Mr. Sparacio’s employment had been terminated without cause upon a change-in-control as of December 31, 2012, he would have been entitled to receive estimated severance payments totaling $1,009,970, either in the form of continuance or a lump sum payment, at the Company’s election. Mr. Sparacio would have realized an estimated payment of $502,905, representing the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options calculated using the December 31, 2012 closing price of the Common Shares.

Mr. Cripps

Executive Vice President & President, EMEA, IMAX International Sales Corporation

On January 31, 2012, the Company entered into an agreement with Mr. Cripps. Under the terms of his agreement, Mr. Cripps’ annual base salary is £475,00 (British Pounds) and the term is two years, from February 27, 2012 through February 27, 2014. Mr. Cripps is entitled to participate in the Management Bonus Plan and to receive a target annual bonus of 100% his base salary. In connection with entry into his employment agreement, Mr. Cripps received 400,000 stock options, 100,000 of which will vest on each on the first four anniversary dates of the agreement.

Voluntary retirement or resignation

Upon retirement or resignation, Mr. Cripps is entitled to receive compensation under applicable UK law, including accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay.

Termination with cause

If Mr. Cripps’ employment had been terminated with cause as of December 31, 2012, he would have been entitled to compensation under applicable UK law, including accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay. All of Mr. Cripps’ unexercised stock options would have been cancelled. Mr. Cripps is not contractually entitled to receive severance payments in connection with a termination with cause.

Termination without cause

Upon termination without cause, Mr. Cripps is entitled to receive compensation under applicable UK law, including accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay. Mr. Cripps is not contractually entitled to receive severance payments in connection with a termination without cause.

Termination without cause upon a change-in-control

If Mr. Cripps’ employment had been terminated without cause as of December 31, 2012, he would have been entitled to the value of his accelerated unvested, in-the-money, stock options using the December 31, 2012 closing price of the Common Shares; however, as of December 31, 2012, Mr. Cripps’ unvested stock options were out-of-the-money.

Mr. Foster

Chairman & President, IMAX Entertainment

Under the terms of his amended employment agreement, which was most recently amended April 29, 2010, Mr. Foster’s employment term extends through July 1, 2013. Mr. Foster receives an annual base salary of $700,000, which is subject to annual review. Mr. Foster is eligible to participate in the Management Bonus Plan. Under the terms of his agreement, Mr. Foster was entitled to a minimum bonus of $500,000 per year. In addition, Mr. Foster is entitled to a term life insurance policy in the amount of $3 million for the duration of his employment agreement and to a fully paid whole life insurance policy in the amount of $3.5 million. Mr. Foster has also received certain stock options and SARs from the Company. Mr. Foster’s equity awards outstanding as of December 31, 2012, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at Fiscal Year-End”. With respect to Mr. Foster’s stock options, in addition to the triggering events set forth in the SOP, the vesting of Mr. Foster’s stock options accelerate in the event of change-in-control that results in Mr. Gelfond ceasing to be CEO of the Company. Mr. Foster’s SARs are governed by the terms of the SOP. The Company has the right, but not the obligation, to cancel at any time all or, from time to time, any portion of the SARs and to replace the cancelled SARs with stock options under certain circumstances and subject to certain restrictions.

For the term of his employment agreement and for two years thereafter, Mr. Foster is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Foster’s employment agreement are subject to Mr. Foster’s compliance with the non-solicitation and non-competition provisions of his employment agreement.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. Foster is entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus, and any outstanding premiums owing for the whole life insurance policy described above within 15 days of such resignation or termination. As of December 31, 2012, the estimated value of the outstanding premiums owing for the whole life insurance policy was $268,146.

Termination with cause

If Mr. Foster’s employment had been terminated with cause as of December 31, 2012, he would have been entitled to receive a payment of $500,000, which represents his minimum bonus in the form of a lump sum payment plus his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay. In addition, all of Mr. Foster’s unexercised stock options and SARs would have been cancelled.

Termination without cause

In the event of a termination without cause, Mr. Foster is entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus, and any outstanding premiums owing for the whole life insurance policy described above within 30 days of his termination. In addition, Mr. Foster would continue to receive his base salary, minimum bonus and benefits for the greater of (i) the remainder of his employment term and (ii) six months (the “Foster Severance Payments”). Under the terms of his employment agreement, Mr. Foster is required to mitigate the Foster Severance Payments by seeking other employment. On the date Mr. Foster obtains other employment, the remaining Foster Severance Payments would be reduced by half.

If Mr. Foster’s employment had been terminated without cause as of December 31, 2012, he would have been entitled to receive an estimated payment of $1,398,733. This amount includes $268,146 which is the outstanding premiums owing for the whole life insurance policy and the Foster Severance Payments totaling $1,130,587 either in the form of continuance or a lump sum payment, at the Company’s election.

Termination without cause upon a change-in-control

If Mr. Foster’s employment had been terminated without cause upon a change-in-control, Mr. Foster would have been entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus, and any outstanding premiums owing for the whole life insurance policy described above within 30 days of his termination. In addition, Mr. Foster would have continued to receive the Foster Severance Payments. Under the terms of his employment agreement, Mr. Foster is required to mitigate the Foster Severance Payments by seeking other employment. On the date Mr. Foster obtains other employment, the remaining Foster Severance Payments would be reduced by half.

If Mr. Foster’s employment had been terminated without cause upon a change-in-control as of December 31, 2012, he would have been entitled to receive an estimated payment of $1,395,217. This amount includes $500,000, which is his minimum 2012 bonus in the form of a lump sum payment, $268,146 which is the outstanding premiums owing for the whole life insurance policy and the Foster Severance Payments totaling $1,127,071 either in the form of continuance or a lump sum payment, at the Company’s election.

Mr. Foster also would be entitled to the accelerated vesting of his unvested stock options. Mr. Foster would have realized an estimated payment of $700,000 representing the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options calculated using the December 31, 2012 closing price of the Common Shares.

Mr. Lister

Chief Legal Officer & Chief Business Development Officer

On January 3, 2012, Mr. Lister and the Company amended the terms of his employment agreement, extending the terms of his employment agreement through January 10, 2014. In connection with the most recent employment agreement amendment, Mr. Lister received a promotion to the new role of Chief Legal Officer & Chief Business Development Officer. Mr. Lister’s base salary was increased to: (i) $550,000 effective January 1, 2012; and (ii) $600,000 effective January 1, 2013. Mr. Lister is entitled to continue to participate in the Management Bonus Plan, with a target annual performance bonus of 40% of his base salary for 2012. Mr. Lister also received 100,000 stock options, 20,000 of which vested on the first anniversary of the amendment, and 40,000 of which will vest on the second and third anniversary of the amendment. For a complete list of Mr. Lister’s equity awards outstanding as of December 31, 2012, and their respective exercise prices and expiration dates, see “Outstanding Equity Awards at Fiscal Year-End” on page 34. In addition to the triggering events set forth in the SOP, the vesting of Mr. Lister’s options accelerate in the event that Mr. Gelfond ceases to be CEO of the Company. Mr. Lister’s SARs are governed by the terms of the SOP, except that with respect to the vesting of the SARs upon a change-in-control, Mr. Lister’s employment agreement provides that the vesting of Mr. Lister’s SARs accelerates upon a change-in-control of the Company (without regard to whether a termination event has occurred). The Company has the right, but not the obligation, to cancel at any time all or, from time to time, any portion of the SARs and to replace the cancelled SARs with options under certain circumstances and subject to certain restrictions.

For the term of his employment agreement and for two years thereafter, Mr. Lister is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Lister’s employment agreement are subject to Mr. Lister’s compliance with the non-solicitation and non-competition provisions of his employment agreement.

Voluntary retirement or resignation

Upon retirement or resignation, Mr. Lister is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such retirement or resignation.

Termination with cause

Upon a termination for cause Mr. Lister is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such termination. In addition, all of Mr. Lister’s unexercised options and SARs will be cancelled.

Termination without cause

In the event of a termination without cause, or in the event that Mr. Lister’s employment agreement is not renewed, Mr. Lister is entitled to receive accrued and unpaid salary, a pro-rated portion of his target bonus, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination. In addition, Mr. Lister would continue to receive base salary, target bonus and benefits for the greater of (i) the remainder of his employment term and (ii) 12 months. Under the terms of his employment agreement, Mr. Lister is required to mitigate the amount of any severance paid by the Company in certain circumstances by seeking other employment. On the date Mr. Lister obtains other employment, the severance payments would be reduced by one-quarter.

In the event that Mr. Gelfond ceases to be CEO of the Company, Mr. Lister is entitled to elect to terminate his employment and, under the terms of his employment agreement, such election is deemed a termination without cause so long as he remains with the Company for six months after Mr. Gelfond ceases to be CEO of the Company.

If Mr. Lister’s employment had been terminated without cause as of December 31, 2012, he would have been entitled to receive a payment of $220,000 which represents the pro-rated portion of his minimum 2012 bonus in the form of a lump sum payment and estimated severance payments totaling $844,905, in either the form of continuance or a lump sum payment, at the Company’s election.

Change-in-Control

If, upon a change-in-control of the Company, Mr. Lister’s employment is terminated without cause or Mr. Lister’s employment agreement is not renewed, he is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination or non-renewal. In addition, Mr. Lister would continue to receive base salary, target bonus and benefits for the greater of (i) the remainder of his employment term and (ii) 18 months. Mr. Lister is also entitled to receive a retention bonus of $107,500 in the event that his employment is terminated without cause within two years of the completion of a change-in-control. In such event, Mr. Lister shall have no obligation to mitigate severance payments.

In the event of a change-in-control of the Company and in the event that Mr. Gelfond ceases to be CEO of the Company, Mr. Lister is entitled to elect to terminate his employment and, under the terms of his employment agreement, such election is deemed to be a termination in connection with a change-in-control without cause so long as he remains with the Company for three months after Mr. Gelfond ceases to be CEO of the Company. In such an event, Mr. Lister will have no obligation to mitigate severance payments.

If there had been a change-in-control and Mr. Lister’s employment had been terminated without cause as of December 31, 2012, he would have been entitled to receive an estimated payment of $1,566,971. Mr. Lister would also be entitled to the accelerated vesting of his unvested stock options. Mr. Lister would have realized an estimated payment of $1,123,900 representing the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options calculated using the December 31, 2012 closing price of the Common Shares.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional fees for service on the Board of Directors. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors. In addition, the Independent Directors of the Company receive Cdn$40,000 per year (or may elect to receive stock options to purchase Common Shares in lieu of this payment) plus Cdn$1,500 for each meeting of the Board of Directors attended in person or by telephone and Cdn$1,200 for each meeting of a Committee of the Board attended in person or by telephone. The Chairman of the Audit Committee receives Cdn$8,000 per year. In addition, each of the Independent Directors are granted stock options to purchase 8,000 Common Shares annually, in accordance with the SOP, at an exercise price equal to the fair market value of the Common Shares on the date of grant, and which vest on the date of grant and expire on the earlier of the date which is two years after the termination of the optionee’s service as a director of the Company or seven years after the date of the grant. The directors’ compensation package was approved by the Board of Directors on June 5, 2012.

A lattice-binomial option-pricing model is used to determine the fair value of the stock option award to be made in lieu of the Cdn$40,000 annual cash retainer. Stock options granted in lieu of the annual cash retainer vest on a quarterly basis to parallel the quarterly payments of the annual cash retainer. See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for the assumptions used to calculate the fair value of the stock options.

Mercer was retained by the Company in August 2011 to assess the competitiveness of current compensation to the Board of Directors. Mercer’s recommendations for changes to the existing levels and mix of compensation are currently under consideration by the Company’s Governance & Nominating Committee. If the 2013 IMAX LTIP is approved by shareholders, the Board of Directors will consider whether annual equity grants to Board members may be comprised of stock options and/or restricted share units.

The following table sets forth information relating to compensation of the directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($) (1)		Option Awards ($) (2)		All Other Compensation ($)		Total ($)
Neil S. Braun (3)	43,012		38,320		Nil		81,332
Eric A. Demirian (4)	32,113		77,234	(5)	Nil		109,347
Garth M. Girvan (6)	16,804		77,234	(5)	Nil		94,038
David W. Leebron (7)	14,430		77,234	(5)	Nil		91,664
I. Martin Pompadur (8)	22,894		77,234	(5)	Nil		100,128
Marc A. Utay (9)	19,307		77,234	(5)	Nil		96,541
Bradley J. Wechsler (10)	200,000	(11)	57,480	(12)	40,840	(13)	298,320

(1)	Includes Board and Committee meeting fees for telephonic and meetings attended in person and annual fees paid to Independent Directors. Meeting and annual fees are generally earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada close rate for the last day of the month preceding an actual payment date.
(2)	As required by SEC rules, the “Option Awards” columns in this table reflect the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a director realizes value with respect to stock option awards will depend on the Company’s actual operating performance, stock price fluctuations and the director’s continued term in office.
(3)	As of December 31, 2012, Mr. Braun held 24,000 stock options to purchase Common Shares in accordance with the SOP.
(4)	As of December 31, 2012, Mr. Demirian held 34,108 stock options to purchase Common Shares in accordance with the SOP.
(5)	The director elected to receive a grant of 6,949 stock options in lieu of his Cdn$40,000 annual cash payment. The stock options vest in four installments: 1,737 stock options on each of September 6, 2012; December 6, 2012 and March 6, 2013 and 1,738 on June 6, 2013.
(6)	As of December 31, 2012, Mr. Girvan held 65,584 stock options to purchase Common Shares in accordance with the SOP.
(7)	As of December 31, 2012, Mr. Leebron held 77,163 stock options to purchase Common Shares in accordance with the SOP.
(8)	As of December 31, 2012, Mr. Pompadur held 34,108 stock options to purchase Common Shares in accordance with the SOP.
(9)	As of December 31, 2012, Mr. Utay held 69,880 stock options to purchase Common Shares in accordance with the SOP.
(10)	As of December 31, 2012, Mr. Wechsler held 474,000 stock options to purchase Common Shares in accordance with the SOP. 450,000 of Mr. Wechsler’s stock options were granted in connection with his prior employment as the Company’s Co-Chief Executive Officer.
(11)	This amount represents the amount paid to Mr. Wechsler pursuant to the services agreement as described below.
(12)	Mr. Wechsler received a grant of 12,000 stock options in recognition of his position of Chairman of the Board. The stock options vested on June 6, 2012.
(13)	This amount reflects: (i) $30,500 for personal use of a Company-provided automobile; (ii) $7,808 for retiree health benefit premiums; and (iii) $2,532 for the Supplemental Health plan premiums.

On December 11, 2008, the Company entered into a services agreement with Mr. Wechsler, which provides that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. The services agreement further provides that: (i) Mr. Wechsler will serve as Chairman of the Company’s Board of Directors effective April 1, 2009 through the termination of his services agreement; (ii) Mr. Wechsler will receive a fee of $200,000 for each year served as Chairman subject to certain conditions; and (iii) certain other provisions of Mr. Wechsler’s employment agreement including those relating to stock options and other equity awards, will continue to survive the termination of such employment agreement. The services agreement was amended on February 14, 2011 to extend the term of the services agreement through the earlier of (a) the date on which Mr. Wechsler is not re-elected to the Board of Directors, and (b) April 1, 2013. The services agreement was further amended, effective April 1, 2013, to extend the term of the services agreement through the earlier of (x) the date on which Mr. Wechsler is not re-appointed as Chairman of the Board, and (y) the date on which the Board terminates the services agreement. In addition, the fee paid to Mr. Wechsler for each year served as Chairman was increased to $230,000.

Among the provisions of Mr. Wechsler’s prior employment agreement that survive are those relating to the Sale Bonus and the Incentive Bonus. Upon a sale of the Company, Mr. Wechsler is entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). As of December 31, 2012, the Sale Bonus was estimated by the Company to be between $1,826,045 and $4,739,499, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change-in-control, Mr. Wechsler would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006. As of December 31, 2012, the Incentive Bonus would have been $2,657,250, based on the closing price of the Common Shares on that date ($22.48).

Mr. Wechsler participates in the SERP on the same terms as Mr. Gelfond. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of Mr. Wechsler’s best average 60 consecutive months of earnings over his employment history. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Wechsler’s SERP benefits became 100% vested on September 14, 2006 and Mr. Wechsler received a lump sum payment for the remaining benefits in August 2010.

Mr. Wechsler remains entitled to a recoupment of certain benefits he previously agreed to be reduced under the SERP upon a change-in-control of the Company. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Wechsler agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company. If there had been a change-in-control of the Company on December 31, 2012, Mr. Wechsler would have been entitled to receive $2,927,200 as a recoupment of such benefits.

The Company has an unfunded retiree health benefit plan covering Mr. Wechsler. The plan provides that the Company will maintain retiree health benefits for Mr. Wechsler until he becomes eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by Mr. Wechsler. As of December 31, 2012, the estimated value of Mr. Wechsler’s retiree health benefits was $256,000.

Effective January 1, 2012, the Company implemented an executive supplemental health reimbursement plan which covers Mr. Wechsler. The plan provides expanded coverage and reimbursement of services not covered by the Company’s medical, dental and vision plans. The Company reimbursed Mr.  Wechsler for $2,532 in health premiums in 2012 in connection with the Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently composed of Messrs. Pompadur (Chairman), Demirian and Utay, all of whom are Independent Directors. All compensation and renewal of employment decisions for Mr. Gelfond in 2012 were made by the Compensation Committee.

The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2012 and is continuing to provide legal services in 2013. In 2012, the Company paid McCarthy Tétrault approximately $1,484,290 in respect of legal services.

During the fiscal year ended December 31, 2012, no executive officer of the Company served on compensation committees or boards of directors of any other entities that had or have had one or more of its executive officers serving as a member of the Company’s Compensation Committee or Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors believes that good corporate governance is fundamental to the overall success of the Company. The Governance & Nominating Committee of the Board of Directors, which is currently composed of Messrs. Leebron (Chairman), Braun and Girvan, all of whom are Independent Directors, periodically reviews the Company’s corporate governance practices from time to time, as further described in “Corporate Governance Guidelines” as described below.

Management develops an annual operating plan that is submitted to the Board of Directors for its review and approval prior to implementation. The operating plan includes a presentation of the Company’s objectives, plans and performance standards for the year.

Corporate Governance Guidelines

The Board of Directors operates under the Company’s Corporate Governance Guidelines adopted by the Company’s Board of Directors. The Corporate Governance Guidelines outline the Board of Directors’ authority, responsibilities, composition and procedures.

The role of the Board of Directors is to supervise the business and affairs of the Company, including:

•

overseeing the strategic and business planning process(es) within the Company and reviewing, approving and monitoring the annual and long-term operating plans for the Company, including fundamental financial and business strategies and objectives;

•	reviewing and assessing the major risks facing the Company and reviewing, approving and monitoring the Company’s approach to addressing such risks;

•

developing and reviewing the CEO’s corporate objectives, annually evaluating the performance of the CEO against these objectives, determining his performance-based compensation annually and developing appropriate succession plans, from time to time; and

•

reviewing and monitoring the controls and procedures within the Company to maintain its integrity, including its disclosure controls and procedures, its internal controls and procedures for financial reporting and its compliance with its Code of Business Conduct and Ethics.

A current copy of the Corporate Governance Guidelines, the text of which is incorporated by reference into this Circular, is available, without charge, at www.IMAX.com and www.sedar.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Director Independence

The Board of Directors is comprised of a majority of independent directors as defined under applicable legal, regulatory and stock exchange requirements. Section 303A of the NYSE Listed Company Manual provides that no director qualifies as “independent” unless the Board of Directors affirmatively determines that such director has no material relationship with the Company, and Section 1.2 of National Instrument 58-101 provides that an independent director is a person other than an officer or employee of the Company, or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The NYSE Listed Company Manual and National Instrument 58-101 set forth specific categories of relationships that disqualify a director from being independent.

The Board of Directors has reviewed the independence of each director and considered whether any director has a material relationship with the Company. As a result of this review, the Board of Directors affirmatively determined that Messrs. Braun, Demirian, Girvan, Leebron, Pompadur and Utay, representing six of eight directors, are independent within the meaning of the NYSE; Canadian Securities Regulations; and SEC director independence standards, as currently in effect. The Board of Director’s independence determination was based on information provided by the directors and discussions among the officers and directors.

All members of the Compensation Committee, Audit Committee and Governance & Nominating Committee are considered “independent” under such committee’s independence standards. In the event any transaction or agreement is proposed in respect of which a director has a material interest, the director will recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.

Board Size a nd Composition

The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal governance structure so as to provide independent oversight of management. The Board of Directors has determined that there is no single, generally accepted approach to providing governance and that given the evolving nature of the Company’s business, the right governance structure for the Board of Directors may vary as circumstances warrant. Consistent with this understanding, the Independent Directors consider the Board’s size and composition on an annual basis in connection with its annual self-evaluation.

Mr. Wechsler served as Co-Chairman of the Board of Directors along with Mr. Gelfond from June 1999 to March 2009. On April 1, 2009, Mr. Wechsler became sole Chairman of the Board. By virtue of his prior role as Co-CEO, Mr. Wechsler is not an Independent Director. At present, the Company does not have a lead director. The Chairman of the Board provides leadership for the Independent Directors by chairing the executive sessions of the Board as well as reviewing and modifying board meeting agendas to ensure that the Board of Directors may successfully carry out its duties. In addition, the breadth and depth of the experience of the Independent Directors as a whole provides the Board of Directors with important leadership qualities. Given Mr. Wechsler’s prior role in the Company, the Board of Directors has determined that this board composition structure is optimal for the Company because it provides the Company with strong and consistent oversight.

In considering its governance structure, the Board of Directors has taken a number of factors into consideration. The Board of Directors, with a substantial majority of its directors being Independent Directors, exercises strong, independent oversight. This oversight function is enhanced by the fact that all of the Board Committees and their respective chairpersons are comprised entirely of Independent Directors. A number of processes and procedures of the Board of Directors and of the Committees – including regular executive sessions of the Independent Directors, the ability of Independent Directors to contact one another, the CEO and other Executive Officers at any time, and the annual evaluations of the performance of the CEO against pre-determined and other criteria – provide independent oversight of the CEO’s performance. The Company has also provided instructions for shareholders and other interested parties to communicate directly with the Board of Directors, see “Shareholder Communications” on page 5. The Board of Directors believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Risk M anagement

The Board of Directors is responsible for overseeing the various risks facing the Company. In this regard, the Board of Directors seeks to understand and oversee critical business risks. Risks are considered in virtually every business decision and as part of the Company's overall business strategy.

While the Board of Directors is responsible for reviewing and assessing the major risks facing the Company and reviewing, approving and monitoring the Company’s approach to addressing such risks, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board of Directors through senior management. These include an enterprise risk management program, regular internal management disclosure committee meetings, a Code of Business Conduct and Ethics and Whistle Blower Program, rigorous product quality standards and processes, and a comprehensive internal and external audit process. The Board of Directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board of Directors and the Audit Committee on the significant risks identified and how they are being managed. The Board of Directors implements its risk oversight function both as a whole and through the Audit Committee. The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company's Whistle Blower Program. The Audit Committee members meet separately with the Company's CEO and representatives of the independent auditing firm a minimum of four times per year.

The Board of Directors regularly engages in discussion of financial, legal, business, technology, economic and other risks. Because overseeing risk is an ongoing process and inherent in the Company's strategic decisions, the Board of Directors also discusses risk in relation to specific proposed actions.

Nomination Process

The Governance & Nominating Committee is responsible for identifying and recommending candidates for election or re-election to the Board of Directors. Such candidates are then nominated for election by a majority of Independent Directors. The Governance & Nominating Committee does not set forth specific, minimum qualifications that nominees must possess in order for the Governance & Nominating Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to contribute to the effective governance of the Company. In evaluating potential nominees for election and re-election as members of the Board of Directors, the Committee seeks nominees that:

•	manifest the highest integrity and that possess the highest personal and professional ethics;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board of Directors;

•	have the willingness and an ability to make the necessary time commitment to actively participate as a member of the Board of Directors;

•	exhibit sound business judgment; and

•	are committed to representing the long-term interests of the Company and its shareholders.

Candidates are identified from a number of sources including recommendations from Board members, management, shareholders and others. The Company retained Spencer Stuart & Associates (Canada) Ltd. in 2012 and 2013 to assist with the identification and evaluation of potential nominees for the Company’s Board of Directors. The Governance & Nominating Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee. Shareholders who wish to have the Governance & Nominating Committee consider the nomination of any person for director at the 2014 meeting of shareholders should submit a written recommendation to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary no later than December 23, 2013. The Company may require that a proposed nominee furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.

The Governance & Nominating Committee charter mandates that the Governance & Nominating Committee review, on a periodic basis, the current composition of the Board of Directors in light of the characteristics of independence, diversity, age, competencies, skills, experience, availability of service to the Company and tenure of the Board members and the Board of Directors’ anticipated needs. While the Governance & Nominating Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in reviewing the current composition of the Board of Directors or in identifying or evaluating candidates for the Board of Directors, the Governance & Nominating Committee is committed to having a diverse Board of Directors in that it seeks individuals from different backgrounds with varying perspectives, professional experience, education and skills. In evaluating a potential candidate, the Governance & Nominating Committee will consider that individual’s background, experience and characteristics in the context of the composition of the board as a whole. The Company believes that having a diverse Board of Directors helps to ensure a variety of points of view, which, in turn, ensures more effective decision-making.

A current copy of the Governance & Nominating Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Meetings of the Board of Directors and its Committees

During the fiscal year ended December 31, 2012, the Board of Directors held eight (8) meetings. The Audit Committee held six (6) meetings. The Compensation Committee held six (6) meetings. In addition, during 2012, Independent Directors and/or an AdHoc Committee of the Board of Directors, struck by the Board for the purpose of reviewing certain executive compensation issues, also acted as the Compensation Committee and met to discuss compensation issues seven (7) times. From January 1, 2012 to June 5, 2012, the Option Committee, as previously constituted, held no meetings as all necessary business of this Committee was conducted by written resolution. No meetings of the Governance & Nominating Committee were held as all matters concerning governance matters and the identification and evaluation of potential new Board members was discussed either by the full Board of Directors or by the Independent Directors in executive sessions. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Committees of the Board on which such director served during the fiscal year ended December 31, 2012. The Directors are given the opportunity to hold executive sessions (where members of management are not in attendance) at all regularly scheduled Board of Directors meetings. A total of six (6) such executive sessions of the Board of Directors were held during 2012.

The IMAX Board of Directors does not have a single director chosen to preside over the regularly scheduled (quarterly) executive sessions. Executive sessions which follow Board meetings are usually informal discussions which are often led by the Chairman of the Board or a Chairman of one of the Board Committees, depending on the subjects to be discussed. The Chairman of the Board reviews the matters to be discussed in executive session and determines which Board member or Committee Chair is best placed to preside over the executive session.

The following directors attended the following number of Board meetings during the fiscal year ended December 31, 2012:

Bradley J. Wechsler	8/8	Richard L. Gelfond	8/8	I. Martin Pompadur	8/8
Neil S. Braun	7/8	Garth M. Girvan	8/8	Marc A. Utay	8/8
Eric A. Demirian	8/8	David W. Leebron	8/8

All of the members of the Audit Committee are Independent Directors and hold in camera sessions where members of management are not in attendance at least once each fiscal quarter. A total of four (4) such in camera sessions were held during 2012.

While the Company encourages directors to attend its annual meeting of shareholders, it has no formal policy concerning such attendance. Five (5) of the nine (9) then-current directors attended last year’s annual meeting of shareholders.

Committees of the Board

In June 2012, the Option Committee and the Compensation Committee were combined to form the new Option & Compensation Committee (the “Compensation Committee”) and the Governance Committee and the Nominating Committee were combined to form the new Governance & Nominating Committee. To assist it in discharging its duties effectively, the Board of Directors has delegated some of its duties to three specific committees of the Board: Audit Committee, Compensation Committee and the Governance & Nominating Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors. Each committee has a written mandate which sets out its principal duties and responsibilities. Each committee has the authority to retain special legal, accounting or other advisors.

Audit Committee

The Audit Committee is currently composed of Messrs. Demirian (Chairman), Braun, and Leebron, each of whom are Independent Directors who meet the independence and other requirements of the NYSE and Canadian National Instrument 52-110 standards applicable to Audit Committee members. The Board of Directors has established the Audit Committee for the purpose of overseeing the quality and integrity of the Company’s financial statements and related disclosure, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function, internal controls and procedures and the performance of the independent auditor. Each committee member has experience with various businesses and professions, which are relevant to their understanding of the accounting principles used by the Company in preparing its financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by the Company’s financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. The Board of Directors has determined that Mr. Demirian qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K as a result of Mr. Demirian’s qualifications as a Chartered Accountant and as a Certified General Accountant, Mr. Demirian serves as the Chair of the Audit Committee. The Audit Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Audit Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The information in the preceding two sentences shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act, or the Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee meets with the external auditors of the Company, both with and without management present, to review and discuss the Company’s accounting policies, its quarterly and year-end financial statement information and their presentation, and significant financial issues which may arise for the Company.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Pompadur (Chairman), Demirian and Utay, all of whom are Independent Directors. The Compensation Committee is responsible for evaluating and making recommendations to the Board of Directors regarding the equity-based and incentive compensation plans, policies and programs of the Company. In addition, the Compensation Committee approves or recommends to the Board of Directors for determination, the compensation package (including components, quantum and timing) for the Company’s CEO, setting of his performance objectives and an assessment of his performance on a periodic basis. On an annual basis, the Compensation Committee reviews and approves the components and the amount of compensation paid to the Company’s executive officers. The Compensation Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Compensation Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Compensation Committee made recommendations to the Board of Directors with respect to the bonus paid to Mr. Gelfond in respect of 2012.

The Compensation Committee is responsible for performing the functions required of it under the SOP, including the grant of stock options to SOP Participants under the SOP from time to time, which grants are subject to guidelines determined by the Company’s human resources department and the Compensation Committee. The Compensation Committee enacts written resolutions from time to time authorizing the grant of stock options.

Governance & Nominating Committee

The Governance & Nominating Committee is currently composed of Messrs. Leebron (Chairman), Braun and Girvan, all of whom are Independent Directors. The Governance & Nominating Committee is responsible for monitoring and evaluating the Company’s corporate polices and governance practices, monitoring significant developments in the law and practice of corporate governance, monitoring and evaluating the Company’s compliance with the law, monitoring and evaluating compliance with the Company’s articles, by-laws and governance agreements; and monitoring the effectiveness of the Board of Directors and Board Committees in the discharge of their general oversight responsibilities. The Governance & Nominating Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Governance & Nominating Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

The Governance & Nominating Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Governance & Nominating Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of the opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to add value to the Company and to contribute to effective governance of the Company. The Governance & Nominating Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Governance & Nominating Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Mercer was retained by the Company in August 2011 to assess the competitiveness of current compensation to the Board of Directors. Mercer’s recommendations for changes to the existing levels and mix of compensation are currently under consideration by the Company’s Governance & Nominating Committee.

Orientation and Education

The Company has developed and implemented orientation materials and procedures for new directors. In this regard, a Board of Directors Manual is provided to all new Board members. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary. Reports, materials and presentations relating to the Company’s business are provided to the Board of Directors on a periodic basis.

Board and Committee Self-Assessment

Periodically, and at least annually, each director and committee member completes a review and self-evaluation of the Board of Directors’ and Board Committees’ operating effectiveness. The input is summarized on a confidential basis and provided to the Chairman of the Board and Chairman of the Governance & Nominating Committee. The results of the evaluations are reported to the Board of Directors. Any agreed upon improvements are implemented as applicable.

Written Position Descriptions

The Board of Directors has not developed a written position description for the Chairman of the Board or of the Chairman of each Committee; however, the Board of Directors is responsible for the appointment of each Chairman of a Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chairman of each committee is responsible for reporting on the activities of that committee to the full Board of Directors on a periodic basis.

The Board of Directors has not developed written position descriptions for the CEO. The Board of Directors and the CEO develop, on an annual basis, detailed written corporate objectives and parameters in which the CEO operates the business of the Company. The Board of Directors is also responsible for annually evaluating the CEO against these objectives.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has a Code of Business Conduct and Ethics applicable to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller and all other persons performing similar functions, and all directors and consultants. Any incidence or reports made in connection with potential violation of the Code of Business Conduct and Ethics are reported to the Audit Committee through (i) the Whistle Blower hotline, or (ii) the Company’s internal audit function. The code is distributed to applicable individuals on commencement of service, and annually thereafter, who are required to acknowledge receipt, read and agree to abide by the code. A current copy of the Code of Business Conduct and Ethics is available, without charge, at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.IMAX.com.

NON-GAAP FINANCIAL MEASURES

The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principles (“GAAP”). The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of stock-based compensation, the charge for arbitration award and the related tax impact. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income and adjusted net income per diluted share should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. As of December 31, 2012, the Credit Facility provided that the Company was required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company was also required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. As of December 31, 2012, under the terms of the Credit Facility, the Company was required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million. The ratio of funded debt to EBITDA was 0.10:1 as at December 31, 2012, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $11.0 million. EBITDA is calculated as follows:

	Year Ended December 31,
Adjusted EBITDA	2012	2011 – As Revised (1)
Net income	$41,337	$15,260
Add (subtract):
Loss for equity-accounted investments	1,362	1,791
Provision for income taxes	15,079	9,293
Interest (recovery) expense net of interest income	604	1,770
Depreciation and amortization including film asset amortization	32,618	24,774
Write-downs net of recoveries including asset impairments and receivable provisions	1,607	1,954
Stock and other non-cash compensation	14,220	12,814

Adjusted EBITDA	$106,827	$67,657

(1)	Reflects a revision resulting from an adjustment to reflect an unfunded post-retirement obligation of the Company.

The Company reported net income of $41.3 million or $0.63 per basic share and $0.61 per diluted share for the year ended December 31, 2012 as compared to net income of $15.3 million or $0.24 per basic share and $0.22 per diluted share for the year ended December 31, 2011. Net income for the year ended December 31, 2012 includes a $13.1 million charge or 0.19 per diluted share (2011 - $11.7 million or 0.17 per diluted share) for stock-based compensation. Net income for December 31, 2011 also includes a one-time $2.1 million pre-tax charge ($0.03 per diluted share) due to an arbitration award arising from an arbitration proceeding brought against the Company in connection with a discontinued subsidiary. Adjusted net income, which consists of net income excluding the impact of stock-based compensation, the charge for arbitration award and the related tax impact, was $54.3 million or $0.80 per diluted share for the year ended December 31, 2012 as compared to adjusted net income of $28.0 million or $0.41 per diluted share for the year ended December 31, 2011. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Year Ended December 31, 2012		Year Ended December 31, 2011 (1)
Adjusted Net Income and Adjusted Diluted Per Share Calculations	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income	$41,337	$0.61	$15,260	$0.22
Adjustments:
Stock-based compensation	13,113	0.19	11,681	0.17
Provision for arbitration award	—	—	2,055	0.03
Tax impact on items listed above	(160)	—	(973)	(0.01)

Adjusted net income	$54,290	$0.80	$28,023	$0.41

Weighted average diluted shares outstanding		67,933		67,859

(1)	Reflects a revision resulting from an adjustment to reflect an unfunded post-retirement obligation of the Company.

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consists of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

Free Cash Flow (In thousands of U.S. Dollars)	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011
Net cash provided by operating activities	$73,630	$6,247
Net cash (used in) investing activities	(35,519)	(63,507)

Free cash flow	$38,111	$(57,260)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director or executive officer of the Company, or any security holder of record as of the date of this Circular who owned, of record or to the Company’s knowledge, more than 5% of the Company’s outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction, except for the following:

The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2012 and is continuing to provide legal services in 2013. In 2012, the Company paid McCarthy Tétrault approximately $1,484,290 in respect of legal services.

Patricia Keighley is the spouse of David Keighley, who is an executive officer of the Company. Ms. Keighley, Senior Vice President of the Company and Managing Director of David Keighley Productions 70MM Inc., a wholly-owned subsidiary of the Company, has been employed by the Company since February 1988. Ms. Keighley received compensation of approximately $190,600 in respect of 2012.

Andrew Cripps, an executive officer of the Company, joined the Company on February 27, 2012 as Executive Vice President and President, EMEA. Prior to joining the Company, Mr. Cripps served as President of Paramount Pictures International (“PPI”). During 2011, in his prior role as President of PPI, Mr. Cripps provided final approval with respect to the release by PPI of 7 IMAX films: Thor: An IMAX 3D Experience; Kung Fu Panda 2: An IMAX 3D Experience; Super 8: The IMAX Experience; Transformers: Dark of the Moon: An IMAX 3D Experience; Cowboys & Aliens: The IMAX Experience; Puss in Boots: An IMAX 3D Experience and Mission: Impossible - Ghost Protocol: The IMAX Experience. These seven (7) films grossed an aggregate of $94.6 million at the box office outside of North America. As Executive Vice President and President, EMEA, Mr. Cripps will be overseeing the expansion of the Company’s theater network and the distribution of IMAX DMR films in the EMEA.

On May 5, 2008, the Company entered into a Securities Purchase Agreement (the “Douglas Agreement”) with K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust and James E. Douglas III (collectively, the “Douglas Group”), pursuant to which the Company agreed to sell and the Douglas Group agreed to purchase 2,726,447 Common Shares (the “Douglas Shares”) for aggregate consideration of $18 million or approximately $6.60 per share (the equivalent of the average of the closing price of the Company’s Common Shares over the five trading days immediately preceding the date of the Douglas Agreement). The private placement closed on May 8, 2008. The Douglas Group, which currently owns 13.8% of the outstanding Common Shares, agreed to a five-year standstill with the Company whereby it will refrain from certain activities, including: (i) increasing its percentage ownership in the Company; (ii) seeking to influence the management of the Company or soliciting proxies; (iii) entering into fundamental or change-in-control transactions with respect to the Company; and (iv) selling or transferring any Common Shares to a person or group that would own 5% or more of the Common Shares following such sale or transfer. In January 2011, the Company filed a registration statement on Form S-3 to register the resale of the Douglas Shares. The Company has agreed to maintain the effectiveness of the registration statement, subject to permitted suspensions, until the Douglas Group has sold, or may sell without restriction, the Douglas Shares.

The Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc., and the Michael J. Biondi Voting Trust (collectively “WP”), and Messrs. Gelfond and Wechsler entered into a registration rights agreement (the “Registration Rights Agreement”) dated as of February 9, 1999, which carried forward the corresponding provisions of the June 16, 1994 shareholders’ agreement. Though numerous provisions of the Registration Rights Agreement were terminated in 2002 when WP ceased to be a shareholder of the Company, each of Messrs. Gelfond and Wechsler retain the right to cause the Company to use its best efforts to register their securities under the 1933 Act. Messrs. Gelfond and Wechsler are entitled to make two such demand registrations. Messrs. Gelfond and Wechsler also have unlimited piggyback rights to register their securities under the Registration Rights Agreement whenever the Company proposes to register any securities under the 1933 Act, other than the registration of securities pursuant to an initial public offering or the registration of securities on Form S-4 or S-8 under the 1933 Act or filed in connection with an exchange offer or an offering of securities solely to the Company’s existing shareholders.

Messrs. Gelfond and Wechsler and certain other shareholders of the Company entered into another shareholders’ agreement on January 3, 1994 as amended on March 1, 1994 which includes, among other things, registration rights, tag along rights and drag along rights.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On a regular basis, the Company requires that its directors, nominees for director and executive officers identify to the Board of Directors, transactions and/or relationships which could constitute transactions with a related person as defined in Item 404(a) of Regulation S-K. For any potential transaction in which a director, executive officer or other related person would have a material interest, such transaction is reviewed, in advance, by the Company’s General Counsel and Chief Compliance Officer to ensure compliance with the Company’s Code of Business Conduct and Ethics and to evaluate the disclosure requirements under Item 404(a) of Regulation S-K. Currently, the Company does not have a formal written policy governing transactions with related persons. In the event any transaction or agreement occurs in respect of which a director has a material interest, the director must recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors. The minutes of the Board of Directors’ meeting would reflect the nature of the interest disclosed and the fact of the recusal.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2012.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2012 with senior management. The Audit Committee meets privately with PwC on a periodic basis and PwC has unrestricted access to the Audit Committee. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and related entities) and has discussed with PwC their independence from the Company. As part of its responsibilities for oversight of the Company’s enterprise risk management process, the Audit Committee has reviewed and discussed the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC and the Company’s Annual Information Form for the fiscal year ended December 31, 2012.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 11, 2013	Respectfully submitted,

Eric A. Demirian (Chairman)
Neil S. Braun
David W. Leebron

AVAILABLE INFORMATION

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after such filing has been made with the SEC. Reports are available at www.IMAX.com or by calling investor relations at 212-821-0100. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.

APPROVAL BY BOARD OF DIRECTORS

The contents and the sending of this Proxy Circular and Proxy Statement to each shareholder entitled to receive notice of the Special Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.

DATED at Mississauga, Ontario, Canada, April 11, 2013.

/s/ G. Mary Ruby

G. MARY RUBY
Chief Administrative Officer & Corporate Secretary

APPENDIX “A”

RESOLVED that By-Law No. 1 of the Corporation be repealed and replaced with the following:

BY-LAW NO. 1

IMAX CORPORATION

A by-law regulating generally the transaction of the business and affairs of IMAX Corporation.

Section 1

INTERPRETATION

1.1	Definitions. In this by-law, which may be cited as the By-law, unless the context otherwise requires:

“Act” means the Canada Business Corporations Act, R.S.C. 1985, C. 44 and any statute that may be substituted therefor, as from time to time amended;

“Articles” includes the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement and articles of revival of the Corporation;

“Board” means the Board of Directors of the Corporation;

“Corporation” means IMAX Corporation;

“meeting of shareholders” means any meeting of shareholders including an annual meeting and a special meeting;

“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Canada);

“recorded address” means in the case of a shareholder his address as recorded in the securities register; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are two or more; and in the case of a director, officer or auditor, his latest address as recorded in the records of the Corporation.

1.2	Construction. Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein; and words importing the singular include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, associations, trusts, executors, administrators, legal representatives, and unincorporated organizations and any number or aggregate of persons.

Section 2

MEETINGS OF SHAREHOLDERS

2.1	Meetings of Shareholders. The annual meeting of shareholders shall be held in each year on a date to be determined by the Board. The Board, the Chairman, a Vice-Chairman or the Chief Executive Officer, may call a special meeting of shareholders, at any time.

2.2	Chairman, Secretary and Scrutineers. The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers who is present at the meeting: the Chairman, the Chief Executive Officer, a Vice-Chairman or a Vice-President who is a director of the Corporation. If no such officer is present within fifteen minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to act as chairman. The secretary of any meeting of shareholders shall be the Secretary of the Corporation. If the Secretary is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. The chairman may appoint one or more persons who need not be shareholders to act as scrutineers at the meeting.

2.3	Persons Entitled to be Present. The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors, the auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles to be present. Any other person may be admitted with the consent of the meeting or of the chairman of the meeting.

2.4	Quorum. Except as otherwise provided in the Articles, a quorum for the transaction of business at any meeting of shareholders shall be at least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for such a shareholder and together holding or representing by proxy not less than 33-1/3% of the outstanding shares of the Corporation entitled to be voted at the meeting.

2.5	Procedures at Meetings. The Board may determine the procedures to be followed at any meeting of shareholders including, without limitation, the rules of order. Subject to the foregoing, the chairman of a meeting may determine the procedures of the meeting in all respects.

Section 3

DIRECTORS

3.1	Number of Directors; Filling Vacancies. Subject to the Act and the Articles, the number of directors of the Corporation may be fixed from time to time by resolution of the Board, and any vacancies on the Board, whether arising due to an increase in the number of directors or otherwise, may be filled by the Board.

3.2	Term of Office. Subject to Section 3.3 hereof, each director shall be elected for a term as provided in the Articles.

3.3	Qualification of Directors. In addition to the disqualifications provided for in the Act, a director who is a salaried officer of the Corporation other than the Chief Executive Officer, the Chairman, or a Vice-Chairman, shall cease to hold office as a director when he ceases to be a salaried officer of the Corporation.

3.4	Quorum. A majority of the directors holding office at any particular time shall constitute a quorum of the Board.

3.5	Meeting Following Annual Meeting. The Board shall meet without notice as soon as practicable after each annual meeting of shareholders to transact such business as may come before the meeting and to appoint by election:

(1)	the Chairman;

(2)	the Chief Executive Officer;

(3)	the Secretary;

(4)	one or more Vice-Presidents; and

(5)	such other officers as the Board chooses to appoint.

Each of the officers appointed by the Board, whether at the meeting of the Board after the annual meeting of shareholders or at any other meeting shall perform such duties and have such powers as are customarily performed and held by such officers, subject to any limitations or specific duties required to be performed or specific powers bestowed by the Board from time to time.

3.6	Other Meetings of the Board. Meetings of the board shall be held from time to time at a date, time and place determined by the Chairman, a Vice-Chairman or any two of the directors, provided however, that other than for regular quarterly meetings of the board and the meeting following the annual meeting of shareholders.

3.7	Notice of Meeting. Notice of the time and place of each meeting of the Board requiring notice shall be given to each director not less than forty-eight (48) hours before the time at which the meeting is to be held.

3.8	Chairman. The chairman of any meeting of the Board shall be the first mentioned of such of the following officers who is present at the meeting: the Chairman, the Chief Executive Officer, a Vice-Chairman or a Vice-President who is a director of the Corporation. If no such officer is present, the directors present shall choose one of their number to act as chairman.

3.9	Votes to Govern. Subject to the Articles and this by-law, at all meetings of the Board, every question shall be decided by a majority of the votes cast. The chairman of any meeting may vote as a director and, in the event of an equality of votes, the chairman shall not be entitled to a second or casting vote.

3.10	Remuneration. No director who is a salaried officer of the Corporation shall be entitled to any remuneration for the performance of his duties as a director. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

3.11	Interest of Directors and Officers Generally in Contracts. No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Act.

Section 4

COMMITTEES

4.1	Committees. The Board shall, from time to time, appoint members of an audit, compensation, governance and nominating committees and such additional committees as it deems necessary and, subject to the Act, delegate to the committees such powers of the Board and assign to the committees such duties, as the Board considers appropriate.

4.2	Composition of Committees. To the extent required by regulatory requirements applicable to the Corporation, all of the members of the audit, compensation, governance and nominating committees shall be directors who are independent directors for the purposes of such regulatory requirements applicable to the Corporation.

4.3	Operation of Committees. In the case of each committee, a majority of members holding office at any particular time shall constitute a quorum for the transaction of business at that time. The Board shall appoint a chairman of each committee. Each committee shall meet at the call of its chairman, on not less than forty-eight (48) hours’ notice to each member of the committee prior to the date on which the meeting is to be held. All acts or proceedings of any committee shall be reported to the Board at or before the next meeting thereof.

Section 5

THE TRANSACTION OF BUSINESS

5.1	Execution of Instruments. Contracts, documents or instruments in writing requiring execution by the Corporation shall be signed by any two officers or directors, and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and deliver specific contracts, documents or instruments in writing. Contracts, documents or instruments in writing that are to be signed by hand may be signed electronically. The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds including specifically but without limitation transfers and assignments of shares, warrants, bonds, debentures or other securities and all paper writings.

5.2	Banking Arrangements. The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation's behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

Section 6

DIVIDENDS

6.1	Dividends. The Board may from time to time declare dividends payable to shareholders according to their respective rights.

6.2	Dividend Payment. A dividend payable in money may be paid by cheque, wire transfer or any other electronic means, drawn on the Corporation's bankers, or one of them, to the order of each registered holder of shares of a class or series in respect of which the dividend has been declared, and mailed by prepaid ordinary mail to such registered holder at his recorded address. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The Corporation may pay a dividend by cheque to a registered holder or to joint holders other than in the manner herein set out, if the registered holder or joint holders so request.

6.3	Idem. The Corporation may, when so directed by a registered holder of a share in respect of which a dividend in money has been declared, pay the dividend in the manner so directed.

6.4	Non-receipt or Loss of Dividend Cheques. In the event of non-receipt or loss of any dividend cheque by the person to whom it is sent, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of entitlement as the Board or the Vice-President in charge of finance may from time to time prescribe, whether generally or in a particular case.

Section 7

PROTECTION OF DIRECTORS AND OFFICERS

7.1	Indemnification of Directors and Officers. The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Act.

7.2	Indemnity of Others. Except as otherwise required by the Act and subject to paragraph 7.1, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

7.3	Right of Indemnity Not Exclusive. The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

7.4	No Liability of Directors or Officers for Certain Matters. To the extent permitted by law, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

Section 8

MISCELLANEOUS

8.1	Omissions and Errors. The accidental omission to give any notice to any shareholder, officer or auditor or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting to which the notice related.

8.2	Persons Entitled by Death or Operation of Law. Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, becomes entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register.

8.3	Waiver of Notice. A shareholder, proxyholder, director, officer or auditor may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him under any provision of the Act, the regulations thereunder, the Articles or otherwise and such waiver or abridgment, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default or defect in the giving or in the time of such notice, as the case may be. Any such waiver or abridgment shall be in writing except a waiver of notice of a meeting of shareholders or of the Board or of a committee of the Board which may be given in any manner.

8.4	Invalidity of any Provisions of this By-law. The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

Section 9

REPEAL

9.1	Repeal. By-Law No. 1 of the Corporation adopted and confirmed by the shareholders of the Corporation on June 3, 2004 is repealed on the coming into force of this by-law. Such repeal shall not affect the previous operation of any by-law of the Corporation or its predecessors or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to such by-law prior to its repeal. All officers and persons acting under the by-law so repealed shall continue to act as if appointed by the directors under the provisions of this by-law or the Act until their successors are appointed.

APPENDIX “B”

RESOLVED that the IMAX Corporation 2013 Long-Term Incentive Plan as set forth below be approved.

IMAX CORPORATION

2013 LONG-TERM INCENTIVE PLAN

1.	Purposes of the IMAX LTIP

The purposes of the IMAX LTIP are to (a) promote the long-term success of the Company and its Affiliates and to increase shareholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company, and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Affiliates.

The IMAX LTIP shall become effective on [June 11], 2013 upon its approval by shareholders (the “Effective Date”). If the IMAX LTIP is not approved by shareholders, it shall be void ab initio and of no further force and effect. Upon the Effective Date, no further Awards will be granted under the Prior Plan.

2.	Definitions and Rules of Construction

(a) Definitions. For purposes of the IMAX LTIP, the following capitalized words shall have the meanings set forth below:

“Affiliate” means any Subsidiary and any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Award” means an Option, Restricted Share, Restricted Share Unit, Stock Appreciation Right, Performance Stock, Performance Stock Unit, Cash Performance Unit or Other Award granted by the Committee pursuant to the terms of the IMAX LTIP.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Beneficial Owner” and “Beneficially Owned” have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cash Performance Unit” means a right to receive a Target Amount of cash in the future granted pursuant to Section 10(b).

“Cause” has the meaning determined by the Committee at the time of grant and set forth in the applicable Award Document. In the absence of any alternative definition approved by the Committee, Cause shall mean a termination of the Participant’s employment with the Company or one of its Affiliates (i) for “cause” as defined in an employment agreement applicable to the Participant, or (ii) in the case of a Participant who does not have an employment agreement that defines “cause”, because of: (A) any act or omission that constitutes a material breach by the Participant of any obligations under an employment agreement with the Company or one of its Affiliates or an Award Document; (B) the continued failure or refusal of the Participant to substantially perform the duties reasonably required of the Participant as an employee of the Company or one of its Affiliates; (C) any willful and material violation by the Participant of any law or regulation applicable to the business of the Company or one of its Affiliates, or the Participant’s conviction of a felony, or any willful perpetration by the Participant of a common law fraud; or (D) any other willful misconduct by the Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Affiliates.

“Change-in-Control” means:

(i) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then-outstanding securities; or

(ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) There is consummated a merger or consolidation of the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then-outstanding securities; or

(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code and the payment or settlement of the Award will accelerate upon a Change-in-Control, no event set forth herein will constitute a Change-in-Control for purposes of the IMAX LTIP or any Award Document unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance promulgated thereunder as amended from time to time.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the IMAX LTIP, which committee shall meet the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act, the applicable rules of the NYSE, the TSX and all other applicable rules and regulations (in each case as amended or superseded from time to time); provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 162(m) of the Code or Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Common Share” means a share of Common Stock, as may be adjusted pursuant to Section 13(b).

“Common Stock” means the common stock of the Company, or such other class of share or other securities as may be applicable under Section 13.

“Company” means IMAX Corporation, a Canadian corporation, or any successor to all or substantially all of the Company’s business that adopts the IMAX LTIP.

“Disability” means a physical or mental disability or infirmity of the Participant that prevents the normal performance of substantially all of the Participant’s duties as an employee of the Company or any Affiliate, which disability or infirmity shall exist for any continuous period of 180 days within any twelve (12) month period. Notwithstanding the previous sentence, with respect to an Award that is subject to Section 409A of the Code where the payment or settlement of the Award will accelerate upon termination of employment as a result of the Participant’s Disability, no such termination will constitute a Disability for the purposes of the IMAX LTIP or any Award Document unless such event also constitutes a “disability” as defined under Section 409A of the Code.

“EBITA” means the Company’s earnings before interest, taxes and amortization.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Eligible Individuals” means the individuals described in Section 4(a) who are eligible for Awards under the IMAX LTIP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

“Fair Market Value” means, with respect to a Common Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee in compliance with Section 409A of the Code, if applicable. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Common Share on a given date shall equal the higher of the closing selling price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on the NYSE, the TSX or such other securities exchanges, if any, as may be designated by the Board from time to time.

“Full-Value Award Limit” means the maximum number of Common Shares that may be issued pursuant to (i) Restricted Shares, (ii) Restricted Share Units, (iii) Performance Stock, (iv) Performance Stock Units or (v) Other Awards as set forth in Section 5(a) and modified pursuant to Section 5(b).

“Good Reason” has the meaning determined by the Committee at the time of grant and set forth in the applicable Award Document. In the absence of any alternative definition approved by the Committee, Good Reason shall mean (i) the diminution of the Participant’s title and/or responsibilities or (ii) the Participant being required to relocate more than twenty-five (25) miles from the Participant’s then-existing office.

“IMAX LTIP” means this IMAX Corporation 2013 Long-term Incentive Plan, as amended or restated from time to time.

“IMAX LTIP Limit” means the maximum aggregate number of Common Shares that may be issued for all purposes under the IMAX LTIP as set forth in Section 5(a).

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“NYSE” means the New York Stock Exchange.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7.

“Other Award” means any form of Award (other than an Option, Performance Stock, Performance Stock Unit, Cash Performance Unit, Restricted Share, Restricted Share Unit or Stock Appreciation Right) granted pursuant to Section 11.

“Participant” means an Eligible Individual who has been granted an Award under the IMAX LTIP.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

“Performance Stock” means a Target Amount of Common Shares granted pursuant to Section 10(a).

“Performance Stock Unit” means a right to receive a Target Amount of Common Shares granted pursuant to Section 10(a).

“Performance Target” means the performance goals established by the Committee, from among the performance criteria provided in Section 6(g), and set forth in the applicable Award Document.

“Permitted Transferees” means, in respect of Participants resident in a province or territory of Canada, a “permitted assign” within the meaning of National Instrument 45-106 (Prospectus and Registration Exemptions) or any successor instrument thereto, and in respect of all other Participants, (i) one or more trusts established in whole or in part for the benefit of one or more of a Participant’s family members and (ii) one or more entities which are Beneficially Owned in whole or in part by one or more of a Participant’s family members.

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

“Prior Plan” means the IMAX Corporation Stock Option Plan, as amended from time to time.

“Restricted Share” means a Common Share granted or sold pursuant to Section 8(a).

“Restricted Share Unit” means a right to receive one or more Common Shares (or cash, if applicable) in the future granted pursuant to Section 8(b).

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Common Shares granted pursuant to Section 9.

“Subsidiary” means any foreign or domestic corporation, limited liability company, partnership or other entity of which fifty percent (50%) or more of the outstanding voting equity securities or voting power is Beneficially Owned directly or indirectly by the Company. For purposes of determining eligibility for the grant of Incentive Stock Options under the IMAX LTIP, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines in connection with a corporate transaction pursuant to the terms of an equity compensation plan that was approved by the shareholders of such company or other entity.

“Target Amount” means the target number of Common Shares or target cash value established by the Committee and set forth in the applicable Award Document.

“TSX” means the Toronto Stock Exchange.

(b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the IMAX LTIP.

3.	Administration

(a) Committee. The IMAX LTIP shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i) select the Participants from the Eligible Individuals;

(ii) grant Awards in accordance with the IMAX LTIP;

(iii) determine the number of Common Shares subject to each Award or the cash amount payable in connection with an Award;

(iv) determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, forfeiture, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect or occurrence, if any, of a Participant’s termination of employment, separation from service or leave of absence with the Company or any of its Affiliates or, subject to Section 6(c), a Change-in-Control of the Company;

(v) subject to Sections 15 and 16(f), amend the terms and conditions of an Award after the granting thereof;

(vi) specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii) make factual determinations in connection with the administration or interpretation of the IMAX LTIP;

(viii) adopt, prescribe, establish, amend, waive and rescind administrative regulations, rules and procedures relating to the IMAX LTIP;

(ix) employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the IMAX LTIP and to rely upon any advice, opinion or computation received therefrom;

(x) vary the terms of Awards to take into account tax and securities laws (or change thereto) and other regulatory requirements or to procure favorable tax treatment for Participants;

(xi) correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the IMAX LTIP; and

(xii) make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the IMAX LTIP or any Award Document.

(b) IMAX LTIP Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the IMAX LTIP and any Award Document delivered under the IMAX LTIP.

(c) Prohibited Actions. Notwithstanding the authority granted to the Committee pursuant to Sections 3(a) and 3(b), the Committee shall not have the authority, without obtaining shareholder approval, to (i) re-price or cancel Options and Stock Appreciation Rights in violation of Section 6(h), (ii) amend Section 5 to increase the IMAX LTIP Limit or any of the special limits listed therein, or (iii) grant Options or Stock Appreciation Rights with an exercise price that is less than 100% of the Fair Market Value of a Common Share on the date of grant in violation of Section 6(j).

(d) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the IMAX LTIP and in construing and interpreting the IMAX LTIP shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(e) Delegation of Authority. To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the IMAX LTIP to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) to make Awards to individuals (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code, or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) pursuant to Section 15. For purposes of the IMAX LTIP, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(e).

(f) Liability of Committee and its Delegates. Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates pursuant to Section 3(e)) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the IMAX LTIP and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in accordance with applicable law in the manner provided in the Company’s by-laws and any indemnification agreements as they may be amended from time to time. In the performance of its responsibilities with respect to the IMAX LTIP, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(g) Action by the Board. Anything in the IMAX LTIP to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the IMAX LTIP, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Eligibility

(a) Eligible Individuals. Awards may be granted to officers, employees, directors and consultants of the Company or any of its Affiliates. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.

(b) Grants to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5.	Common Shares Subject to the IMAX LTIP

(a) IMAX LTIP Limit. Subject to adjustment in accordance with Section 13, the maximum aggregate number of Common Shares that may be issued for all purposes under the IMAX LTIP shall be 4.5 million (4,500,000) Common Shares. All of the Common Shares subject to the IMAX LTIP Limit may be issued pursuant to Incentive Stock Options. Subject to Section 5(b), the maximum number of Common Shares that may be granted pursuant to (i) Restricted Shares, (ii) Restricted Share Units, (iii) Performance Stock, (iv) Performance Stock Units, or (v) Other Awards shall not exceed two million (2,000,000) Common Shares.

(b) Rules Applicable to Determining Common Shares Available for Issuance. The number of Common Shares remaining available for issuance will be reduced by the number of Common Shares subject to outstanding Awards and, for Awards that are not denominated by Common Shares, by the number of Common Shares actually delivered upon settlement or payment of the Award; provided, however, that, notwithstanding the above, for every one (1) Common Share issued in respect of an award of (i) Restricted Shares, (ii) Restricted Share Units, (iii) Performance Stock, (iv) Performance Stock Units, or (v) Other Awards in excess of the Full-Value Award Limit, the number of Common Shares that are available for issuance under the IMAX LTIP shall be reduced by 2.5 Common Shares. For purposes of determining the number of Common Shares that remain available for issuance under the IMAX LTIP, (i) the number of Common Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award, and (ii) all of the Common Shares covered by a stock settled Stock Appreciation Right to the extent exercised shall not be added back to the IMAX LTIP Limit. In addition, for purposes of determining the number of Common Shares that remain available for issuance under the IMAX LTIP, the number of Common Shares corresponding to Awards under the IMAX LTIP that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through the issuance of consideration other than Common Shares (including, without limitation, cash) shall be added back to the IMAX LTIP Limit and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option, or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right.

(c) Special Limits. Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Section 13, the following special limits shall apply to Common Shares available for Awards under the IMAX LTIP:

(i) the maximum number of Common Shares that may be subject to Options and Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal one million (1,000,000) Common Shares; and

(ii) the maximum value of Awards (other than those Awards set forth in Section 5(c)(i)) that may be awarded to any Eligible Individual in any calendar year is five million dollars ($5,000,000) measured as of the date of grant (with respect to Awards denominated in cash) or one million (1,000,000) Common Shares measured as of the date of grant (with respect to Awards denominated in Common Shares).

(d) To the extent not prohibited by applicable laws, rules and regulations, any Common Shares underlying Substitute Awards shall not be counted against the number of Common Shares remaining for issuance and shall not be subject to Section 5(c).

6.	Awards in General

(a) Types of Awards; Exercise. Awards under the IMAX LTIP may consist of Options, Restricted Shares, Restricted Share Units, Stock Appreciation Rights, Performance Stock, Performance Stock Units, Cash Performance Units and Other Awards. Any Award described in Sections 7 through 11 may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Subject to Section 6(g), Awards under the IMAX LTIP may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity. Subject to the provisions of the IMAX LTIP and the applicable Award Document, the Committee shall determine the permissible methods of exercise for any Award.

(b) Terms Set Forth in Award Document. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which Award Document shall contain terms and conditions not inconsistent with the IMAX LTIP. Notwithstanding the foregoing, and subject to applicable laws, rules and regulations, the Committee may at any time following grant (i) accelerate the vesting, exercisability, lapse of restrictions, settlement or payment of any Award, (ii) eliminate the restrictions and conditions applicable to an Award, or (iii) extend the post termination exercise period of an outstanding Award (subject to the limitations of Section 409A of the Code). The terms of Awards may vary among

Participants, and the IMAX LTIP does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

(c) Termination of Employment. The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment, with the Company or any of its Affiliates or the Participant’s death or disability. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination of employment, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions or conditions applicable to, or extend the post-termination exercise period of an outstanding Award (subject to the limitations of Section 409A of the Code). Such provisions may be specified in the applicable Award Document or determined at a subsequent time.

(d) Change-in-Control.

(i) The Committee shall have full authority to determine the effect, if any, of a Change-in-Control of the Company or any Subsidiary on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which effect may be specified in the applicable Award Document or determined at a subsequent time. Subject to applicable laws, rules and regulations, the Board or the Committee shall, at any time prior to, coincident with or after the effective time of a Change-in-Control, take such actions as it may consider appropriate, including, without limitation: (A) provide for the acceleration of any vesting or exercisability of an Award, (B) provide for the deemed attainment of performance conditions relating to an Award, (C) provide for the lapse of restrictions relating to an Award, (D) provide for the assumption, substitution, replacement or continuation of any Award by a successor or surviving corporation (or a parent or subsidiary thereof) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof), (E) provide that that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Committee, or (F) terminate or cancel any outstanding Award in exchange for a cash payment (including, if as of the date of the Change-in-Control, the Committee determines that no amount would have been realized upon the exercise of the Award, then the Award may be cancelled by the Company without payment of consideration).

(ii) In the absence of action by the Committee pursuant to Section 6(d)(i) above, the following provisions shall apply in the event of a Change-in-Control:

(1) To the extent the successor company (or a subsidiary or parent thereof) assumes the Award, with appropriate adjustments pursuant to Section 13 to preserve the value of the Award, or provides a substitute for the Award on substantially the same terms and conditions, the existing vesting schedule will continue to apply.

(2) To the extent (x) the successor company (or a subsidiary or parent thereof) does not assume or provide a substitute for an Award on substantially the same terms and conditions or (y) the successor company (or a subsidiary or parent thereof) assumes the Award as provided in Section 6(d)(i)(1) above and the Participant’s employment or service relationship is terminated without Cause or with Good Reason within twenty-four (24) months following the Change-in-Control:

(A) any and all Options and Stock Appreciation Rights outstanding as of the effective date of the Change-in- Control shall become immediately exercisable, and shall remain exercisable until the earlier of the expiration of their initial term or the second (2nd) anniversary of the Participant’s termination of employment with the Company;

(B) any restrictions imposed on Restricted Shares and Restricted Share Units outstanding as of the effective date of the Change-in-Control shall lapse;

(C) the Performance Targets with respect to all Performance Units, Performance Stock and other performance-based Awards granted pursuant to Sections 6(g) or 10 outstanding as of the effective date of the Change-in- Control shall be deemed to have been attained at the specified target level of performance; and

(D) the vesting of all Awards denominated in Common Shares outstanding as of the effective date of the Change-in-Control shall be accelerated.

(iii) Notwithstanding any other provision of the IMAX LTIP or any Award Document, the provisions of this Section 6(d) may not be terminated, amended, or modified following a Change-in-Control in a manner that would adversely affect a Participant’s rights with respect to an outstanding Award without the prior written consent of the Participant.

The Committee may terminate, amend or modify this Section 6(d) at any time and from time to time prior to a Change-in- Control.

(e) Dividends and Dividend Equivalents. The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in Common Shares, and can be made in Common Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that (i) no payments of dividend equivalents may be made unless and until the related Award is earned and vested and (ii) the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Cash Performance Units, Options or Stock Appreciation Rights.

(f) Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to Common Shares covered by an Award (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Common Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13.

(g) Performance-Based Awards.

(i) The Committee may determine whether any Award under the IMAX LTIP is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Awards designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Targets to the extent required by Section 162(m) of the Code and will be subject to all other conditions and requirements of Section 162(m). The Performance Targets may include one or more of the following performance criteria: net income; cash flow or cash flow on investment; operating cash flow; pre-tax or post-tax profit levels or earnings; profit in excess of cost of capital; operating earnings; return on investment; free cash flow; free cash flow per share; earnings per share; return on assets; return on net assets; return on equity; return on capital; return on invested capital; return on sales; sales growth; growth in managed assets; operating margin; operating income; total shareholder return or stock price appreciation; EBITDA; EBITA; revenue; net revenues; market share, market penetration; productivity improvements; inventory turnover measurements; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; operating cost management; cost of capital; and debt reduction.

(ii) The Performance Targets shall be determined in accordance with generally accepted accounting principles (subject to adjustments and modifications approved by the Committee in advance) consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof.

(iii) The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, business unit, or region and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, business unit, or region) or measured relative to selected peer companies or a market index. At the time of grant, the Committee may provide for adjustments to the performance criteria in accordance with Section 162(m) of the Code.

(iv) The Participants will be designated, and the applicable Performance Targets will be established, by the Committee within ninety (90) days following the commencement of the applicable Performance Period (or such earlier or later date permitted or required by Section 162(m) of the Code). Each Participant will be assigned a Target Amount payable if Performance Targets are achieved. Any payment of an Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied. The Committee may determine, at the time of grant, that if performance exceeds the specified Performance Targets, the Award may be settled with payment greater than the Target Amount, but in no event may such payment exceed the limits set forth in Section 5(c). The Committee retains the right to reduce any Award notwithstanding the attainment of the Performance Targets.

(v) The Committee may also grant Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. With respect to such Awards, the Committee may establish Performance Targets based on any criteria as it deems appropriate.

(h) Re-pricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Common Shares), the terms of outstanding Awards may not be amended, without shareholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for (i) cash or other property,

(ii) Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights or (iii) other Awards.

(i) Recoupment. Notwithstanding anything in the IMAX LTIP to the contrary, all Awards granted under the IMAX LTIP, any payments made under the IMAX LTIP and any gains realized upon exercise or settlement of an Award shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

(j) Minimum Grant or Exercise Price. In no event shall the exercise price per Common Share of an Option or the grant price per Common Share of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Common Share on the date of grant; provided, however that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A of the Code and may be less than one hundred percent (100%) of the Fair Market Value.

(k) Term of Options and Stock Appreciation Rights. An Option or Stock Appreciation Right shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Award. The Committee may extend the term of an Option or Stock Appreciation Right after the time of grant; provided, however, that the term of an Option or Stock Appreciation Right may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Award.

7.	Terms and Conditions of Options

(a) General. The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.

(b) Payment of Exercise Price. Subject to the provisions of the applicable Award Document and Company policy in effect from time to time, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Common Shares already owned by the person exercising the Option, (iii) by a combination of cash and Common Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Common Shares subject to the Option with a value equal to the exercise price, or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or such other procedures determined by the Company from time to time.

(c) Incentive Stock Options. The exercise price per Common Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of a Common Share on the date of grant. No Incentive Stock Option may be issued pursuant to the IMAX LTIP to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant of the Common Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option which would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of one hundred thousand dollars ($100,000), determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year. No Incentive Stock Option may be granted under the IMAX LTIP after the tenth anniversary of the Effective Date. The terms of any Incentive Stock Option granted under the IMAX LTIP shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.

8.	Terms and Conditions of Restricted Shares and Restricted Share Units

(a) Restricted Shares. The Committee, in its discretion, may grant or sell Restricted Shares to Eligible Individuals. An Award of Restricted Shares shall consist of one or more Common Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the IMAX LTIP and established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Shares may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.

(b) Restricted Share Units. The Committee, in its discretion, may grant Restricted Share Units to Eligible Individuals. A Restricted Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the IMAX LTIP and the applicable Award Document, one or more Common Shares. Restricted Share Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. If and when the cancellation provisions lapse, the Restricted Share Units shall become Common Shares owned by the applicable Participant or, at the sole discretion of the Committee, cash, or a combination of cash and Common Shares, with a value equal to the Fair Market Value of the Common Shares at the time of payment.

9.	Stock Appreciation Rights

The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. The Committee may grant Stock Appreciation Rights in tandem with Options or as stand-along Awards. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions set forth in the IMAX LTIP and established by the Committee in connection with the Award and specified in the applicable Award Document. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value of a Common Share on the exercise date of the number of Common Shares for which the Stock Appreciation Right is exercised over the per Common Share grant price for such Stock Appreciation Right specified in the applicable Award Document. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Common Shares, as determined by the Committee on or following the date of grant.

10.	Terms and Conditions of Performance Stock, Performance Stock Units and Cash Performance Units

(a) Performance Stock or Performance Stock Units. The Committee may grant Performance Stock or Performance Stock Units to Eligible Individuals. An Award of Performance Stock or Performance Stock Units shall consist of, or represent a right to receive, a Target Amount of Common Shares granted to an Eligible Individual based on the achievement of Performance Targets over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the IMAX LTIP and established by the Committee in connection with the Award and specified in the applicable Award Document. Payments to a Participant in settlement of an Award of Performance Stock or Performance Stock Units may be made in cash or Common Shares, as determined by the Committee on or following the date of the grant.

(b) Cash Performance Units. The Committee, in its discretion, may grant Cash Performance Units to Eligible Individuals. A Cash Performance Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the IMAX LTIP and established by the Committee in connection with the Award and specified in the applicable Award Document, a Target Amount of cash based upon the achievement of Performance Targets over the applicable Performance Period. Payments to a Participant in settlement of an Award of Cash Performance Units may be made in cash or Common Shares, as determined by the Committee on or following the date of the grant.

11.	Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity based or equity related Awards not described above that the Committee determines to be consistent with the purpose of the IMAX LTIP and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Shares, for the acquisition or future acquisition of Common Shares, or any combination thereof.

12.	Certain Restrictions

(a) Transfers. No Award shall be transferable other than pursuant to a beneficiary designation approved by the Company, by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b) Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

13.	Recapitalization or Reorganization

(a) Authority of the Company and Shareholders. The existence of the IMAX LTIP, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Shares or the rights thereof or which are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Capitalization. Notwithstanding any provision of the IMAX LTIP or any Award Document, the number and kind of Common Shares authorized for issuance under Section 5, including the maximum number of Common Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary stock or cash dividend, split up, spin off, combination, exchange of Common Shares, warrants or rights offering to purchase Common Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Common Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the IMAX LTIP. In addition, upon the occurrence of any of the foregoing events, the number and kind of Common Shares subject to any outstanding Award and the exercise price per Common Share (or the grant price per Common Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject (subject to the limitations of Section 409A of the Code.

14.	Term of the IMAX LTIP

Unless earlier terminated pursuant to Section 15, the IMAX LTIP shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then-outstanding. No Awards may be granted under the IMAX LTIP after the tenth (10th) anniversary of the Effective Date.

15.	Amendment and Termination

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the IMAX LTIP; provided, however, that no termination, amendment, modification or suspension (i) will be effective without the approval of the shareholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of the NYSE, the TSX and such other securities exchanges, if any, as may be designated by the Board from time to time, and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the IMAX LTIP without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have broad authority to amend the IMAX LTIP or any Award under the IMAX LTIP without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.

16.	Miscellaneous

(a) Tax Withholding. The Company or an Affiliate, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Common Shares, the Company or an Affiliate, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or an Affiliate, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b) No Right to Awards or Employment. No person shall have any claim or right to receive Awards under the IMAX LTIP. Neither the IMAX LTIP, the grant of Awards under the IMAX LTIP nor any action taken or omitted to be taken under the IMAX LTIP shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any of its Affiliates, or to interfere with or to limit in any way the right of the Company or any of its Affiliates to terminate the employment of such Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the IMAX LTIP shall not be included in, nor have any effect on, the determination of employment related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and its Affiliates, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(c) Securities Law Restrictions. An Award may not be exercised or settled, and no Common Shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available), and (iii) complies with all applicable foreign securities laws. The Committee may require each Participant purchasing or acquiring Common Shares pursuant to an Award under the IMAX LTIP to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Common Shares for investment purposes and not with a view to the distribution thereof. All certificates for Common Shares delivered under the IMAX LTIP shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the SEC, any exchange upon which the Common Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Section 162(m) of the Code. The IMAX LTIP is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code will not be required. In addition, if any provision of this IMAX LTIP would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the IMAX LTIP, but the other provisions hereof shall remain in full force and effect.

(e) Section 16 of the Exchange Act. Notwithstanding anything contained in the IMAX LTIP or any Award Document under the IMAX LTIP to the contrary, if the consummation of any transaction under the IMAX LTIP, or the taking of any action by the Committee in connection with a Change-in-Control of the Company, would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than 180 days.

(f) Section 409A of the Code. To the extent that the Committee determines that any Award granted under the IMAX LTIP is subject to Section 409A of the Code, the Award Document evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the IMAX LTIP and Award Documents shall be interpreted in accordance with Section 409A of the Code and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the IMAX LTIP or an Award Document, if the Committee determines that any provision of the IMAX LTIP or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, the Committee may modify or amend such provision of the IMAX LTIP or Award Document without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the IMAX LTIP shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.

(g) Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the IMAX LTIP are awarded to Eligible Individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(h) References to Termination of Employment. References to “termination of employment” shall also mean termination of any other service relationship of the Participant with the Company, as applicable.

(i) No Limitation on Corporate Actions. Nothing contained in the IMAX LTIP shall be construed to prevent the Company or any Affiliate from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the IMAX LTIP. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(j) Unfunded Plan. The IMAX LTIP is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Common Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.

(k) Successors. All obligations of the Company under the IMAX LTIP with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(l) Application of Funds. The proceeds received by the Company from the sale of Common Shares pursuant to Awards will be used for general corporate purposes.

(m) Satisfaction of Obligations. Subject to applicable laws, rules and regulations, the Company may apply any cash, Common Shares, securities or other consideration received upon exercise of settlement of an Award to any obligations a Participant owes to the Company and its Affiliates in connection with the IMAX LTIP or otherwise.

(n) Award Document. In the event of any conflict or inconsistency between the IMAX LTIP and any Award Document, the IMAX LTIP shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(o) Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the IMAX LTIP.

(p) Severability. If any provision of this IMAX LTIP is held unenforceable, the remainder of the IMAX LTIP shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the IMAX LTIP.

(q) Governing Law. Except as to matters of federal law, the IMAX LTIP and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

PRELIMINARY COPY

Definitive Copies are intended to be released

to security holders on April 22, 2013.

9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class

Holder Account Number

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This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name appears on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.	The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

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Proxies submitted must be received by 10:00 a.m., Eastern Time, on June 7, 2013.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com	• You can enroll to receive future securityholder communications electronically by visiting www.computershare.com/eDelivery and clicking on “eDelivery Signup”.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy.

Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

00YMZA

+	+

Appointment of Proxyholder
The undersigned common shareholder of IMAX Corporation (the “Company”) hereby appoints Richard L. Gelfond, failing whom, Robert D. Lister, failing whom, G. Mary Ruby	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of IMAX CORPORATION to be held at Le Parker Meridien Hotel (Mirus Room), 119 West 56th Street, New York, NY 10019 on June 11, 2013 at 10.00 a.m. and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY	HIGHLIGHTED TEXT	OVER THE BOXES.

1. Election of Directors
	For	Withhold		For	Withhold

01. Richard L. Gelfond	☐	☐	02. Michael MacMillan	☐	☐

03. I. Martin Pompadur	☐	☐	04. Bradley J. Wechsler	☐	☐	_ . _ Fold

	For	Against	Withhold

2. Appointment of Auditors – In respect of the appointment of PricewaterhouseCoopers LLP as auditors of the Company and authorizing the directors to fix their remuneration. Note: Voting Withhold is the equivalent to voting Abstain.	☐	☐	☐

	For	Against	Withhold

3. In respect of the approval of certain amendments to the Articles of Amalgamation of the Company. Note: Voting Withhold is the equivalent to voting Abstain.	☐	☐	☐

	For	Against	Withhold

4. In respect of the confirmation of certain amendments to By-Law No. 1 of the Company as outlined in Appendix “A” to the Proxy Circular and Proxy Statement. Note: Voting Withhold is the equivalent to voting Abstain.	☐	☐	☐

	For	Against	Withhold

5. In respect of the approval of the Company’s 2013 Long-Term Incentive Plan as outlined in Appendix “B” to the Proxy Circular and Proxy Statement. Note: Voting Withhold is the equivalent to voting Abstain.	☐	☐	☐
_ . _ Fold

	For	Against	Abstain

6. Advisory resolution to approve the compensation of the named executive officers as disclosed in the accompanying Proxy Circular and Proxy Statement. Note: Voting Abstain is the equivalent to voting Withhold.	☐	☐	☐

Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting.

If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

DD / MM / YY

Interim Financial Statements – Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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